Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Rule 14a-101)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Cogdell Spencer Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

February 6, 2012

Dear Stockholder:

        We cordially invite you to attend a special meeting of stockholders of Cogdell Spencer Inc., a Maryland corporation, which we refer to as the Company, to be held on March 9, 2012 at 9:00 a.m., local time, at the Hampton Inn and Suites, SouthPark at Phillips Place, 6700 Phillips Place Court, Charlotte, North Carolina 28210.

        On December 24, 2011, the Company entered into a merger agreement providing for the acquisition of the Company by Ventas, Inc. The acquisition will be accomplished by (i) the merger of the Company with TH Merger Corp, Inc., a wholly-owned subsidiary of Ventas, pursuant to which the Company will become a wholly-owned subsidiary of Ventas, which we refer to as the Company Merger, and (ii) the merger of the Company's operating partnership, Cogdell Spencer LP, with TH Merger Sub, LLC, a wholly-owned subsidiary of Ventas, Inc., which we refer to as the Partnership Merger, and together with the Company Merger, the Mergers. At the special meeting, you will be asked to consider and vote upon a proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement.

        If the Company Merger contemplated by the merger agreement is completed, you will be entitled to receive $4.25 in cash, without interest, less any applicable withholding taxes, for each share of our common stock you owned at the effective time of the Company Merger, which represents a premium of approximately 11.3% to the average closing price of our common stock during the 30-day trading period ended on December 23, 2011 (the last trading day prior to the public announcement of the execution of the merger agreement) and a premium of approximately 8.4% to the closing price of our common stock on December 23, 2011. If the Company Merger is not approved by the stockholders of the Company, the Partnership Merger will also not be completed.

        In addition to voting upon a proposal to approve the Company Merger at the special meeting, you will be asked to vote on a proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger.

        The board of directors of the Company has determined that the Company Merger is advisable to, and in the best interests of, the Company and its stockholders and has approved the merger agreement and the Company Merger. The board of directors of the Company made its determination after consideration of a number of factors, which are more fully described in the accompanying proxy statement. The board of directors of the Company recommends that you vote "FOR" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger, and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

        Approval of the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Approval of the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger requires the affirmative vote of a majority of the votes cast by our common stockholders at a duly called meeting and at which the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting exists. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by our common stockholders at a duly called meeting and at which the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting exists.

        Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or authorize your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have (i) the same effect as a vote "AGAINST" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, (ii) no effect on the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger and (iii) no effect on the proposal to adjourn the meeting, if necessary or appropriate, for the purpose of soliciting additional proxies.

        If your shares of our common stock are held in "street name" by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock (i) "FOR" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement will have the same effect as voting "AGAINST" that proposal, (ii) "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger will have no effect on that proposal, and (iii) "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies will have no effect that proposal.

        The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement, the Company Merger and the other related transactions contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

        If you have any questions or need assistance voting your shares of our common stock, please call Okapi Partners LLC, the Company's proxy solicitor, toll-free at (877) 279-2311.

        Thank you in advance for your cooperation and continued support.

Sincerely,
/s/ Raymond W. Braun
Raymond W. Braun President and Chief Executive Officer

        The proxy statement is dated February 6, 2012, and is first being mailed to our stockholders on or about February 8, 2012.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE COMPANY MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED COMPANY MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

COGDELL SPENCER INC.
4401 Barclay Downs Drive, Suite 300
Charlotte, North Carolina 28209

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 9, 2012

        NOTICE IS HEREBY GIVEN that a Special Meeting of holders of the common stock, par value $0.01 per share, of Cogdell Spencer Inc., a Maryland corporation, will be held at the Hampton Inn and Suites, SouthPark at Phillips Place, 6700 Phillips Place Court, Charlotte, North Carolina 28210, on March 9, 2012, commencing at 9:00 a.m., local time, for the following purposes:

  1.
  To consider and vote on a proposal to approve the merger of Cogdell Spencer Inc. with TH Merger Corp, which we refer to as the Company Merger, pursuant to the terms and conditions set forth in the Agreement and Plan of Merger, dated as of December 24, 2011, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, Cogdell Spencer LP, a Delaware limited partnership and the Company's operating partnership, which we refer to as the Operating Partnership or OP, Ventas, Inc., a Delaware corporation, which we refer to as Ventas, TH Merger Corp, Inc., a Maryland corporation and a wholly-owned subsidiary of Ventas, which we refer to as MergerSub, and TH Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ventas, which we refer to as OP MergerSub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

  2.
  To consider and vote on a proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger.

  3.
  To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the Company Merger.

  4.
  To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

        In accordance with our bylaws, the close of business on February 3, 2012, has been fixed as the record date for the determination of the Company's common stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. All stockholders of record are cordially invited to attend the special meeting in person.

        Your vote is very important, regardless of the number of shares of Company common stock you own. The Company Merger cannot be completed unless approved by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or authorize your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you do not attend the special meeting and you fail to return your proxy card or fail to authorize your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have (i) the same effect as a vote "AGAINST" the proposal to approve the Company Merger, (ii) no effect on the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger and (iii) no effect on the proposal to adjourn the meeting, if necessary or appropriate, for the purpose of soliciting additional proxies.

        If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote.

        The board of directors of the Company has determined that the Company Merger is advisable to, and in the best interests of, the Company and its stockholders and has approved the merger agreement and the Company Merger. The board of directors of the Company made its determination after consideration of a number of factors, which are more fully described in the accompanying proxy statement. The board of directors of the Company recommends that you vote "FOR" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

        If you plan to attend the special meeting in person, please mark the designated box on the enclosed proxy card. Alternatively, if you utilize the Internet voting system, please indicate your plans to attend the special meeting when prompted to do so by the system. If you are a stockholder of record, you should bring the bottom half of the enclosed proxy card as your admission card and present the card upon entering the special meeting. If you are planning to attend the special meeting and your shares are held in street name (by a bank or broker, for example), you should ask the record owner for a legal proxy or bring your most recent account statement to the special meeting so that we can verify your ownership of Cogdell Spencer common stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the special meeting, but you will not be able to vote at the special meeting.

By Order of the Board of Directors,
/s/ Charles M. Handy Charles M. Handy Corporate Secretary
Charlotte, North Carolina February 6, 2012

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON, BUT WISH THEIR STOCK TO BE VOTED ON MATTERS TO BE TRANSACTED, ARE URGED TO SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOU ALSO HAVE THE OPTION OF AUTHORIZING A PROXY TO VOTE YOUR SHARES BY TELEPHONE OR ON THE INTERNET. VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD. IF YOU AUTHORIZE A PROXY BY TELEPHONE OR INTERNET, YOU DO NOT NEED TO MAIL BACK YOUR PROXY. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

SUMMARY

        The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under "Where You Can Find More Information" beginning on page 89.

Parties to the Merger Agreement (Page 20)

        Cogdell Spencer Inc., or the Company, we or us, is a Maryland corporation headquartered in Charlotte, North Carolina. The Company is a real estate investment trust, which we refer to as a REIT, focused on planning, owning, developing, constructing, and managing medical facilities. Our principal executive offices are located at 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209, and our telephone number is (704) 940-2900.

        Ventas, Inc., or Ventas, is a Delaware corporation and a leading healthcare REIT. Its diverse portfolio of more than 1,300 assets in 47 states (including the District of Columbia) and two Canadian provinces consists of seniors housing communities, skilled nursing facilities, hospitals, medical office buildings and other properties. Through its Lillibridge subsidiary, Ventas provides management, leasing, marketing, facility development and advisory services to hospitals and health systems throughout the United States.

        TH Merger Corp, Inc., or MergerSub, is a Maryland corporation and a wholly-owned subsidiary of Ventas that was formed by Ventas solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Either MergerSub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Ventas, or the Company will merge with and into MergerSub, with MergerSub surviving as a wholly-owned subsidiary of Ventas. Regardless of the manner in which the Company Merger is structured, you will not be entitled to own any shares of the capital stock of the surviving corporation, which we refer to as the Surviving Company, after the Company Merger is completed. See section entitled "The Merger Agreement—Direction of the Merger" on page 73.

        Cogdell Spencer LP, or the Operating Partnership or OP, is a Delaware limited partnership and the Company's operating partnership.

        TH Merger Sub, LLC, or OP MergerSub, is a Delaware limited liability company and a wholly-owned subsidiary of Ventas that was formed by Ventas solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. OP MergerSub will merge with and into the Operating Partnership and cease to exist, with the Operating Partnership surviving as a wholly-owned subsidiary of Ventas.

        In this proxy statement, we refer to the Agreement and Plan of Merger, dated December 24, 2011, as it may be amended from time to time, among the Company, the Operating Partnership, Ventas, MergerSub, and OP MergerSub, as the merger agreement, and the merger of MergerSub with the Company as the Company Merger, and the merger of OP MergerSub with and into the Operating Partnership as the Partnership Merger, and together with the Company Merger, as the Mergers. Only the Company Merger contemplated by the merger agreement is being submitted to a vote of the holders of Company common stock. However, if the Company Merger is not approved by the stockholders of the Company, the Partnership Merger will not be completed.

The Special Meeting (Page 22)

  Time, Place and Purpose of the Special Meeting (Page 22)

        The special meeting will be held on March 9, 2012 at 9:00 a.m., local time, at the Hampton Inn and Suites, SouthPark at Phillips Place, 6700 Phillips Place Court, Charlotte, North Carolina 28210.

        At the special meeting, holders of common stock of the Company, par value $0.01 per share, which we refer to as Company common stock, will be asked to consider and vote on the following:

  •
  a proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement;

  •
  a proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger; and

  •
  a proposal to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement.

  Record Date and Quorum (Page 22)

        You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on February 3, 2012, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 51,237,634 shares of Company common stock outstanding and entitled to vote at the special meeting. For the transaction of business at the special meeting, the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting constitutes a quorum.

  Vote Required (Page 23)

        Company Merger.    Approval of the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

        Advisory Vote on Golden Parachute Compensation.    Approval of the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger, which is referred to as "golden parachute" compensation by applicable SEC disclosure rules, requires the affirmative vote of a majority of the votes cast by our common stockholders at a duly called meeting and at which a quorum is present.

        Adjournment to Solicit Additional Proxies.    Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by our common stockholders at a duly called meeting and at which a quorum is present.

        Impact of Not Voting, Abstentions and Broker Non-Votes.    If you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, resulting in a broker non-vote, as applicable, your shares of Company common stock will not be voted on the proposals set forth in this proxy statement, which will have (i) the same effect as a vote "AGAINST" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, (ii) no effect on the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger and (iii) no effect on the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies.

  Shares Held by Directors and Executive Officers (Page 25)

        As of the close of business on February 3, 2012, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 1,920,536 shares of Company common stock, representing 3.75% of the outstanding shares of Company common stock at the close of business on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock "FOR" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger, and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

  Proxies and Revocation (Page 25)

        Any stockholder of record entitled to vote at the special meeting may authorize a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in "street name" through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee.

        You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by authorizing a proxy again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

The Company Merger (Page 28)

        The merger agreement provides that either (i) MergerSub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Ventas, or (ii) the Company will merge with and into MergerSub, with MergerSub surviving as a wholly-owned subsidiary of Ventas. As a result of the Company Merger, the Company will cease to be a publicly traded company. Regardless of the manner in which the Company Merger is structured, you will not be entitled to own any shares of the capital stock of the Surviving Company after the Company Merger is completed.

        In the Company Merger, each outstanding share of Company common stock (other than shares of Company common stock owned directly or indirectly by the Company, or any of the Company's subsidiaries, Ventas, MergerSub or any other subsidiary of Ventas, which shall be cancelled and retired and shall cease to exist and for which no consideration shall be delivered and which we refer to collectively as the excluded shares) will automatically be converted into the right to receive $4.25 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

        Additionally, OP MergerSub will merge with and into the Operating Partnership, with the Operating Partnership surviving as a wholly-owned subsidiary of Ventas. Only the Company Merger contemplated by the merger agreement is being submitted to a vote of the holders of Company common stock. However, if the Company Merger is not approved by the stockholders of the Company, the Partnership Merger will not be completed.

  Reasons for the Company Merger; Recommendation of the Board of Directors (Page 37)

        After careful consideration of various factors described in the section entitled "The Merger—Reasons for the Company Merger; Recommendation of the Board of Directors," the board of directors of the Company, other than Mr. David Lubar, who was excluded from, and did not participate in, deliberations of the Company's board of directors regarding the merger agreement and related transactions, determined that the Company Merger is advisable to, and in the best interests of, the Company and its stockholders and approved the merger agreement and the Company Merger. References to the board of directors in this proxy statement shall mean the board of directors of the Company, other than Mr. David Lubar, unless otherwise expressly stated. Mr. David Lubar resigned from the Company's board of directors on January 5, 2012.

        In considering the recommendation of the board of directors with respect to the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, you should be aware that some of our directors and executive officers have interests in the Company Merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the Company Merger, and in recommending that the Company Merger be approved by the stockholders of the Company. See the section entitled "The Company Merger—Interests of the Company's Directors and Executive Officers in the Company Merger" beginning on page 50.

        The board of directors recommends that you vote "FOR" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate.

  Opinion of the Company's Financial Advisor (Page 40)

        In connection with the Mergers, the Company's board of directors received a written opinion, dated December 23, 2011, from Citigroup Global Markets Inc., which we refer to as Citi, as to the fairness, from a financial point of view and as of the date of the opinion, of the $4.25 per share merger consideration to be received in the Company Merger by holders of Company common stock. The full text of Citi's written opinion, which is attached to this proxy statement as Annex B, sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Citi's opinion was provided for the information of the Company's board of directors (in its capacity as such) in connection with its evaluation of the Company Merger and only addressed the fairness, from a financial point of view, of the $4.25 per share merger consideration to be received by holders of Company common stock in the Company Merger. Citi's opinion did not address any other aspects or implications of the Mergers or any related transaction. Citi was not requested to consider, and its opinion did not address, the underlying business decision of the Company to effect the Mergers or any related transaction, the relative merits of the Mergers or any related transaction as compared to any alternative business strategies that might exist for the Company or OP or the effect of any other transaction in which the Company or OP might engage. Citi's opinion is not intended to be and does not constitute a recommendation to any security holder as to how such security holder should vote or act on any matters relating to the proposed Mergers, any related transaction or otherwise.

  Financing of the Mergers (Page 49)

        Ventas has represented and warranted to the Company that, on the closing date, Ventas, MergerSub and OP MergerSub will have sufficient funds to satisfy all of the obligations of Ventas, MergerSub and OP MergerSub under the merger agreement.

  Interests of the Company's Directors and Executive Officers in the Company Merger (Page 50)

        When considering the recommendation of the board of directors that you vote for the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, you should be aware that some of our directors and executive officers have interests in the Company Merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the Company Merger, and in recommending that the Company Merger be approved by the stockholders of the Company. These interests include the following:

  •
  the vesting of all unvested long-term incentive plan units of limited partnership interest in the Operating Partnership, which we refer to as LTIP Units, and shares of restricted stock held by our executive officers and directors, and the cashing out of such awards;

  •
  pursuant to employment agreements with certain of our executive officers, the payment of severance payments in connection with a termination of employment that may occur following the Company Merger;

  •
  our current and former directors and officers will continue to be indemnified after the completion of the Company Merger and will have the benefit of liability insurance for six years after completion of the Company Merger; and

  •
  Mr. David Lubar, one of the Company's former directors, who resigned from the Company's board of directors on January 5, 2012, is a principal of an investment fund that is providing equity funding to the buyer of the Erdman business in an amount necessary to consummate the Erdman Sale (as described below in this section under "Sale of the Erdman Business"). The closing of the Erdman Sale is a condition to the closing of the Company Merger.

  Material U.S. Federal Income Tax Consequences of the Company Merger (Page 56)

        The receipt of the cash consideration in connection with the Company Merger will generally be treated as a taxable transaction for U.S. federal income tax purposes in which shareholders will recognize gain or loss in an amount equal to the difference between the total cash consideration received and each respective shareholder's adjusted basis in their shares of Company common stock, subject to certain exceptions described in the section entitled "Material U.S. Federal Income Tax Consequences of the Company Merger" beginning on page 56. In considering the recommendation of the board of directors that you vote for the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, you should consider the matters discussed in the section entitled "Material U.S. Federal Income Tax Consequences of the Company Merger".

The Merger Agreement (Page 60)

  Treatment of Company Common Stock, Series A Preferred Stock, Operating Partnership Units, Restricted Stock and LTIP Units (Pages 61)

  •
  Common Stock.  At the effective time of the Company Merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the Company Merger (except for the excluded shares) will automatically convert into the right to receive the per share merger consideration of $4.25 in cash, without interest, less any applicable withholding taxes.

  •
  Series A Preferred Stock.  At the effective time of the Company Merger, each share of Series A preferred stock of the Company, par value $0.01 per share, which we refer to as the Series A Preferred Stock, issued and outstanding immediately prior to the effective time of the Company Merger (other than shares of Series A Preferred Stock owned, directly or indirectly, by the Company, any of the Company's subsidiaries, Ventas, MergerSub or any other subsidiary of

    Ventas, which shall automatically be cancelled and retired and shall cease to exist and for which no consideration shall be delivered, and which we refer to collectively as the excluded preferred shares) will automatically convert into the right to receive $25.00 in cash, without interest, which amount we refer to as the preferred per share merger consideration, and subject to deduction for any required withholding tax, plus all accrued and unpaid dividends thereon through and including the closing date of the Company Merger.

  •
  Operating Partnership Units.  At the effective time of the Partnership Merger, each unit representing a limited partnership interest in the Operating Partnership, which we refer to as an OP Unit, issued and outstanding immediately prior to the effective time of the Partnership Merger (other than OP Units owned directly or indirectly by the Company or any of the Company's subsidiaries, which we refer to as excluded OP Units, or any LTIP Units) will automatically convert into the right to receive the per share merger consideration, without interest and subject to deduction for any required withholding tax, and all such units will cease to exist. The general partnership interest of the Operating Partnership will remain outstanding and will be the only general partnership interest in the Operating Partnership after the effective time of the Partnership Merger. Each Series A Preferred Partnership Unit will be automatically cancelled without payment of any consideration.

  •
  Restricted Stock.  At the effective time of the Company Merger, each share of Company common stock subject to restrictions on transfer and/or forfeiture granted under the Company's equity plans or otherwise that is outstanding immediately prior to the effective time will become fully vested and all such shares will automatically convert into the right to receive the per share merger consideration, without interest, less any applicable withholding taxes.

  •
  LTIP Units.  Immediately before the effective time of the Partnership Merger, each unvested LTIP Unit granted under the Operating Partnership's long-term incentive plans or otherwise that is outstanding at such time will become fully vested and each vested LTIP Unit will automatically convert into an OP Unit, or fraction thereof. Accordingly, holders of LTIP Units will generally receive the per share merger consideration, without interest, less any applicable withholding taxes.

  Restrictions on Solicitation of Other Acquisition Proposals (Page 70)

        We have agreed that we, the Operating Partnership and our other subsidiaries will not, and will use reasonable best efforts to cause our and their respective officers, directors, employees, consultants, agents, advisors and other representatives not to, directly or indirectly:

  •
  initiate, solicit, knowingly facilitate or encourage (including by way of providing non-public information) the submission of any acquisition proposal or any inquiries, proposals or offers that reasonably may be expected to lead to, any acquisition proposal;

  •
  engage in any discussions or negotiations or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations;

  •
  approve, adopt or recommend, or propose to approve, adopt or recommend, an acquisition proposal or enter into any other similar agreement providing for or relating to an acquisition proposal;

  •
  enter into any agreement or agreement in principle requiring the Company or the Operating Partnership to abandon, terminate or fail to consummate the Mergers or breach its obligations under the merger agreement; or

  •
  terminate, waive, amend, release or fail to enforce any standstill agreement.

        We, the Operating Partnership and our other subsidiaries have also agreed to immediately cease and cause to be terminated any and all activities, solicitations, encouragement, discussions or negotiations with any person other than Ventas and MergerSub or any representatives of such persons conducted previously with respect to any acquisition proposal and to request the prompt return or destruction of all confidential information previously furnished to other parties.

        However, at any time prior to the time our stockholders approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, if we receive a bona fide written acquisition proposal from any person that did not result from a breach of our obligations under the preceding paragraph, and that our board of directors determines in good faith (after consultation with our outside counsel and financial advisor) constitutes or is reasonably likely to lead to a superior proposal, we may (i) furnish information with respect to the Company, the Operating Partnership and the other subsidiaries of the Company to the person making the acquisition proposal (pursuant to an acceptable confidentiality agreement); provided that any non-public information concerning the Company, the Operating Partnership or any other subsidiary of the Company provided to such person is promptly provided to Ventas to the extent not previously provided; and (ii) participate in discussions or negotiations with such person regarding the acquisition proposal; provided, that we shall notify Ventas in writing within 24 hours of any such determination by our board of directors that such acquisition proposal constitutes or is reasonably likely to constitute a superior proposal and that failure to take such action would be reasonably likely to lead to a breach of the duties of our directors to our stockholders under applicable law.

        Furthermore, at any time before the Company Merger is approved by our stockholders, if our board of directors determines in good faith (after consultation with our outside legal counsel and financial advisor) that an acquisition proposal is a superior proposal, we may terminate the merger agreement and enter into any acquisition, merger or similar agreement, which we refer to as an alternative acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee and expense reimbursement to Ventas. See "The Merger Agreement—Termination Fees" beginning on page 79.

  Conditions to the Mergers (Page 76)

        The respective obligations of the Company, the Operating Partnership, Ventas, MergerSub and OP MergerSub to consummate the Mergers are subject to the satisfaction or waiver of certain customary conditions, including the approval of the Company Merger by our stockholders, the absence of any restraining orders, injunctions or other legal restraints prohibiting the Mergers, the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the merger agreement, our continuing qualification as a REIT and the closing of the Erdman Sale (described below in this section under "Sale of the Erdman Business"). The obligation of Ventas, MergerSub and OP MergerSub to consummate the Mergers is also subject to the absence of any event, change or occurrence that has had, individually or in the aggregate, a material adverse effect on us, as described under "The Merger Agreement—Representations and Warranties" beginning on page 64.

  Termination (Page 77)

        We and Ventas may, by mutual written consent, terminate the merger agreement and abandon the Mergers at any time prior to the effective time of the Company Merger, whether before or after the approval of the Company Merger by our stockholders.

        The merger agreement may also be terminated and the Mergers abandoned at any time prior to the effective time of the Company Merger by either Ventas or the Company, if:

  •
  the closing of the Mergers has not occurred on or before June 29, 2012, which we refer to as the termination date; provided that this termination right will not be available to a party if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in the merger agreement shall have been the cause of, or that resulted in, the failure of the merger to have been consummated by the termination;

  •
  if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting either of the Mergers or any of the other transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable (provided that the termination right described in this bullet will only be available to a party that has used its reasonable best efforts to prevent the entry of and/or to procure the removal, reversal, dissolution, setting aside or invalidation of any such order, decree, ruling or other action); or

  •
  our stockholders meeting has been held and completed and our stockholders have not approved the Company Merger pursuant to the terms and conditions set forth in the merger agreement at such meeting (provided that the termination right described in this bullet will not be available to us if the failure to obtain the stockholder approval is caused by any action or failure to act of the Company that constitutes a material breach of the merger agreement).

        The merger agreement may also be terminated by the Company, if:

  •
  at any time prior to the approval of the Company Merger by our stockholders, (i) we enter into an alternative acquisition agreement with respect to a superior proposal and (ii) we pay Ventas the termination fee and expense reimbursement discussed under "The Merger Agreement—Termination Fees" beginning on page 79 (provided that this right will not be available to us unless we have complied with the notice and other requirements of the merger agreement described under "The Merger Agreement—Restrictions on Solicitation of Other Acquisition Proposals" beginning on page 70);

  •
  Ventas, MergerSub or OP MergerSub shall have breached any of their respective representations or warranties in the merger agreement or they shall have failed to perform or comply with any covenant or agreement contained in the merger agreement and Ventas shall have failed within 15 days after notice thereof from the Company to cure such breach or failure, in either case such that the conditions to the obligations of the Company and the Operating Partnership under the merger agreement, as the case may be, would be incapable of being satisfied by the termination date; or

  •
  the conditions to the obligations of Ventas to consummate the Mergers have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Ventas fails to consummate the transactions contemplated by the merger agreement within six business days following the date on which the closing of the Mergers should have occurred under the merger agreement and we stood ready, willing and able to consummate the Mergers on that date (subject to Ventas's right under the merger agreement to extend the date on which the closing of the Mergers should have occurred).

        The merger agreement may also be terminated by Ventas, if:

  •
  we or our board of directors shall have approved, endorsed or recommended that the Company enter into, or the Company shall have entered into, a definitive agreement or any letter of intent, memorandum of understanding or similar agreement providing for a transaction that is an acquisition proposal;

  •
  our board of directors shall have withdrawn or modified in a manner adverse to Ventas the approval, recommendation or declaration of advisability of the Company Merger, the merger agreement or the transactions contemplated by the merger agreement, which we refer to as an adverse recommendation change;

  •
  we materially breach our obligations under the merger agreement with respect to the solicitation of acquisition proposals;

  •
  we breach any of our obligations under the merger agreement with respect to the preparation of this proxy statement or the calling of the special meeting;

  •
  we or our board of directors approves of or recommends that the stockholders tender their shares of Company common stock in any tender or exchange offer or if we fail to send to the stockholders, within ten business days after the commencement of such tender or exchange offer, a statement that the Company recommends rejection of such tender or exchange offer;

  •
  the Company or the Operating Partnership shall have breached any of their respective representations or warranties in the merger agreement or they shall have failed to perform or comply with any covenant or agreement contained in the merger agreement and the Company shall have failed within 15 days after notice thereof to the Company from Ventas to cure such breach or failure, in either case such that the conditions to the obligations of Ventas, MergerSub and OP MergerSub under the merger agreement, as the case may be, would be incapable of being satisfied by the termination date;

  •
  the Erdman purchase agreement shall have been terminated (other than as a result of the receipt of a superior proposal for the purchase of the Erdman Companies), or the Erdman Sale (as such terms are defined below) shall have failed to close within two business days of the satisfaction or waiver of the conditions contained in the merger agreement; or

  •
  Ventas is ready, willing and able to consummate the Mergers, and the closing does not occur within two business days after the first date all of the conditions to the Company's obligations to consummate the Mergers are satisfied or waived, and during that two business day period, the net debt closing condition (as described under "The Merger Agreement—Conditions to the Mergers" on page 76) is not satisfied.

  Termination Fees (Page 79)

        If the merger agreement is terminated in certain circumstances described under "The Merger Agreement—Termination Fees" beginning on page 79:

  •
  the Company may be obligated to pay Ventas a termination fee of $15.0 million and/or an expense reimbursement equal to $5.0 million; or

  •
  Ventas may be obligated to pay the Company a termination fee of $15.0 million and an expense reimbursement equal to $5.0 million.

  Remedies (Page 81)

        In addition to the termination fees and/or expense reimbursements described under "The Merger Agreement—Termination Fees" beginning on page 79, the parties are entitled to injunctive relief to prevent breaches of the merger agreement and to specific performance of the terms of the merger agreement, including the right of the parties to cause the transactions contemplated by the merger agreement to be consummated on the terms set forth in the merger agreement, in addition to any other remedy at law or equity or pursuant to the merger agreement to which the parties may be entitled. Except as otherwise provided in the merger agreement, all remedies available under the agreement, at law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any party of a particular remedy shall not preclude the exercise of any other remedy.

Sale of the Erdman Business (Page 83)

        Simultaneously with the execution of the merger agreement, the Company's subsidiary, Cogdell Spencer TRS Holdings, LLC, which we refer to as TRS Holdings, entered into a stock purchase agreement with Madison DB Acquisition, LLC, which we refer to as Madison DB, pursuant to which Madison DB will acquire all of the shares of MEA Holdings, Inc., which we refer to as MEA and which, together with its subsidiaries, engage in design-build and related advisory services under the Marshall Erdman name, which we refer to collectively as the Erdman business. We refer to MEA and its subsidiaries collectively as the Erdman Companies, and we refer to the stock purchase agreement, dated as of December 24, 2011, among Madison DB, TRS Holdings, and the Company as guarantor, as the Erdman purchase agreement. We refer to the transactions contemplated by the Erdman purchase agreement as the Erdman Sale. TRS Holdings will, prior to closing, contribute $11,720,000 (subject to certain adjustments) to MEA, and will extinguish certain intercompany indebtedness of MEA. At closing, Madison DB will pay $1.00 to TRS Holdings and will contribute a net amount of $10,620,000 in working capital to MEA. Consummation of the Erdman Sale is subject to customary closing conditions, including satisfaction of all conditions to closing of the transactions contemplated by the merger agreement.

        Mr. David Lubar, one of the Company's former directors, who resigned from the Company's board of directors on January 5, 2012, is a principal of the investment fund that is providing Madison DB with its required equity funding to consummate the Erdman Sale. Mr. Lubar was excluded from, and did not participate in, deliberations of the Company's board of directors regarding the merger agreement or the Erdman purchase agreement.

  Go-Shop Period (Page 84)

        Except as described below, the Company stockholders will not receive any consideration from the sale of MEA pursuant to the Erdman purchase agreement distinct from the consideration received pursuant to the merger agreement. Under the Erdman purchase agreement, during the period beginning on December 24, 2011 and continuing until 12:01 a.m. (EST) on February 10, 2012, which we refer to as the go-shop period, TRS Holdings, MEA or its subsidiaries may initiate, solicit and encourage any alternative acquisition proposals from third parties, provide non-public information and participate in discussions and negotiate with third parties with respect to alternative proposals to acquire the Erdman Companies, and terminate the Erdman purchase agreement in order to enter into a substitute Erdman purchase agreement to sell the Erdman Companies to a third party which is expected to contain the same general terms and conditions as the Erdman purchase agreement. In the event TRS Holdings enters into a substitute purchase agreement, it must pay to Madison DB a termination fee of $400,000 and, pursuant to the terms of the merger agreement, the Company and the Operating Partnership would, prior to consummation of the Mergers, distribute to the holders of the Company common stock and the OP Units and LTIP Units, respectively, an amount in cash equal to the net proceeds (after deduction of the $400,000 termination fee and any incremental expenses associated with the go-shop process) from the sale of the Erdman Companies pursuant to the substitute purchase agreement.

        The Company, with the assistance of its financial advisor, began actively soliciting indications of interest from third parties regarding the possible acquisition of the Erdman business in early January 2012.

Market Price of Company Common Stock (Page 86)

        The closing price of Company common stock on the New York Stock Exchange, or NYSE, on December 23, 2011, the last trading day prior to the public announcement of the merger agreement, was $3.92 per share of Company common stock. On February 3, 2012, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NYSE was $4.25 per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

No Appraisal Rights (Page 89)

        Holders of Company common stock are not entitled to exercise demand or appraisal rights in connection with the Company Merger.

Delisting and Deregistration of Company Common Stock (Page 89)

        If the Company Merger is completed, the Company common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we would no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of the Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE COMPANY MERGER

        The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the Company Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the "Summary" and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under "Where You Can Find More Information" beginning on page 89.

Q.
What is the proposed transaction and what effects will it have on the Company?

A.
The proposed transaction is the acquisition of the Company and the Operating Partnership by Ventas pursuant to the merger agreement.

  If the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, either (i) MergerSub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Ventas, or (ii) the Company will merge with and into MergerSub, with MergerSub surviving as a wholly-owned subsidiary of Ventas. Regardless of the manner in which the Company Merger is structured, you will not be entitled to own any shares of the capital stock of the Surviving Company after the Company Merger is completed.

  Additionally, pursuant to the merger agreement, OP MergerSub will merge with and into the Operating Partnership, with the Operating Partnership surviving as a wholly-owned subsidiary of Ventas. However, if the Company Merger is not approved by the stockholders of the Company, the Partnership Merger will not be completed.

  As a result of the Company Merger, the Company will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Company common stock.

Q.
What will I receive if the Company Merger is completed?

A.
Upon completion of the Company Merger, you will be entitled to receive the per share merger consideration of $4.25 in cash, without interest, less any applicable withholding taxes, for each share of Company common stock that you own as of the effective time of the Company Merger.

Q.
How does the per share merger consideration compare to the market price of Company common stock prior to announcement of the Company Merger?

A.
The per share merger consideration represents a premium of approximately 11.3% to the average closing share price of Company common stock during the 30-day trading period ended on December 23, 2011, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 8.4% to the closing share price of Company common stock on December 23, 2011.

Q.
How does the board of directors recommend that I vote?

A.
The board of directors recommends that you vote "FOR" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger, and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.
When do you expect the Company Merger and related transactions to be completed?

A.
We are working towards completing the Company Merger and related transactions as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, we anticipate that the Company Merger and related transactions will be completed during the second quarter of 2012.

Q.
What happens if the Company Merger is not completed?

A.
If the Company Merger pursuant to the terms and conditions set forth in merger agreement is not approved by the stockholders of the Company or if the Company Merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of Company common stock in connection with the Company Merger. Instead, the Company will remain an independent public company, and the Company's common stock will continue to be listed and traded on the NYSE. Additionally, if the Company Merger is not approved by the stockholders of the Company or if the Company Merger is not completed for any other reason, the Partnership Merger and the Erdman Sale will also not be completed.

  Furthermore, under specified circumstances, the Company may be required to pay to Ventas, or may be entitled to receive from Ventas, a termination fee and/or expense reimbursement with respect to the termination of the merger agreement, as described under "The Merger Agreement—Termination Fees" beginning on page 79.

Q.
Is the Company Merger expected to be taxable to me?

A.
Yes. The receipt of the cash consideration in connection with the Company Merger will generally be treated as a taxable transaction for U.S. federal income tax purposes in which shareholders will recognize gain or loss in an amount equal to the difference between the total cash consideration received and each respective shareholder's adjusted basis in their shares of Company stock, subject to certain exceptions described in the section entitled "Material U.S. Federal Income Tax Consequences of the Company Merger" beginning on page 56. You should read "The Company Merger—Material U.S. Federal Income Tax Consequences of the Company Merger" beginning on page 56 for a more detailed discussion of the U.S. federal income tax consequences of the Company Merger to U.S. and non-U.S. holders. You should also consult your tax advisor for a complete analysis of the effect of the Company Merger on your federal, state and local and/or foreign taxes.

Q.
Why am I receiving this proxy statement and proxy card or voting instruction form?

A.
You are receiving this proxy statement and proxy card or voting instruction form because you owned shares of Company common stock as of the record date, which entitles you to receive notice of, and to vote at, the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.
When and where is the special meeting?

A.
The special meeting of stockholders of the Company will be held on March 9, 2012 at 9:00 a.m., local time, at the Hampton Inn and Suites, SouthPark at Phillips Place, 6700 Phillips Place Court, Charlotte, North Carolina 28210.

Q.
What am I being asked to vote on at the special meeting?

A.
You are being asked to consider and vote on the following:

•
a proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement;

•
a proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger; and

•
a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement.

Q.
What vote is required for the Company's stockholders to approve the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement?

A.
The approval of the Company Merger pursuant to the terms and conditions set forth in the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

  Because the affirmative vote required to approve the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote "AGAINST" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement.

Q.
What vote is required for the Company's stockholders to approve the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger?

A.
Approval of the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger requires the affirmative vote of a majority of the votes cast by our common stockholders at a duly called meeting and at which a quorum is present.

  For purposes of this proposal, (i) abstentions will not be counted in tabulating the votes cast, and will not have an effect on the proposal, (ii) broker non-votes will not be counted in tabulating the votes cast, and will not have an effect on the proposal, and (iii) if you fail to submit a proxy or vote in person at the special meeting, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal.

Q.
What is "golden parachute compensation" and what impact will my vote have on the amounts that certain executive officers of the Company will or may receive in connection with the Company Merger?

A.
"Golden parachute compensation" refers generally to compensation and benefits that executive officers receive as a result of termination of their employment or a change of control of the company. Examples of golden parachute compensation include severance payments to executive officers or the acceleration of equity awards previously granted to those executive officers, including as a result of a sale of the company.

  Certain of our executive officers are entitled, pursuant to the terms of their existing compensation arrangements, to receive payments that qualify as golden parachute compensation. If the Company Merger is completed, the Company is obligated to make these payments to these executives under and subject to the terms of existing compensation arrangements, even if the stockholders vote not to approve these payments. The Company is seeking your approval of these payments, on a non-binding advisory basis, in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules.

Q.
What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.
Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by our common stockholders at a duly called meeting and at which a quorum is present.

  For purposes of this proposal, (i) abstentions will not be counted in tabulating the votes cast and will not have an effect on the proposal, (ii) broker non-votes will not be counted in tabulating the votes cast, and will not have an effect on the proposal, and (iii) if you fail to submit a proxy or vote in person at the special meeting, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal.

Q.
Who can vote at the special meeting?

A.
All of our holders of Company common stock of record as of the close of business on February 3, 2012, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date.

Q.
What is a quorum?

A.
For the transaction of business at the special meeting, the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting constitutes a quorum. Abstentions and broker non-votes (if any) are counted as present for the purpose of determining whether a quorum is present.

Q.
How do I vote?

A.
If you are a stockholder of record, you may vote your shares at the special meeting in any of the following ways:

•
in person—you may attend the special meeting and cast your vote there;

•
by proxy—stockholders of record have a choice of authorizing a proxy:

•
over the Internet—the website for Internet proxy authorization is on your proxy card;

•
by using a toll-free telephone number noted on your proxy card; or

    •
    by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

  If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

  A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock and to confirm that your voting instructions have been properly recorded when authorizing a proxy over the Internet or by telephone. Please be aware that if you authorize a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.
If your shares of Company common stock are registered directly in your name with our transfer agent, First Shareholder Services, you are considered, with respect to those shares of Company common stock, as the "stockholder of record." This proxy statement and your proxy card have been sent directly to you by the Company.

  If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the "beneficial owner" of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Company common stock by following their instructions for voting.

Q.
If my shares of Company common stock are held in "street name" by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.
Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and will have (i) the same effect as a vote "AGAINST" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, (ii) no effect on the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger because broker non-votes (if any) will not be counted in tabulating the votes cast and (iii) no effect on the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies because broker non-votes (if any) will not be counted in tabulating the votes cast.

Q.
How can I change or revoke my vote?

A.
You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by authorizing a proxy again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, at

  4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209, or by attending the special meeting and voting in person.

Q.
What is a proxy?

A.
A proxy is your legal designation of another person, referred to as a "proxy," to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a "proxy statement." The document used to authorize a proxy to vote your shares of Company common stock is called a "proxy card." Our board of directors has designated Raymond W. Braun and Charles M. Handy, and each of them, with full power of substitution, as proxies for the special meeting.

Q.
If a stockholder gives a proxy, how are the shares of Company common stock voted?

A.
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

  If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted "FOR" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger, and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.
What do I do if I receive more than one proxy or set of voting instructions?

A.
If you hold shares of Company common stock in "street name" and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q.
What happens if I sell my shares of Company common stock before the special meeting?

A.
The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the Company Merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.
Am I entitled to exercise appraisal rights instead of receiving the per share merger consideration for my shares of Company common stock?

A.
No. Holders of Company common stock are not entitled to exercise demand or appraisal rights in connection with the Company Merger.

Q.
Is the Company Merger contingent upon Ventas obtaining financing?

A.
No. The Company Merger is not conditioned upon Ventas, MergerSub or OP MergerSub obtaining financing. Ventas has informed us that it expects that its cash on hand will be sufficient to complete the acquisition.

Q.
What do I need to do now?

A.
Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) authorizing a proxy using the telephone number printed on your proxy card or (iii) authorizing a proxy using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.
Should I send in my stock certificates now?

A.
No. You will be sent a letter of transmittal promptly, and in any event within five business days, after the completion of the Company Merger, describing how you may exchange your shares of Company common stock for the per share merger consideration. If your shares of Company common stock are held in "street name" by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your "street name" shares of Company common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.
Who can help answer my other questions?

A.
If you have additional questions about the Company Merger, need assistance in authorizing your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Okapi Partners LLC, our proxy solicitor, which we refer to as Okapi Partners, toll-free at (877) 279-2311.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        We have made forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act, in this proxy statement and the documents to which we refer you in this proxy statement. The words "believes," "anticipates," "plans," "expects," "intends," "estimates," "seeks," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance and achievements, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain factors that could cause actual events not to occur as expressed in the forward-looking statement include among others:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the Erdman purchase agreement;

  •
  the outcome of any legal proceedings that have been, or will be, instituted against the Company related to the merger agreement or the Erdman purchase agreement;

  •
  the inability to complete the Company Merger due to the failure to obtain stockholder approval for the Company Merger or the failure to satisfy other conditions to completion of the Company Merger or Erdman Sale;

  •
  the failure of the Mergers or the Erdman Sale to close for any other reason;

  •
  the failure of the buyer of the Erdman business to obtain the financing necessary to consummate the Erdman Sale;

  •
  risks that the proposed Company Merger and related transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the proposed Company Merger and related transactions;

  •
  diversion of management's attention from ongoing business concerns;

  •
  the effect of the announcement of the Mergers and the Erdman Sale on our customer relationships, operating results and business generally;

  •
  the amount of the costs, fees, expenses and charges related to the Mergers and the Erdman Sale; and

  •
  the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC, which should be read in conjunction with the proxy statement. See "Where You Can Find More Information."

        Although we presently believe that the plans, expectations and results expressed in or suggested by the forward-looking statements we make in this proxy statement and the documents to which we refer you in this proxy statement are reasonable, all forward-looking statements are inherently subjective, uncertain and subject to change, as they involve substantial risks and uncertainties beyond our control. New factors emerge from time to time, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made, except as otherwise may be required by law. This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. Additional information regarding risk factors that may affect us is included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (see "Where You Can Find More Information" beginning on page 89).

PARTIES TO THE MERGER AGREEMENT

The Company

Cogdell Spencer Inc.
4401 Barclay Downs Drive, Suite 300
Charlotte, North Carolina 28209
(704) 940-2900

        The Company is a Maryland corporation with its headquarters in Charlotte, North Carolina. The Company is a REIT focused on planning, owning, developing, constructing, and managing medical facilities. Through strategically managed, customized facilities, we help our clients deliver superior healthcare. For more information about the Company, please visit our website at http://www.cogdell.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also "Where You Can Find More Information" beginning on page 89. Our common stock is publicly traded on the NYSE under the symbol "CSA".

Ventas

Ventas, Inc.
353 N. Clark Street
Chicago, Illinois 60654
(877) 483-6827

        Ventas is a Delaware corporation and a leading healthcare REIT. Its diverse portfolio of more than 1,300 assets in 47 states (including the District of Columbia) and two Canadian provinces consists of seniors housing communities, skilled nursing facilities, hospitals, medical office buildings and other properties. Through its Lillibridge subsidiary, Ventas provides management, leasing, marketing, facility development and advisory services to highly rated hospitals and health systems throughout the United States.

MergerSub

TH Merger Corp, Inc.
353 N. Clark Street
Chicago, Illinois 60654
(877) 483-6827

        MergerSub is a Maryland corporation and a wholly-owned subsidiary of Ventas that was formed by Ventas solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. MergerSub has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. MergerSub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Ventas, or the Company will merge with and into MergerSub, with MergerSub surviving as a wholly-owned subsidiary of Ventas. Regardless of the manner in which the Company Merger is structured, you will not be entitled to own any shares of the capital stock of the Surviving Company after the Company Merger is completed.

 The Operating Partnership

Cogdell Spencer LP
4401 Barclay Downs Drive, Suite 300
Charlotte, North Carolina 28209
(704) 940-2900

        The Operating Partnership is a Delaware limited partnership and the Company's operating partnership.

OP MergerSub

TH Merger Sub, LLC
353 N. Clark Street
Chicago, Illinois 60654
(877) 483-6827

        OP MergerSub is a Delaware limited liability company and a wholly-owned subsidiary of Ventas that was formed by Ventas solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. OP MergerSub has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. OP MergerSub will merge with and into the Operating Partnership and cease to exist, with the Operating Partnership surviving as a wholly-owned subsidiary of Ventas. Only the Company Merger contemplated by the merger agreement is being submitted to a vote of the holders of Company common stock. However, if the Company Merger is not approved by the stockholders of the Company, the Partnership Merger will not be completed.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

        This proxy statement is being furnished to our common stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on March 9, 2012 at 9:00 a.m., local time, at the Hampton Inn and Suites, SouthPark at Phillips Place, 6700 Phillips Place Court, Charlotte, North Carolina 28210, or at any postponement or adjournment thereof. At the special meeting, holders of Company common stock will be asked to consider and vote on the following:

  •
  a proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement;

  •
  a proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger; and

  •
  a proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement.

        Our stockholders must approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement in order for the Company Merger to occur. If our stockholders fail to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, the Company Merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

        We have fixed the close of business on February 3, 2012 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to notice of, and to vote at, the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were 51,237,634 shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

        For the transaction of business at the special meeting, the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting constitutes a quorum. Shares of Company common stock for which a stockholder directs an "abstention" from voting, as well as "broker non-votes" (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum will need to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

        Only Company common stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver's license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required; Impact of Not Voting, Abstentions and Broker Non-Votes

        Company Merger.    Approval of the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. For the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, you may vote FOR, AGAINST or ABSTAIN.

        Abstentions will not be counted as votes cast in favor of the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement but will be counted for the purpose of determining whether a quorum is present. If you fail to authorize a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote "AGAINST" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement.

        If your shares of Company common stock are registered directly in your name with our transfer agent, First Shareholder Services, you are considered, with respect to those shares of Company common stock, the "stockholder of record." This proxy statement and proxy card have been sent directly to you by the Company.

        If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the "beneficial owner" of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

        Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters (such as the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies) and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes (if any) will be counted for purposes of determining a quorum, but will have the same effect as a vote "AGAINST" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement.

        Advisory Vote on Golden Parachute Compensation.    Approval of the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger requires the affirmative vote of a majority of the votes cast by our common stockholders at a duly called meeting and at which a quorum is present. For the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger, you may vote FOR, AGAINST or ABSTAIN.

        For purposes of this proposal, abstentions will not be counted in tabulating the votes cast and will not have an effect on the proposal. Broker non-votes also will not be counted in tabulating the votes cast, and will not have an effect on the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger. If you fail to authorize a proxy or vote in person at the special meeting, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger.

        Adjournment to Solicit Additional Proxies.    Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by our common stockholders at a duly called meeting and at which a quorum is present. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote FOR, AGAINST or ABSTAIN.

        For purposes of this proposal, abstentions will not be counted in tabulating the votes cast, and will not have an effect on the proposal. Broker non-votes also will not be counted in tabulating the votes cast, and will not have an effect on the proposal to adjourn the special meeting. If you fail to authorize a proxy or vote in person at the special meeting, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

Voting at the Special Meeting

        If you are a stockholder of record, you may vote your shares at the special meeting in any of the following ways:

  •
  in person—you may attend the special meeting and cast your vote there;

  •
  by proxy—stockholders of record may authorize a proxy;

  •
  over the Internet—the website for Internet proxy authorization is on your proxy card;

  •
  by using a toll-free telephone number noted on your proxy card; or

  •
  by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

        If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

        A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock and to confirm that your voting instructions have been properly recorded when authorizing a proxy over the Internet or by telephone. Please be aware that if you authorize a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

        Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for authorizing a proxy over the Internet or by telephone. If you choose to authorize a proxy by mailing a proxy card, your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. After the Company Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

        If you authorize a proxy, regardless of the method you choose, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When authorizing a proxy over the Internet or by telephone or by completing the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

        If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted "FOR" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger, and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

        If you have any questions or need assistance voting your shares, please call Okapi Partners, our proxy solicitor, toll-free at (877) 279-2311.

        IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR AUTHORIZE YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Shares Held by Directors and Executive Officers

        As of the close of business on February 3, 2012, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 1,920,536 shares of Company common stock, representing 3.75% of the outstanding shares of Company common stock at the close of business on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock "FOR" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger, and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

        Any Company common stockholder of record entitled to vote at the special meeting may authorize a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in "street name" by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to authorize a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, which will have the same effect as a vote "AGAINST" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement.

        You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by authorizing a proxy at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Company at 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209 by the time the special meeting begins, or by attending the special meeting and voting in person. If your shares of Company common stock are held in "street name" by your bank, brokerage firm or other nominee, please follow the instructions you receive from you bank, brokerage firm or other nominee to change your vote.

Adjournments and Postponements

        Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice if the meeting is adjourned to a date no more than 120 days after the original record date in accordance with the Company's bylaws. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company's stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Company Merger and Related Transactions

        We are working towards completing the Company Merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, we anticipate that the Company Merger and related transactions will be completed during the second quarter of 2012.

Solicitation of Proxies; Payment of Solicitation Expenses

        The Company has engaged Okapi Partners to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Okapi Partners a fee not to exceed approximately $35,000, plus fees per each call made to or received from stockholders of the Company. The Company will reimburse Okapi Partners for reasonable out-of-pocket expenses and will indemnify Okapi Partners and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Householding

        SEC rules permit us, with your permission (including, in certain circumstances, your implied permission), to send a single proxy statement to any household at which two or more stockholders reside if we believe that they are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. If you prefer to receive separate copies of a proxy statement, either now or in the future, you can request a separate copy of the proxy statement by calling us at (704) 940-2900 or by writing to us at any time at the following address: Cogdell Spencer Inc., 4401 Barclay Downs, Suite 300, Charlotte, North Carolina 28209, attn: Corporate Secretary. Additionally, stockholders sharing an address can request delivery of a single copy of the proxy statement if they are receiving multiple copies of the proxy statement by calling us at (704) 940-2900 or by writing to us at any time at the following address: Cogdell Spencer Inc., 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209, attn: Corporate Secretary.

Questions and Additional Information

        If you have more questions about the Company Merger or how to authorize your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Okapi Partners, our proxy solicitor, toll-free at (877) 279-2311.

THE COMPANY MERGER

        This discussion of the Company Merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the Company Merger.

 General

        The merger agreement provides that either (i) MergerSub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Ventas, or (ii) the Company will merge with and into MergerSub, with MergerSub surviving as a wholly-owned subsidiary of Ventas. As a result of the Company Merger, the Company will cease to be a publicly traded company. Regardless of the manner in which the Company Merger is structured, you will not be entitled to own any shares of the capital stock of the Surviving Company after the Company Merger is completed. Additionally, pursuant to the merger agreement, OP MergerSub will merge with and into the Operating Partnership, with the Operating Partnership surviving as a wholly-owned subsidiary of Ventas. Only the Company Merger contemplated by the merger agreement is being submitted to a vote of the holders of Company common stock. However, if the Company Merger is not approved by the stockholders of the Company, the Partnership Merger will not be completed.

        In the Company Merger, each outstanding share of Company common stock (other than the excluded shares) will be converted into the right to receive $4.25 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes. The Company has paid its currently declared common stock dividend as scheduled on January 19, 2012 to the holders of record of our common stock as of the close of business on December 27, 2011. The Company will not pay further dividends on Company common stock pending consummation of the transactions contemplated by the merger agreement.

        Additionally, in connection with the Company Merger, each outstanding share of the Company's Series A Preferred Stock (other than the excluded preferred shares) will be converted into the right to receive $25.00 in cash, plus all accrued and unpaid dividends thereon through and including the date of the Company Merger, without interest, which amount we refer to as the preferred per share merger consideration, less any applicable withholding taxes. In connection with the Company Merger, each OP Unit (other than OP Units owned directly or indirectly, by the Company or any of the Company's wholly-owned subsidiaries), other than LTIP Units, will be converted into the right to receive the per share merger consideration without interest, less any applicable withholding taxes. Immediately before the effective time of the Partnership Merger, each unvested LTIP Unit granted under the Operating Partnership's long-term incentive plans or otherwise that is outstanding at such time will become fully vested and each vested LTIP Unit will automatically convert into an OP Unit, or fraction thereof, based on the adjusted capital account balance allocable to such LTIP Unit immediately prior to the Partnership Merger; accordingly, holders of LTIP Units that are so converted generally will receive the per share merger consideration, without interest, less any applicable withholding taxes.

Background of the Company Merger

        As part of its ongoing consideration and evaluation of the Company's long-term prospects and strategies, the Company's board of directors and senior management have regularly reviewed and assessed the Company's business strategies and objectives, including strategic opportunities and challenges, all with the goal of enhancing stockholder value.

        Soon after the Company's March 2008 acquisition of the Marshall Erdman design-build business, also referred to as the Erdman business, a series of negative events in the financial sector occurred, which later induced paralysis in the credit markets and ushered in the deepest economic recession in decades. The credit crisis and economic recession have had a disproportionately negative impact on the commercial real estate industry, including particularly the demand for construction of new medical properties. Many of the projects in Erdman's pipeline were put on hold indefinitely or canceled permanently.

        As a result of the difficult operating environment, in December 2008, the Company announced its 2009 business strategy, which included a cost saving plan that was intended to reduce costs and preserve capital for productive deployment while allowing the Company to continue to pursue its integrated delivery strategy despite client-related project delays resulting from the financial crisis. As part of that plan, the Erdman business implemented a reduction in force that eliminated approximately 115 jobs and the Company announced a reduction in the quarterly dividend from $0.35 per common share to $0.225 per common share, beginning with the fourth quarter of 2008.

        Business conditions continued to deteriorate in early 2009. In May 2009, the Company reported a $101.7 million, or $3.79 per share, after-tax impairment charge related to the Erdman business, reduced its full-year guidance for Funds from Operations Modified, or FFOM, by approximately 20%, and further reduced the quarterly dividend by over 50%. The Company was able to raise approximately $76.5 million of equity capital through a public offering of 23.0 million shares of common stock at $3.50 per share, the proceeds of which were used to repay existing indebtedness and bolster the Company's working capital.

        In the fourth quarter of 2009, the Company initiated a strategic review with assistance from its former financial advisor. After assessing a number of factors, including the then-current market environment (including continued economic weakness and turmoil in the capital markets), the Company's capital position and leverage, and the status of efforts to integrate the Erdman design-build platform, the Company's board of directors initiated a process to determine whether sale of the Company at that time would be in the best interests of the Company and its stockholders. As part of that process, the Company approached ten strategic buyers (including Ventas) and four financial sponsors to gauge their interest in a potential acquisition of the Company. The Company received preliminary indications of interest for all or part of the Company from five strategic buyers, including Ventas. By early 2010, however, the Company was negotiating only with Ventas, as the other four buyers either affirmatively withdrew from the process or declined to submit a final round bid. At the time negotiations with Ventas ended in February 2010, the parties were discussing a potential stock-for-stock merger; however, material terms of the acquisition remained unresolved, and the Company was not able to reach agreement with Ventas. The Board concluded that conditions for a sale of the Company were not favorable at that time and decided to instead pursue a strategy to operate independently.

        In May 2010, the Company announced the retirement of Frank Spencer as president and chief executive officer by the fourth quarter of 2010. In September 2010, the Company announced the hiring of Ray Braun to serve as president and chief executive officer.

        During the period from May 2010 to the summer of 2011, the Company took various measures to bolster its balance sheet, including (1) raising net proceeds of approximately $47.1 million of additional common equity capital through a public offering of 7.1 million shares of common stock at $7.00 per share, (2) raising net proceeds of approximately $71.2 million of additional equity capital through a public offering of Series A cumulative redeemable perpetual preferred stock, (3) amending its revolving credit facility to increase the maximum borrowing amount from $150 million to $200 million (plus up to an additional $150 million in an "accordion" feature) and to extend the maturity date to March 2014 (with the option to extend for an additional year), and (4) entering into an $80.8 million term loan, the proceeds of which were used primarily to refinance mortgage debt that was maturing in 2011 and 2012.

        In March 2011, the Company announced a strategic plan to grow assets through acquisitions and new developments. The Company also planned to grow revenues by increasing third-party design-build contract volumes. The strategic plan assumed new assets would be financed with a mix of debt and common equity.

        Also in March 2011, the Company announced a $93.8 million after-tax impairment charge and established a $10.6 million deferred tax asset valuation allowance, both relating to the Erdman business. The Company also announced 2011 full-year FFOM guidance in the range of $0.33 to $0.40 per share (excluding impairments or other capital transactions). However, after the first quarter, the Company revised its annual FFOM guidance to be in the range of $0.30 to $0.33 per share.

        Consistent with the strategic plan described above, the Company explored numerous opportunities for acquisitions and new developments. However, by August 2011, following the release of revised FFOM guidance noted above and second quarter earnings, the Company's common stock was trading at prices that would make further equity capital raises highly dilutive to existing stockholders, and the Company had limited capacity to obtain additional debt financing.

        On October 6, 2011, the Company's board of directors held a conference call to receive an update on the Company's operations and progress against its strategic plan. Management reported that the Company's strategic plan depended on the ability to raise capital but that the current stock price would not allow a capital raise except on highly dilutive terms and the Company's existing leverage levels were already high. The Company's chief executive officer reported that he had received joint venture inquiries from two prospective partners, but recommended that the Company undertake a careful evaluation of all of its strategic options. The board requested that management explore with outside advisors a range of potential strategic alternatives to be reported to the board at a follow-up meeting.

        Following the October 6, 2011 meeting, management of the Company conducted a more comprehensive review of the ability of the Company to execute on its strategic plan in light of its liquidity position and limited ability to raise capital, among other factors, and compared its strategic plan against other potential alternatives, including a sale of the Company or pursuit of joint venture capital for development.

        On October 14, 2011, the Company's board of directors met to discuss these potential strategic alternatives with management. The board reconvened for further discussion at a meeting on October 19, 2011, which was also attended by management and the Company's financial advisor, Citigroup Global Markets Inc., or Citi. At the October 19, 2011 meeting, management presented its analysis of the Company's cash needs and budget forecasts to pursue its strategic plan and compared these to other potential strategic alternatives, including a hypothetical equity raise and a certain level of joint venture activity. Citi discussed with the board matters relating to the current financial and operating environment and potential joint venture alternatives and other scenarios. Although the board did not make a determination to pursue a sale at this meeting, the board noted that many of the other alternatives that the Company might explore were not likely to address concerns relating to the Company's ability to raise capital at attractive valuations, reduce its leverage, or improve its liquidity.

        At its regularly scheduled meeting held on November 2 and 3, 2011, with management and representatives of the Company's outside legal counsel, Alston & Bird LLP, and Citi present, the board reviewed management's assessment of the Company's current challenges, opportunities, and alternative strategies and the status of the Company's forward-looking business plan. The board discussed with Citi on a preliminary basis the Company's liquidity position and various scenarios, including an equity capital raise and funding of development projects through joint ventures, and the potential financial impact of continued limited access to capital. Taking into consideration the Company's high leverage, liquidity position and limited access to equity capital, the board concluded that a sale of the Company should be considered as a way to maximize value for stockholders. The board then reviewed with management, Alston & Bird and Citi sale process alternatives, including a negotiated sale to a single party, a controlled process involving a select number of potential acquirers, and a fully-disclosed public auction. Alston & Bird also reviewed with the directors their duties under applicable law. Following an executive session of the independent directors, the board authorized the commencement of a confidential process to determine the potential interest of a select number of potentially interested parties, including seven strategic buyers (including Ventas) and five financial sponsors that the board, in consultation with management and Citi, deemed most likely to have significant interest in, and ability to consummate, an acquisition of the Company.

        Following the conclusion of the board meeting on November 3, 2011, the Company commenced preparation of a confidential information memorandum and assembled materials to facilitate due diligence investigations by prospective bidders. Beginning on November 16, 2011, prospective bidders were contacted to invite them to enter into non-disclosure agreements.

        Shortly thereafter, three strategic buyers and one financial buyer indicated that they were declining to participate in the process and would not be executing non-disclosure agreements. Each of the remaining eight prospective buyers (including four strategic buyers and four financial buyers) executed non-disclosure agreements with the Company and received access to the Company's due diligence materials. Ventas and two other bidders were the first to receive access on or about November 18, 2011, with the other bidders finalizing non-disclosure agreements and receiving access over the next 7 to 10 days.

        In the course of negotiating non-disclosure agreements, one financial sponsor asked for and received permission from the Company to partner with another financial institution with experience in the industry, subject to execution of a separate non-disclosure agreement. The proposed partner declined to execute a non-disclosure agreement and neither it nor the financial sponsor ultimately submitted an indication of interest.

        Between November 18, 2011 and through the execution of the merger agreement on December 24, 2011, Ventas continued to conduct a substantial due diligence review of the Company and its business.

        On November 29, November 30, and December 1, 2011, five of the bidders that had executed non-disclosure agreements participated in management presentations with the Company. Also during this week, one of the financial sponsors requested permission to partner with a strategic industry partner that was not initially included in the Company's process. This financial sponsor was informed that its proposed strategic partner would be provided access to due diligence materials and included in management presentations upon execution of its own non-disclosure agreement. However, the proposed strategic partner did not execute a non-disclosure agreement and therefore did not attend management presentations with the financial sponsor. This financial sponsor ultimately conducted only limited due diligence and declined to submit an indication of interest.

        On November 28 and 29, 2011, a process letter was distributed to bidders. The letter emphasized the need for bidders to finalize due diligence on a timely basis and submit indications of interest not later than 5:00 p.m. EST on December 9, 2011, with the goal of completing and announcing a transaction prior to the Christmas holiday. During this period, the Company, with Citi's assistance, continued to monitor and coordinate the due diligence efforts of those bidders engaged in the process. Concurrently with the bidder due diligence efforts, Alston & Bird and the Company prepared a draft merger agreement and associated draft disclosure schedules.

        On December 2, 2011, the chief executive officer of one of the strategic bidders included in the Company's process requested a meeting with the Company's chief executive officer. The Company's chief executive officer and financial advisor met with this person on the evening of December 5, 2011. At that meeting, the chief executive officer of the bidder expressed the bidder's significant interest in pursuing a transaction with the Company but noted significant concern about acquiring the Erdman business and that the bidder ultimately expected that, if it did submit an indication of interest, its bid would be at or around $4.00 per share.

        On December 9, 2011, in accordance with the Company's instructions, Ventas and one other strategic bidder, which we refer to as the Competing Bidder, submitted written indications of interest. Ventas proposed to acquire the Company for cash, at a price in the range of $4.60 to $5.10 per share, based on certain assumptions and with assurances that the transaction would not be contingent on financing. The Competing Bidder proposed an offer of $5.25 per share in cash, with similar assumptions and also without a financing contingency. In their written indications of interest, both Ventas and the Competing Bidder stated that, as a condition to completing the transaction, the Company would be required to divest the Erdman business prior to closing, on terms that would not have any material adverse impact on the Company's remaining assets and business.

        Two other bidders also had completed substantial due diligence. One indicated that it would only be interested in acquiring the Company at a price that would have been in the range of the last trading price of the Company's common stock, or approximately $3.80 per share. The other bidder (with which the Company's chief executive officer and financial advisor met on December 5, 2011) indicated it would be interested only in a merger-of-equals structure, also at no premium to the Company's then-prevailing market price. Both also indicated that they had significant concerns about acquiring the Company if it included the Erdman business. After being informed that the Company would likely have limited interest in a transaction at the levels they had indicated, these two bidders declined to submit written indications of interest.

        On December 10, 2011, the board convened to consider the proposals, with management and the Company's advisors present. The board was informed of the condition reflected in both indications of interest that the Erdman business be disposed as a condition to proceeding with the larger transaction, which also had been confirmed in verbal discussions with each of Ventas and the Competing Bidder. The board discussed and considered a number of alternatives for the disposition of the Erdman business, including a spin-off of the Erdman business to the Company's stockholders, liquidation or bankruptcy of the Erdman business, the sale of the Erdman business or, in the alternative, restructuring the proposed transaction as a sale of the Company's real estate assets with the Erdman business and the proceeds of the sale to remain as Company assets. The board weighed the alternatives in light of the projected short-term losses of the Erdman business anticipated by management and the likelihood that the Company would be required to fund these losses to satisfy the requirement expressed by the bidders that the disposition occur in a fashion that did not otherwise adversely impact the Company or its business, with a goal of identifying a solution that would minimize costs to the Company and would also provide a high degree of certainty with respect to the ability of the Company to complete the larger transaction.

        During the course of these discussions, David Lubar, a member of the board and a former principal in the Erdman business, indicated a willingness to consider making a proposal to purchase the Erdman business. Mr. Lubar stated that key terms of a transaction he would consider would likely include a nominal purchase price for the Erdman business and approximately equal commitments from both the Company and the Erdman buyer to fund projected working capital needs of the Erdman business over the following 12 months. At this point and in light of the conflict of interest presented by his role as a potential purchaser of the Erdman business, Mr. Lubar was excused from further deliberations regarding the proposed sale of the Company. Mr. Lubar did not participate in subsequent discussions of the board regarding the transaction with Ventas or any other bidder or the disposition of the Erdman business. Mr. Lubar subsequently resigned from the board on January 5, 2012.

        Following Mr. Lubar's departure from the December 10, 2011 meeting, the board continued discussions of the bids received by each of Ventas and the Competing Bidder and authorized management, with the assistance of the Company's legal and financial advisors, to continue the process with each of Ventas and the Competing Bidder and to begin negotiating terms of a proposed sale of the Erdman business to Mr. Lubar. The board indicated that the sale of the Erdman business to Mr. Lubar would need to include the ability of the Company to solicit additional proposals for the

Erdman business following the announcement of the transaction (a process often referred to as "go-shop"), with any incremental net proceeds received from that sale to be available for distribution to the Company's stockholders. Immediately following the meeting, each of Ventas and the Competing Bidder were provided with instructions for submission of their final bids, due December 16, 2011, as well as a draft of the merger agreement.

        Following the meeting and over the remaining portion of the December 10th weekend, the Company's chief executive officer and advisors commenced discussions with Mr. Lubar and his representatives regarding the potential disposition of the Erdman business on an "as-is, where-is" basis. The board's expectations regarding the terms of the sale were reiterated to Mr. Lubar, including that, in light of the conditions expressed by both remaining bidders with respect to the disposition of Erdman, any buyer of the Erdman business would be required to assume a high degree of risk related to both its historical and prospective operations. At Mr. Lubar's request, the Company authorized Brian Happ, the Chief Operating Officer of the Erdman business, to work with Mr. Lubar with respect to his proposal to acquire the Erdman business. Alston & Bird commenced preparation of the Erdman purchase agreement, which was subsequently distributed to Mr. Lubar on December 13, 2011.

        On December 12, 2011, representatives of Ventas and the Competing Bidder each contacted the Company to discuss the proposed terms of the disposition of the Erdman business, as well as other matters relating to the structure of the Company Merger and the Partnership Merger. Each of Ventas and the Competing Bidder indicated that they were continuing to conduct due diligence of the Company and the Erdman business and were continuing to explore alternative structures. The Competing Bidder also raised the possibility of acquiring only the Company's real estate assets, but the Competing Bidder did not propose a price for such a transaction at that time.

        On December 13, 2011, the Company and its advisors met with Mr. Lubar to discuss estimates of projected working capital necessary for the Erdman business to operate on a standalone basis, driven largely by bonding requirements for the construction industry and projected operating losses at Erdman through the next 9 to 12 months. In that discussion, Mr. Lubar proposed that the Company contribute an additional $20 million to supplement projected working capital of the Erdman business as of the anticipated closing date, while he would contribute an additional $10 million, with other terms and conditions substantially similar to those offered by the Company, including the requirement that the transaction be subject to a go-shop provision.

        On December 14, 2011, the board conducted a telephonic meeting convened for the purpose of updating the board on the status of discussions with Mr. Lubar and whether there were other more compelling alternatives for the disposition of the Erdman business, including a spin-off, orderly liquidation, wind-down or bankruptcy. The board determined that several of these alternatives would likely be unacceptable to bidders for the Company, and that others would require equal or greater contributions from the Company to fund projected losses at Erdman. Following discussion, the board authorized management, with the assistance of the Company's advisors, to continue discussions with Mr. Lubar. Later that day, a counterproposal consistent with the board's directions was communicated to Mr. Lubar.

        Negotiations continued with Mr. Lubar, and after several rounds of discussion on December 14 and 15, 2011, Mr. Lubar and the Company tentatively agreed to contributions of approximately $12 million each to fund additional working capital needs of the Erdman business, along with the elimination of certain intercompany indebtedness and other terms and conditions generally consistent with those initially proposed by the Company.

        Following conclusion of these discussions with Mr. Lubar on December 15, 2011, each of Ventas and the Competing Bidder were informed that the Company had negotiated the material terms for the disposition of the Erdman business to Mr. Lubar on an "as-is, where-is" basis. The bidders also were informed that they should submit best and final offers by the December 16, 2011 deadline on the assumption that the Erdman business would be disposed of at no incremental cost. The bidders were not informed at this time of the anticipated $12 million contribution of working capital to the Erdman business, although the board anticipated this would require a subsequent reduction in their bids commensurate with the amount of the contribution (equal to approximately $0.20 per share).

        On December 16, 2011, Ventas submitted its written proposal to acquire the Company for $4.60 per share, subject to various assumptions regarding liabilities of the Company and the terms of the disposition of the Erdman business. Together with its bid, Ventas submitted its initial revisions to the draft merger agreement. Notwithstanding its initial indication of interest at $5.25, the Competing Bidder declined to submit a written proposal. In accordance with the Company's directives, Citi contacted the Competing Bidder, which instead expressed an interest in a potential acquisition of real estate assets of the Company, and indicated that it would be willing to submit a formal proposal on that basis.

        The board convened telephonically on the morning of December 17, 2011. The board was informed of the terms of the Ventas proposal and the potential that the final purchase price could be substantially below the nominal $4.60 price indicated in the Ventas proposal because of key assumptions set forth in the proposal and the merger agreement revisions, including assumptions relating to the Company's cash flows and indebtedness and the terms of any disposition of the Erdman business. The board was also informed of the decision of the Competing Bidder not to submit a final proposal consistent with the Company's process letter and the expressed willingness of the Competing Bidder to instead consider a sale of the Company's real estate assets at a potentially more attractive valuation than the Competing Bidder would offer in an all-cash merger. The board instructed management, with the assistance of the Company's advisors, to attempt to quantify anticipated transaction costs, liabilities under certain contractual obligations of the Company, and anticipated expenses associated with a disposition of the Erdman business to determine the likely range of net proceeds for the Company's stockholders that an asset-sale transaction might yield, as those obligations would not be assumed by the prevailing bidder in connection with an asset sale. The board then authorized the solicitation of revised proposals from each of Ventas and the Competing Bidder on that basis and scheduled a follow-up board call for the afternoon of December 18, 2011 to consider the revised proposals and management's analysis of the anticipated transaction costs. Following the meeting, representatives of Mr. Lubar were informed that the Company was exploring other alternatives that would not involve the immediate sale of the Erdman business.

        On the afternoon of December 17, 2011, each of Ventas and the Competing Bidder were contacted to obtain a projected purchase price for the Company's real estate assets. Ventas declined to submit an asset-only proposal but clarified certain elements of its earlier proposal, including elimination of some conditions that the Company perceived might have otherwise adversely impacted the purchase price or the likelihood of closing. The Competing Bidder submitted two written asset-only proposals, on December 17 and 18, 2011, but in each case only at implied per share prices that would be below the most recent closing price of the Company's common stock, $3.60 per share, after accounting for transaction costs and other liabilities and expenses that would have to be discharged before the net proceeds were available for distribution to the Company's stockholders. In its discussions with the Company's financial advisor, the Competing Bidder highlighted the Company's liquidity position, leverage and market capitalization as impediments to the Company's ability to execute its operating strategy that the Competing Bidder believed justified the lower bid.

        At 5:00 p.m. on December 18, 2011, the board reconvened for an update, with management and the Company's advisors present. Citi informed the board of the Competing Bidder's proposal. The board also discussed with Citi financial aspects of Ventas's clarified proposal of $4.60 per share, including the proposed valuation implied for the Company's real estate portfolio, especially when considered in light of the Company's liquidity position and prospects, the potential dilutive impact of equity capital raises, the uncertain prospects for the Erdman business, whether on a standalone basis or as part of the Company, and the current terms of Mr. Lubar's proposal to acquire the Erdman business. The board discussed the Ventas and Erdman sale proposals at length and authorized management, with the assistance of the Company's advisors, to proceed with negotiations with Ventas and to recommence discussions with Mr. Lubar.

        Following the board meeting, the Company contacted representatives of Mr. Lubar to advise them that the transaction would likely proceed with one of the bidders and of the anticipated timetable for execution of definitive agreements. The following morning, in accordance with the Company's directives, Citi informed Ventas and its financial advisors, Centerview Partners, LLC, or Centerview, and Morgan Stanley & Co. LLC, or Morgan Stanley, of the Company's decision to proceed with discussions with Ventas. Representatives of the parties discussed at this time the $0.20 per share deduction to the purchase price in light of the anticipated contributions by the Company of approximately $12 million to fund the liquidity needs of the Erdman business. Alston & Bird distributed revised drafts of the Erdman purchase agreement and related documents to counsel for Mr. Lubar and also provided those documents to Willkie Farr & Gallagher LLP, or Willkie Farr, counsel to Ventas, for its initial review and comment.

        Alston & Bird and Willkie Farr exchanged drafts of the merger agreement reflecting comments from the Company and Ventas, respectively, early in the morning of December 20, 2011, and again later that evening. Representatives of each of Ventas and the Company commenced telephonic negotiations of the merger agreement and also engaged in three-party discussions with Mr. Lubar and his counsel regarding the terms of the Erdman purchase agreement. These discussions continued throughout the evening of December 20, 2011 and into December 21, 2011.

        On December 21, 2011, at the request of Ventas, the chief executive officer of the Company and a representative of Citi met with Ventas representatives, including representatives from Centerview and Morgan Stanley, in Chicago, with Alston & Bird, Willkie Farr and certain other representatives of Citi participating telephonically, to discuss operational matters relating to the extent of integration of the Company and the Erdman companies and the proposed terms of the separation. Following conclusion of the larger session, Ventas communicated its position regarding certain other key terms of the transaction, including its insistence on certain break-up fees and expense reimbursement provisions in the case of termination of the merger agreement and its willingness to remove certain closing conditions Ventas previously had requested. Ventas also indicated that there might be additional purchase price adjustments based on the Company's cash position through closing, but did not provide any additional detail at that time.

        Discussions between representatives of Ventas, the Company and Mr. Lubar to finalize the terms of the merger agreement, the Erdman purchase agreement and related transaction documents continued throughout the day on December 22, 2011. Late in the afternoon on December 22, 2011, Willkie Farr distributed a revised draft of the merger agreement reflecting, among other changes, the terms and conditions indicated by Ventas on December 21, 2011. Ventas and Willkie Farr continued to conduct substantial due diligence on the Erdman business, and engaged in extended discussions with Alston & Bird and counsel to Mr. Lubar regarding the terms of the Erdman purchase agreement and related transaction documents.

        At 9:00 pm EST on the evening of December 22, 2011, the board of the Company convened telephonically to consider the terms of the proposed transactions with Ventas and the Erdman buyer. Management and the Company's outside advisors updated the board on the status of negotiations with Ventas and the Erdman buyer, after which Alston & Bird discussed with the board key terms and conditions of the merger agreement and the Erdman purchase agreement, which had previously been circulated to the board. Alston & Bird also reviewed again the directors' duties under applicable law. Citi reviewed with the Company's board of directors financial aspects of the proposed transaction with Ventas, after which the independent directors convened in executive session to further consider the proposed transactions. At the conclusion of the executive session, the Company's chief executive officer and advisors rejoined the call, and the board authorized moving forward to finalize the merger agreement with Ventas at $4.40 per share and to finalize the Erdman purchase agreement on the terms outlined for the board.

        Following the board meeting, Willkie Farr and Alston & Bird continued negotiations to finalize the merger agreement. At approximately 12:45 a.m. on the morning of December 23, 2011, Ventas's chief executive officer communicated to Cogdell's chief executive officer that it had, as previously discussed, finished analyzing the Company's expected future cash flows, and, in light of this review, Ventas was proposing a purchase price of $4.10 per share. In light of the reduction in price, the Company ceased discussions with Ventas regarding the merger agreement.

        On the morning of December 23, 2011, the Company's chief executive officer directed the Company's advisors to resume discussions with Ventas and Willkie Farr to finalize the merger agreement, subject to final resolution of price discussions. In the meantime, Ventas was provided further information regarding the Company's projected balance sheet and expected future cash flows. Shortly after 12:00 noon, after further negotiations, the Company and Ventas agreed upon a price of $4.25 per share.

        At approximately 2:00 p.m. on December 23, 2011, Alston & Bird distributed a revised draft of the merger agreement to Willkie Farr reflecting the Company's comments. Also on the afternoon of December 23, 2011, representatives of Ventas and Mr. Lubar continued negotiations over the terms of the release and indemnification to be provided by the Erdman purchaser to the Company under the terms of the Erdman sale, which was the primary remaining open issue on the terms of the Erdman sale.

        At approximately 5:00 p.m. on the afternoon of December 23, 2011, Willkie Farr provided to Alston & Bird further comments on the draft merger agreement.

        At 5:30 p.m. on December 23, 2011, the board of directors received updates from the Company's chief executive officer and advisors regarding the status of negotiations of both transactions and the most recent proposed changes to the merger agreement. Also at this meeting, Citi reviewed with the Company's board of directors its financial analysis of the $4.25 per share merger consideration to be received in the Company Merger and rendered to the board an oral opinion, confirmed by delivery of a written opinion dated December 23, 2011, to the effect that, as of that date and based on and subject to the various assumptions and limitations set forth in its opinion, the $4.25 per share merger consideration to be received in the Company Merger by holders of Company common stock was fair, from a financial point of view, to such holders. After further discussion and deliberation, the board of directors, having determined that the Company Merger was advisable and in the best interests of the Company and its stockholders, unanimously approved and declared advisable and in the best interests of the Company and its stockholders the Company Merger, on substantially the terms and conditions set forth in the merger agreement, directed that the Company Merger be submitted to the Company's stockholders for approval, and recommended that stockholders vote in favor of the approval of the Company Merger on substantially the terms and conditions set forth in the merger agreement. Further, the board of directors unanimously deemed the entry into the Erdman purchase agreement advisable and in the best interests of the Company and its stockholders and approved the entry into the Erdman purchase agreement.

        Following the board meeting, the parties finalized the terms of the merger agreement. Early the following morning, on December 24, 2011, the Company and Ventas executed the merger agreement, and the Company and the Erdman buyer executed the Erdman purchase agreement. Prior to market open on December 27, 2011, the proposed transactions were publicly announced.

Reasons for the Company Merger; Recommendation of the Board of Directors

        At a meeting held on December 23, 2011, the board of directors, other than Mr. Lubar (who, as noted above, was excluded from, and did not participate in, deliberations regarding the Company Merger, the merger agreement and related transactions commencing with the December 10, 2011 board meeting), unanimously approved and declared advisable and in the bests interests of the Company and its stockholders the Company Merger, on substantially the terms and conditions set forth in the merger agreement, directed that the Company Merger be submitted to the Company's stockholders for approval, and recommended that stockholders vote in favor of the approval of the Company Merger on substantially the terms and conditions set forth in the merger agreement.

        In evaluating the Company Merger, the merger agreement, and the other transactions contemplated by the merger agreement, including the Erdman sale, the board of directors consulted with our senior management team, as well as the Company's outside legal and financial advisors, and considered a number of factors, including the following material factors:

  •
  the board of directors' understanding of the business, operations, financial condition, earnings and prospects of the Company, including the Company's prospects as an independent entity, and management's and the board of directors' views and opinions on the current state of the REIT industry;

  •
  current impediments to the Company's ability to raise capital and the Company's current liquidity position, each of which would present significant challenges to the Company's ability to execute alternative strategies as an independent company;

  •
  the board of directors' belief that the separation of Erdman from the Company was necessary to effectuate the Company Merger;

  •
  the board of directors' assessment of projected working capital requirements for the Erdman business, which the board believed would need to be funded in order to effectuate most or all of the plausible alternatives to separate Erdman from the Company, and that the sale of the Erdman business pursuant to the Erdman purchase agreement results in a material portion of those contributions from the buyer of the Erdman business;

  •
  the board of directors' belief that the Company Merger is more favorable to the holders of Company common stock than potential alternatives to the Company Merger, which belief was formed based on the board of directors' review, with the assistance of management and the Company's advisors, of potential strategic alternatives available to the Company, including continued operation as an independent company (with or without the Erdman business);

  •
  the fact that the all-cash per share merger consideration will provide holders of Company common stock with immediate fair value, in cash, for their shares, while avoiding long-term business risk, and while also providing holders of Company common stock with certainty of value for their shares;

  •
  the fact that the per share merger consideration represents a premium of approximately 11.3% to the average closing share price of Company common stock for the 30-day trading period ended on December 23, 2011, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 8.4% to the closing share price of Company common stock on December 23, 2011;

  •
  the board of directors' belief that, in light of the solicitation process conducted at the direction of, and in consultation with, our board of directors and the board of directors' knowledge of other participants in the REIT industry, another party would be unlikely to propose an alternative transaction that would be more favorable to the Company and the holders of Company common stock than the Company Merger, and the fact that, if such alternative transaction were proposed, it could be pursued subject to the terms of the merger agreement as described below;

  •
  Citi's opinion and financial presentation, dated December 23, 2011, to the Company's board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $4.25 per share merger consideration to be received in the Company Merger by holders of Company common stock, as more fully described below under the caption "Opinion of the Company's Financial Advisor";

  •
  the likelihood that the Company Merger would be completed based on, among other things (not in any relative order of importance):

  •
  the reputation of Ventas, its familiarity with the Company's industry and its demonstrated ability to complete similar acquisition transactions;

  •
  the fact that there is no financing or due diligence condition to the completion of the Company Merger in the merger agreement;

  •
  the board's assessment of Ventas's resources and access to capital markets to fund the consideration contemplated by the merger agreement;

  •
  the fact that the merger agreement provides that, in the event of a failure of the Company Merger to be consummated under certain circumstances where the conditions to consummation of the Company Merger have been satisfied, Ventas will pay the Company a $15.0 million termination fee, without the Company having to establish any damages, as well as expense reimbursement of $5.0 million;

  •
  the Company's ability, under certain circumstances specified in and prior to the time the holders of Company common stock approve the Company Merger, to (i) provide non-public information in response to an unsolicited written acquisition proposal and (ii) participate in discussions or negotiations with the person making such a proposal, if, in each case, the acquisition proposal was not the result of a violation of the provisions of the merger agreement relating to the solicitation of acquisition proposals, and if the board of directors, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would be reasonably likely to lead to a breach of the duties of the Company's directors under applicable law and, after consultation with the Company's outside counsel and financial advisor, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal;

  •
  the board of directors' ability, under certain circumstances, to (i) withhold, withdraw, qualify or modify the Company recommendation or (ii) cause the Company to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, subject in each case to the payment by the Company of a termination fee of $15.0 million to Ventas plus expense reimbursement of $5.0 million, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, including the per share merger consideration;

  •
  the fact that the outside date under the merger agreement allows for sufficient time to complete the Company Merger;

  •
  the board of directors' review of the potential costs associated with entering into the merger agreement and consummating the Company Merger, including change in control severance and related costs, some or all of which will be discharged by the Company without reducing the per share consideration to be received by the stockholders;

  •
  that no other bidder proposed a cash price in a final bid that was as high as the per share merger consideration offered by Ventas;

  •
  the fact that Ventas's obligation to complete the transaction is not subject to any condition that the Company obtain consents to the assumption of certain of its property-level indebtedness by the surviving company; and

  •
  the fact that the Erdman purchase agreement provides the Company the opportunity to actively market the Erdman business for superior proposals, subject to the requirement that the Company pay a termination fee of $400,000 to the initial Erdman purchaser, which the Company expects would be funded from the incremental proceeds.

        The board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the Company Merger, including the following (not in any relative order of importance):

  •
  the Company Merger would preclude the holders of Company common stock from having the opportunity to participate in the future performance of the Company's assets, future earnings growth and future appreciation of the value of Company common stock;

  •
  the fact that an all-cash transaction would be taxable to the Company's stockholders that are U.S. holders for U.S. federal income tax purposes;

  •
  the significant costs involved in connection with entering into and completing the Company Merger and the substantial time and effort of management required to complete the Company Merger and related disruptions to the operation of the Company's business;

  •
  the fact that the $4.25 per share merger consideration implies a lower premium or a discount for the Company relative to the premiums paid for many other companies acquired in the industry;

  •
  the announcement and pendency of the Company Merger, or failure to complete the Company Merger, may cause substantial harm to relationships with the Company's employees, vendors and customers and may divert management and employee attention away from the day-to-day operation of our business;

  •
  the restrictions on the conduct of the Company's business prior to the completion of the Company Merger, which, subject to specific exceptions, could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the Company Merger;

  •
  the fact that the Company would be prohibited from affirmatively soliciting acquisition proposals for the Company after execution of the merger agreement;

  •
  the possibility that the $15.0 million termination fee and $5.0 million expense reimbursement payable by the Company upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire the Company;

  •
  the fact that, while the Company expects that the Company Merger will be consummated, there can be no assurance that all conditions to the parties' obligations to complete the Company Merger set forth in the merger agreement will be satisfied, and, as a result, the Company Merger may not be consummated;

  •
  that the requirement of the bidders that the Company dispose of the Erdman business as a condition to consummating the Company Merger effectively limited the ability of the Company to broadly market the Erdman business on a standalone basis prior to execution of the merger agreement; and

  •
  the fact that the Company's directors and executive officers have interests in the Company Merger and the Partnership Merger that are different from, or in addition to, the interests of the holders of Company common stock. See "The Company Merger—Interests of the Company's Directors and Executive Officers in the Company Merger" beginning on page 50.

        The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors in evaluating the Company Merger. In view of the variety of factors considered in connection with its evaluation of the Company Merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

        The board of directors recommends that you vote "FOR" the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, "FOR" the proposal to approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

        In considering the recommendation of the board of directors with respect to the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, you should be aware that some of our directors and executive officers have interests in the Company Merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the Company Merger, and in recommending that the Company Merger be approved by the stockholders of the Company. See "The Company Merger—Interests of the Company's Directors and Executive Officers in the Company Merger" beginning on page 50.

Opinion of the Company's Financial Advisor

        The Company has retained Citi as its financial advisor in connection with the Mergers. In connection with this engagement, the Company requested that Citi evaluate the fairness, from a financial point of view, of the $4.25 per share merger consideration to be received in the Company Merger by holders of Company common stock. On December 23, 2011, at a meeting of the Company's board of directors at which the Company Merger was approved, Citi rendered to the board an oral opinion, confirmed by delivery of a written opinion dated December 23, 2011, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $4.25 per share merger consideration to be received in the Company Merger by holders of Company common stock was fair, from a financial point of view, to such holders. For purposes of this section, the term "Cogdell Spencer" refers to the Company, together with OP.

        The full text of Citi's written opinion, dated December 23, 2011, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The description of Citi's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Citi's opinion. Citi's opinion was provided for the information of the Company's board of directors (in its capacity as such) in connection with its evaluation of the Company Merger and only addressed the fairness, from a financial point of view, of the $4.25 per share merger consideration to be received by holders of Company common stock in the Company Merger. Citi's opinion did not address any other aspects or implications of the Mergers or any related transaction. Citi was not requested to consider, and its opinion did not address, the underlying business decision of the Company to effect the Mergers or any related transaction, the relative merits of the Mergers or any related transaction as compared to any alternative business strategies that might exist for Cogdell Spencer or the effect of any other transaction in which Cogdell Spencer might engage. Citi's opinion is not intended to be and does not constitute a recommendation to any security holder as to how such security holder should vote or act on any matters relating to the proposed Mergers, any related transaction or otherwise.

        In arriving at its opinion, Citi:

  •
  reviewed a draft dated December 22, 2011 of the merger agreement;

  •
  held discussions with certain senior officers, directors and other representatives and advisors of Cogdell Spencer concerning the business, operations and prospects of Cogdell Spencer;

  •
  reviewed certain publicly available business and financial information relating to Cogdell Spencer;

  •
  reviewed certain financial forecasts and other information and data relating to Cogdell Spencer provided to or discussed with Citi by Cogdell Spencer's management;

  •
  reviewed the financial terms of the Mergers as set forth in the merger agreement in relation to, among other things, current and historical market prices of Company common stock, Cogdell Spencer's historical and projected earnings and other operating data, and Cogdell Spencer's capitalization and financial condition, including the liquidity requirements of, and capital resources available to, Cogdell Spencer;

  •
  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Cogdell Spencer;

  •
  analyzed, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the Mergers; and

  •
  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

        In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of Cogdell Spencer's management that it was not aware of any relevant information that was omitted or remained undisclosed to Citi. With respect to the financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citi relating to Cogdell Spencer, Citi was advised by Cogdell Spencer's management, and Citi assumed, with the Company's consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Cogdell Spencer's management as to the future financial performance of Cogdell Spencer.

        Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Cogdell Spencer, and Citi did not make any physical inspection of the properties or assets of Cogdell Spencer. Citi is not a real estate appraiser and expressed no opinion as to the value of any individual property of Cogdell Spencer, or the price at which any such property might be transferable, at any time. Citi was advised by Cogdell Spencer's management, and Citi assumed, with the Company's consent, that the Company has operated in conformity with the requirements for qualification as a REIT for federal income tax purposes since its formation as a REIT. Citi assumed, with the Company's consent, that the Mergers and related transactions (including the Erdman Sale and any related cash dividend) would be consummated in accordance with their respective terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Mergers or related transactions, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Cogdell Spencer or the Mergers that would be material to Citi's analyses or opinion. Representatives of Cogdell Spencer advised Citi, and Citi also assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citi or as otherwise described to Citi. In connection with Citi's engagement and at the Company's direction, Citi was requested to approach, and Citi held discussions with, third parties to solicit indications of interest in the possible acquisition of Cogdell Spencer.

        Citi's opinion did not address any terms (other than the $4.25 per share merger consideration to be received in the Company Merger by holders of Company common stock to the extent expressly specified in Citi's opinion) or other aspects or implications of the Mergers, the Erdman Sale or any other related transaction, including, without limitation, the form or structure of the Mergers or any related transaction, the consideration payable in or any tax or other consequences of the Erdman Sale, the consideration payable in respect of any other securities of Cogdell Spencer or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Mergers, any related transaction or otherwise. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Mergers, or any class of such persons, relative to the $4.25 per share merger consideration or otherwise. Citi did not express any opinion as to the solvency or fair value of Cogdell Spencer or any part thereof or the prices at which Company common stock would trade at any time. In addition, Citi expressed no view or opinion as to, and relied, without independent verification and with the Company's consent, upon the assessments of representatives of Cogdell Spencer regarding, legal, regulatory, accounting, tax or similar matters relating to Cogdell Spencer, the Mergers and related transactions as to which Citi understood that Cogdell Spencer had obtained such advice as Cogdell Spencer deemed necessary from qualified professionals. Citi's opinion was necessarily based on information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and Citi expressed no opinion or view as to any potential effects of such volatility on Cogdell Spencer or the Mergers. Except as described in this summary, the Company imposed no other instructions or limitations on Citi with respect to the investigations made or procedures followed by Citi in rendering its opinion.

        In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. This summary of the analyses is not a complete description of Citi's opinion or the analyses underlying, and factors considered in connection with, Citi's opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Cogdell Spencer. No company, business or transaction reviewed is identical to Cogdell Spencer or the Mergers. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions reviewed.

        The estimates contained in Citi's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi's analyses are inherently subject to substantial uncertainty.

        Citi was not requested to, and it did not, recommend the specific consideration payable in the Mergers. The type and amount of consideration payable in the Mergers was determined through negotiations between the Company and Ventas and the decision to enter into the merger agreement was solely that of the Company's board of directors. Citi's opinion was only one of many factors considered by the Company's board of directors in its evaluation of the Mergers and should not be viewed as determinative of the views of the Company's board of directors or management with respect to the Mergers or the consideration to be received in the Company Merger.

        The following is a summary of the material financial analyses provided to the Company's board of directors in connection with Citi's opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi's financial analyses.

        Selected Public Companies Analysis.    Citi reviewed financial and stock market information of Cogdell Spencer and the following four selected publicly traded healthcare REITs with medical office building portfolios:

  •
  HCP, Inc.

  •
  Health Care REIT, Inc.

  •
  Healthcare Realty Trust Incorporated

  •
  Ventas

Citi reviewed, among other things, closing stock prices of the selected companies on December 22, 2011 as a multiple of calendar year 2012 estimated funds from operations, or FFO, per share. Citi then applied a range of selected multiples of calendar year 2012 estimated FFO per share of 14.0x to 15.0x derived from the selected companies to corresponding data of Cogdell Spencer. Financial data of the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. Financial data of Cogdell Spencer were based on internal estimates of Cogdell Spencer's management. This analysis indicated the following approximate implied per share equity value reference range for Cogdell Spencer, as compared to the $4.25 per share merger consideration to be received in the Company Merger:

Implied Per Share Equity Value Reference Range	Company Merger Consideration
$3.92 - $4.20	$4.25

        Selected Precedent Transactions—Premiums Paid Analysis.    Citi reviewed publicly available data relating to 99 transactions involving REITs announced between January 1, 2000 and December 22, 2011, as reported in SNL Financial as of December 22, 2011. Citi reviewed the implied premiums paid in the selected transactions relative to the estimated net asset values of the target companies in such transactions. Citi also reviewed the implied premiums paid in the selected transactions relative to the average closing stock prices of the target companies in such transactions during the one-month and three-month periods prior to public announcement of the relevant transaction. Citi then applied a range of implied premiums paid derived from the selected transactions, based on estimated net asset values to the extent publicly available, of (21.4)% to 93.5% to an illustrative net asset value of $4.64 per share of Company common stock (derived based on a net asset value analysis of Cogdell Spencer as more fully described below under the caption "Net Asset Value Analysis" utilizing a nominal capitalization rate of 7.5%). Citi also applied ranges of implied premiums paid derived from the selected transactions, based on one-month and three-month average closing stock prices, of (12.0)% to 82.5% and (13.9)% to 66.7%, respectively, to the average closing prices of Company common stock during the one-month and three-month periods ended December 22, 2011. Financial data relating to the selected transactions were based on publicly available information. Financial data of Cogdell Spencer were based on internal estimates of Cogdell Spencer's management. This analysis indicated the following approximate implied per share equity value reference ranges for Cogdell Spencer, as compared to the $4.25 per share merger consideration to be received in the Company Merger:

Implied Per Share Equity Value Reference Range Based on Implied Premiums Paid Relative to:
Estimated Net Asset Value	One-Month Average Closing Stock Price	Three-Month Average Closing Stock Price	Company Merger Consideration
$3.65 - $8.98	$3.30 - $6.83	$3.27 - $6.32	$4.25

        Net Asset Valuation Analysis.    Citi performed a net asset valuation analysis of Cogdell Spencer based on the estimated aggregate value of Cogdell Spencer's income-producing properties and other assets, including the Erdman business. Citi calculated the estimated value of Cogdell Spencer's income-producing properties by applying a range of selected nominal capitalization rates (derived from publicly available information relating to selected transactions involving medical office buildings with announced transaction values in excess of $50 million between January 1, 2008 and December 22, 2011) of 7.0% to 7.75% to Cogdell Spencer's calendar year 2012 estimated stabilized cash net operating income for such properties. Citi also calculated the estimated value of Cogdell Spencer's income-producing properties by applying ranges of selected nominal capitalization rates and selected economic capitalization rates (in each case, derived from publicly available financial information relating to the selected companies referred to above under the caption "Selected Public Companies Analysis") of 6.15% to 7.71% and 5.83% to 6.88%, respectively, to Cogdell Spencer's calendar year 2012 estimated stabilized cash net operating income and estimated stabilized cash net operating income, less estimated run-rate capital expenditures, referred to as stabilized economic cash net operating income, for such properties. Estimated financial data for Cogdell Spencer's income-producing properties were based on internal estimates of Cogdell Spencer's management. Other asset values were calculated as follows:

  •
  in the case of the Erdman business, based on a discounted cash flow analysis in which Citi calculated the estimated present value (as of January 1, 2012), utilizing discount rates ranging from 10.0% to 16.0%, of (a) the unlevered, after-tax free cash flows that the Erdman business was forecasted to generate on a standalone basis from third-party projects from calendar year 2012 through calendar year 2016 based on internal estimates of Cogdell Spencer's management both before and after giving effect to a sensitivity for reduced selling, general and administrative expenses per Cogdell Spencer's management and (b) terminal values for the Erdman business derived by applying a range of terminal value multiples of 4.0x to 6.0x to Cogdell Spencer's calendar year 2017 estimated earnings before interest, taxes, depreciation and amortization for the Erdman business on a standalone basis from third-party projects based on internal estimates of Cogdell Spencer's management; and

  •
  in the case of development properties and other assets and liabilities, based on book values of such assets.

        This analysis indicated the following approximate implied per share equity value reference ranges for Cogdell Spencer, as compared to the $4.25 per share merger consideration to be received in the Company Merger:

Implied Per Share Equity Value Reference Range Based on:
Selected Transactions Nominal Capitalization Rates	Selected Companies Nominal Capitalization Rates	Selected Companies Economic Capitalization Rates	Company Merger Consideration
$4.12 - $6.18	$4.18 - $8.09	$2.35 - $5.00	$4.25

        Other Information.    Citi also noted for the Company's board of directors certain additional factors that were not considered part of Citi's financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things, daily closing trading prices of Company common stock during the 52-week period ended December 22, 2011, noting that during such period these trading prices ranged from $3.44 to $6.71 per share.

  Miscellaneous

        Under the terms of Citi's engagement, the Company has agreed to pay Citi for its financial advisory services in connection with the Mergers an aggregate fee currently estimated to be approximately $6.1 million, a portion of which was payable upon delivery of Citi's opinion and approximately $5.5 million of which is contingent upon completion of the Mergers. At the Company's discretion, Citi also may receive an additional fee currently estimated to be approximately $2.9 million upon completion of the Mergers. The Company also has agreed to reimburse Citi for reasonable expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement. Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services to Cogdell Spencer and Ventas unrelated to the proposed Mergers, for which services Citi and its affiliates have received and expect to receive compensation, including, during the two-year period prior to the date of Citi's opinion, aggregate fees of approximately $1.5 million from Cogdell Spencer and approximately $3.3 million from Ventas, as the case may be, for acting as (i) joint lead arranger and co-documentation agent for, and/or a lender under, $200 million and $80.8 million credit facilities of Cogdell Spencer and a $2 billion unsecured revolving credit facility of Ventas, (ii) joint bookrunner and administrative agent for, and a lender under, a $500 million unsecured term loan of Ventas, (iii) joint book-running manager for a $73.5 million preferred stock offering of the Company in 2010, a $49.9 million common stock offering of the Company in 2010 and a $700 million and $400 million notes offering of Ventas in 2011 and 2010, respectively, and (iv) co-sales agent for a $40 million equity distribution program by the Company commenced in 2010. In addition, Citi acted as sole underwriter for a $1.13 billion secondary offering by selling stockholders of Ventas common stock in January 2012.

        In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of the Company and Ventas for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in those securities. Citi and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Cogdell Spencer, Ventas and their respective affiliates.

        The Company selected Citi as its financial advisor in connection with the merger based on Citi's reputation and experience and familiarity with Cogdell Spencer and its business. Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The issuance of Citi's opinion was authorized by Citi's fairness opinion committee.

Certain Company Forecasts

        While the Company provides public guidance for the current fiscal year, and periodically updates such guidance during the course of the fiscal year, it does not, as a matter of course, publicly disclose financial forecasts or internal projections as to future financial performance, earnings or other results for periods longer than one year. The Company is especially cautious of making financial forecasts for periods longer than one fiscal year due to the inherent unpredictability of underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, certain prospective financial information, which we refer to as the financial forecasts, was prepared by our management and reviewed with and discussed with members of the board of directors and the Company's financial advisor, portions of which also were provided to Ventas (and other interested bidders) and their advisors to facilitate their due diligence review. These financial forecasts were not prepared with a view toward public disclosure, are not intended to be an update to previously issued external guidance issued by the Company, and may differ from publicized analyst estimates and forecasts. Management's key assumptions supporting the financial forecasts are discussed below.

        We have included the material portions of the financial forecasts below. This information is not included in this document to influence your decision whether to vote for or against the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, but is being included because these financial forecasts were made available to the board of directors, Ventas (and other interested bidders) and their respective advisors. The inclusion of this information should not be regarded as an indication that the Company's board of directors or advisors or any other person considered, or now considers, such financial forecasts to be material or necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Our management's internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the financial forecasts in this proxy statement should not be relied on as necessarily predictive of actual future events.

        The financial forecasts are not intended to comply with generally accepted accounting principles, or GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Some of the financial forecasts present financial metrics that were not prepared in accordance with GAAP. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

        These financial forecasts are forward-looking statements and were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to industry performance, competition, the regulatory environment, changes in general business, economic, or geopolitical conditions, and currency, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company, including the factors described or referenced under "Cautionary Statement Concerning Forward-Looking Information" beginning on page 19 and other risk factors described in our filings with the SEC that could cause actual results to differ materially from those shown below. In addition, the forecasts reflect assumptions that are difficult to predict and subject to change and may not reflect current prospects for the Company's business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the Company Merger, which might also cause actual results to differ materially. Accordingly, there can be no assurance that these financial forecasts will be realized or that the Company's future financial results will not materially vary from these financial forecasts.

        We have made publicly available our actual results for the first three quarters of the 2011 fiscal year ended March 31, 2011, June 30, 2011 and September 30, 2011. You should review our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, respectively, to obtain this information. See "Where You Can Find More Information" beginning on page 89.

        No one has made or makes any representation to readers of this proxy statement regarding the information included in the financial forecasts set forth below. Readers of this proxy statement are cautioned not to rely unduly on the forecasted financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. We have not updated and do not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. The Company has made no representation to Ventas or MergerSub in the merger agreement or otherwise concerning these financial forecasts.

        In preparing the summary financial forecasts, our management made the following key assumptions:

  •
  GAAP Net Operating Income:

  •
  In-place rent increases based on projected Consumer Price Index (CPI) growth;

  •
  Lease-up and lease renewal assumptions based on management estimates;

  •
  No property acquisitions or dispositions;

  •
  New development spending of $26 million in 2012 for Good Sam MOB in Puyallup, Washington and St. Luke's MOB in Duluth, Minnesota;

  •
  New development spending of $83 million in 2013 and $95 million in 2014;

  •
  New development spending in 2013 and 2014 assumed to generate an 8.0% unleveraged cash yield upon stabilization; and

  •
  No new incremental joint venture projects.

  •
  Design-build:

  •
  Projected revenue based on existing prospect pipeline;

  •
  2012: 56% of revenues related to on-balance sheet projects; 44% related to third-party projects;

  •
  2013 and 2014: 50% of revenues related to on-balance sheet projects; 50% related to third-party projects; and

    •
    Total selling, general and administrative expenses increase by 6.8% in 2012, 8.3% in 2013 and 2.4% in 2014.

  •
  Third party property management:

  •
  Projected annual revenue of $3.2 million; and

  •
  Projected annual expenses of $2.7 million; and

  •
  Corporate general and administrative expenses increase by $500,000 per year.

        The following consolidated corporate financial forecasts and projections were prepared by management of the Company and given to Ventas (and other interested bidders), the board of directors and their respective advisors. These forecasts and projections were based on the Company as a whole and did not reflect the sale of the Erdman business separately.

Corporate Projections
($ in millions)

	2011E	2012E	2013E	2014E
GAAP Net Operating Income	$60.5	$67.3	$73.0	$82.1
Property Management and Other Revenue	3.2	3.2	3.2	3.2
Property Management and Other Expenses	(2.7)	(2.7)	(2.7)	(2.7)
Corporate G&A	(9.5)	(10.0)	(10.5)	(11.0)
Design-build EBITDA	(3.7)	(3.4)	0.2	7.3
Noncontrolling Interest	(4.5)	(5.1)	(5.2)	(5.6)

Total EBITDA	$43.3	$49.3	$58.0	$73.3

Real Estate Portfolio Cash Net Operating Income	N/A	$59.1	$63.1	$64.8

Management of the Company also prepared a projection for calendar year 2012 estimated FFO per share of $0.28, which was provided to the Company's board of directors and financial advisor and not to any bidder for the Company.

        The following forecasts and projections, which provide greater detail regarding the calculation of projected EBITDA for the Erdman business, were provided to Ventas (and other interested bidders), the board and their respective advisors. Although designed to show projected performance of the Erdman business, these projections assumed operation of the Erdman business as part of the overall Company. The performance of the Erdman business on a standalone basis would likely differ materially from the projections set forth below. For example, as noted above, these projections are based on assumptions that at least 50% of design-build projects would be on-balance sheet and therefore funded by the Company. Without access to such development capital, either because Erdman is operated as a standalone business or because the Company is not able to provide such capital, it is likely that the performance of the Erdman business would differ materially from these projections.

Design-Build EBITDA Detail
($ in millions)

	2011E	2012E	2013E	2014E
Design-build Revenue	$131.0	$149.0	$186.3	$260.8
Design-build Inter-company Revenue Elimination	(48.0)	(83.0)	(93.1)	(130.4)
Design-build Expense	(117.0)	(131.9)	(158.3)	(220.3)
Design-build Inter-company Expense Elimination	45.0	78.2	82.3	114.6
SG&A	(14.7)	(15.7)	(17.0)	(17.4)

Total Design-Build EBITDA	$(3.7)	$(3.4)	$0.2	$7.3

        Management also prepared the following forecasts and projections for the Erdman business, assuming that no further funding from the Company would be available for on-balance sheet projects and all future design-build projects would be owned and funded by third parties. This information was provided to the Company's board of directors and financial advisor and not to any bidder for the Company.

Erdman Design-Build Business (Third-Party Projects Only)
($ in millions)

	2012E	2013E	2014E	2015E	2016E	2017E
EBITDA	$(16.5)	$(12.6)	$(7.4)	$(0.8)	$7.8	$9.0
Unlevered Cash Flow	(17.7)	(15.0)	(9.8)	(3.2)	5.4	N/A

Financing of the Mergers

        Ventas has represented and warranted to the Company that, on the closing date, Ventas, MergerSub and OP MergerSub will have sufficient funds to satisfy all of the obligations of Ventas, MergerSub and OP MergerSub under the merger agreement, including (i) the payment of any amounts required to be paid as consideration to the holders of Company common stock, the Company's Series A Preferred Stock, partnership interests in the Operating Partnership, restricted Company common stock and long-term incentive plan units of limited partnership interest in the Operating Partnership, (ii) the payment of any indebtedness of the Company and the Company's subsidiaries required to be repaid, redeemed, retired, cancelled or terminated or otherwise satisfied in connection with or as a result of the Mergers, and (iii) the payment of all fees and expenses reasonably expected to be incurred by Ventas and MergerSub in connection therewith.

Closing and Effective Time of Mergers

        Unless the parties otherwise agree in writing, the closing of the Mergers will take place at (x) 10:00 a.m. local time on the third business day following the date on which the last of the conditions to closing of the Mergers (described under "The Merger Agreement—Conditions to the Mergers" beginning on page 76) has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Mergers, but subject to the satisfaction or waiver of those conditions) or (y) at such other time as Ventas and the Company may agree; provided, that, notwithstanding the foregoing, Ventas, in its sole discretion, has the right to extend the closing of the Mergers (i) for up to 45 days for any reason and (ii) for up to an additional 30 days for the purpose of obtaining any consent, amendment or waiver from any lenders of the Company and/or the Company's subsidiaries with respect to any indebtedness of the Company and the Company's subsidiaries, any counterparties to joint venture or partnership agreements, and/or any lessors under ground leases, but Ventas may not extend the closing for such purposes to any date after May 15, 2012. Assuming timely satisfaction of the necessary closing conditions, we anticipate that the Mergers will be completed during the second quarter of 2012.

Payment of Merger Consideration and Surrender of Stock Certificates

        In connection with the Company Merger, each record holder of shares of Company common stock, shares of Series A Preferred Stock, and OP Units will be sent a letter of transmittal, not later than the fifth business day following completion of the Mergers, describing how such holder may exchange its shares of Company common stock, Series A Preferred Stock or OP Units, as applicable, for the appropriate consideration.

        You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

        You will not be entitled to receive the per share merger consideration or preferred per share merger consideration, as applicable, until you deliver a duly completed and executed letter of transmittal to the paying agent. If ownership of your shares is not registered in the transfer records of the Company because a transfer has occurred, the per share merger consideration or preferred per share merger consideration, as applicable, will be paid if the applicable letter of transmittal is accompanied by the stock certificates representing such shares, all documents and endorsements required to evidence and effect such transfer, and evidence that any applicable stock transfer taxes have been paid.

Interests of the Company's Directors and Executive Officers in the Company Merger

        When considering the recommendation of the board of directors that you vote to approve the proposal to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, you should be aware that some of our directors and executive officers have interests in the Company Merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the Company Merger, and in recommending that the Company Merger be approved by the stockholders of the Company. In the discussion below, we have quantified the potential payments and benefits to our executive officers and to our non-employee directors in connection with the Company Merger. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control and a sale of the Company.

  Equity Compensation Awards

        Immediately before the effective time of the Partnership Merger, each unvested LTIP Unit granted under the Operating Partnership's long-term incentive plans or otherwise that is outstanding at such time will become fully vested and each vested LTIP Unit will automatically convert into an OP Unit, or fraction thereof, based on the adjusted capital account balance allocable to such LTIP Unit immediately prior to the Partnership Merger. Accordingly, holders of LTIP Units that are so converted generally will receive the per share merger consideration, without interest, less any applicable withholding taxes.

        Effective immediately before the effective time of the Company Merger, each outstanding share of restricted stock granted under the Company's equity plans will become fully vested and will convert into the right to receive the per share merger consideration, in each case without interest and less any applicable withholding taxes.

        The following table sets forth for each person who has been an executive officer or non-employee director of the Company at any time since the beginning of our most recent completed fiscal year, (i) the number and value of outstanding vested LTIP Units expected to convert in connection with the Partnership Merger into an OP Unit, which generally will entitle the holder to receive the per share merger consideration, (ii) the number and value of outstanding unvested LTIP Units which will become fully vested and are expected to convert in connection with the Partnership Merger into an OP Unit, which generally will entitle the holder to receive the per share merger consideration, (iii) the number and value of shares of restricted stock which will become fully vested and entitle the holder to receive the per share merger consideration, and (iv) the value and number of OP Units which will convert into the right to receive the per share merger consideration, in each case held by each such person as of February 3, 2012:

	Number of Vested LTIP Units (#)	Value of Vested LTIP Units ($)(1)	Number of Unvested LTIP Units (#)	Value of Unvested LTIP Units ($)(1)	Number of Shares of Restricted Stock (#)	Value of Shares of Restricted Stock ($)(2)	Number of OP Units (#)	Value of OP Units ($)(3)	Number of Shares of Common Stock	Value of Shares of Common Stock ($)	Total Holdings	Value of Total Holdings ($)
Executive Officers:
Raymond W. Braun President and Chief Executive Officer	—	—	—	—	521,610	2,216,843	—	—	74,516	316,693	596,126	2,533,536
Charles M. Handy Chief Financial Officer, Executive Vice President and Secretary	21,281	90,444	30,461	129,459	—	—	111,320	473,110	2,000	8,500	165,062	701,513
James W. Cogdell Former Executive Chairman of the Board(4)	—	—	—	—	—	—	943,388	4,009,399	1,348,203	5,729,863	2,291,591	9,739,262
Non-Employee Directors:
John R. Georgius	—	—	—	—	—	—	9,704	41,242	164,494	699,100	174,198	740,342
Richard B. Jennings	—	—	—	—	—	—	—	—	48,366	205,556	48,366	205,556
Christopher E. Lee	9,967	42,360	—	—	—	—	16,685	70,911	13,846	58,846	40,498	172,117
David J. Lubar	—	—	—	—	—	—	1,245,990	5,295,458	1,026,294	4,361,750	2,272,284	9,657,208
Richard C. Neugent	—	—	—	—	—	—	6,569	27,918	43,514	184,935	50,083	212,853
Randolph D. Smoak, Jr. M.D.	6,645	28,241	—	—	—	—	8,982	38,174	25,896	110,058	41,523	176,473
Frank C. Spencer(5)	—	—	—	—	—	—	360,123	1,530,523	238,435	1,013,349	598,558	2,543,872

(1)
Calculated by assuming such LTIP Units convert into OP units on a 1-for-1 basis, and multiplying the resulting number of OP Units by the per share merger consideration of $4.25. The actual amount paid in respect of the LTIP Units generally will be based on the actual number of OP Units into which the outstanding LTIP Units are converted in connection with the Partnership Merger.

(2)
Calculated by multiplying the number of shares of restricted stock by the per share merger consideration of $4.25.

(3)
Calculated by multiplying the number of OP Units by the per share merger consideration of $4.25.

(4)
Mr. Cogdell was an executive officer of the Company through May 3, 2011, and his employment with the Company terminated on November 1, 2011.

(5)
Mr. Spencer's employment with the Company terminated on October 31, 2010, and his service as a member of the Board terminated on February 1, 2011.

  Employment Agreements with Messrs. Braun and Handy

        We previously entered into employment agreements with each of Messrs. Braun and Handy, which provide for the payment of certain severance benefits if the executive is involuntarily terminated without "cause" or, in the case of Mr. Handy, if the executive terminates his employment with "good reason" (as such terms are defined below). In addition, if Mr. Handy terminates his employment with us within one year following a change in control, such as the Company Merger, for any reason, such termination shall be deemed a termination by him for good reason.

        Upon a termination of Mr. Braun's employment by us without cause, Mr. Braun will be entitled to receive the following severance payments and benefits: (i) a lump-sum cash payment equal to his current annual base salary; (ii) a pro-rata (based on the number of days employed in the fiscal year of termination) maximum annual bonus for the fiscal year in which his termination occurs; and (iii) continuing coverage at active employee rates under our group health plans for one year after termination of employment. In addition, upon a change in control, Mr. Braun's outstanding restricted shares become fully-vested and non-forfeitable.

        Upon a termination of Mr. Handy's employment either (i) by us without cause, (ii) by him for good reason, or (iii) by him for any reason within one year following a change in control, Mr. Handy will be entitled to receive the following severance payments and benefits: (i) a lump-sum cash payment equal to 1.99 multiplied by the sum of (1) his then-current annual base salary and (2) the greater of (A) the average bonus paid to him over the previous two years, and (B) the maximum bonus payable to him for the fiscal year in which the termination occurs (such sum, the "Base Severance Amount"); and (ii) continuing coverage at active employee rates under our group health plans for three years after termination of employment. In addition, upon a change in control, Mr. Handy's outstanding unvested LTIP Units become fully vested.

        In the event we give Mr. Handy notice of non-renewal of his employment agreement, Mr. Handy will be entitled to the same payments and benefits as if terminated by us without cause, except that his lump-sum cash payment will equal the Base Severance Amount. In addition, if we elect to subject Mr. Handy to the non-competition and non-solicitation provisions described below, he will be entitled to a cash payment equal to the Base Severance Amount.

        In the event that any amount payable to Mr. Handy is determined to be an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, he will be entitled to a gross-up payment equal to the excise tax imposed under Section 4999 of the Code. The amount of gross-up payment (which is also treated as an excess parachute payment) will be equal to the sum of the excise taxes payable by Mr. Handy by reason of receiving the parachute payments plus the amount necessary to put Mr. Handy in the same after-tax position as if no excise taxes had been imposed on Mr. Handy (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates).

        For purposes of the employment agreements with Messrs. Braun and Handy, "cause" generally means: (i) conviction of, or formal admission to, a felony, including, for Mr. Handy, conviction of, or formal admission to, a misdemeanor the circumstances of which are to the material detriment to the Company's reputation whether or not in the performance of duties thereunder; (ii) engagement in the performance of his duties, or otherwise to our material and demonstrable detriment, in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement; (iii) repeated failure to adhere to the directions of our Board, or to adhere to our policies and practices; (iv) willful and continued failure to substantially perform the executive's duties properly assigned to him (other than any such failure resulting from his disability) after demand for substantial performance is delivered by us specifically identifying the manner in which we believe he has not substantially performed such duties; (v) breach of any of the provisions of the covenants of his employment agreement; or (vi) breach in any material respect of the terms and provisions of his employment agreement and failure to cure such breach within 30 days following written notice from us specifying such breach.

        For purposes of the employment agreement with Mr. Handy, "good reason" generally means: (i) the material reduction of his authority, duties and responsibilities, the failure to continue Mr. Handy's appointment in his given position, or the assignment to him of duties materially inconsistent with his position or positions with us; (ii) a reduction in Mr. Handy's annual salary; (iii) the relocation of Mr. Handy's office to more than 50 miles from Charlotte, North Carolina; or (iv) our material and willful breach of Mr. Handy's employment agreement.

        The term "change of control" as used in the employment agreements with Messrs. Braun and Handy is generally defined to mean: (i) any transaction by which any person or group becomes the beneficial owner, either directly or indirectly, of our securities representing 50% or more of either (1) the combined voting power of our then outstanding securities or (2) the then outstanding shares of our Common Stock; or (ii) any consolidation or merger where our stockholders, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or (iii) there shall occur (1) any sale, lease, exchange or other transfer of all or substantially all of our assets, or (2) the approval by our stockholders of any plan or proposal for our liquidation or dissolution; or (iv) the members of our Board, at the beginning of any consecutive 24-calendar-month period cease for any reason other than due to death to constitute at least a majority of the members of the Board.

        Pursuant to the terms of the non-competition provisions in Messrs. Braun and Handy's employment agreements, the executive officer is generally prohibited for a one-year period, in the case of Mr. Braun, and for a two-year period, in the case of Mr. Handy, following termination from, directly or indirectly, whether as an owner, partner, stockholder, principal, agent, employee, consultant or in any other relationship or capacity, engaging in any element of our business or otherwise competing with us or our affiliates, rendering any services to any person, corporation, partnership or other entity engaged in competition with us or our affiliates, or providing financial assistance to or otherwise obtaining an ownership interest in a competitor of ours or of our affiliates within a restricted territory encompassing several states in the southeast. The executive officer is generally prohibited, for a one-year period, in the case of Mr. Braun, and for a two-year period, in the case of Mr. Handy, from, directly or indirectly, knowingly soliciting or encouraging to leave the employment or other service, or the employment or service of any of our affiliates, any employee or independent contractor thereof or hiring any employee or independent contractor who has left our employment or other service or the employment or service of any of our affiliates within the one-year period (six months, in the case of Mr. Braun), which follows the termination of such employee's or independent contractor's employment or other service with us and our affiliates. The employment agreements also contain provisions that prohibit each of Messrs. Braun and Handy from intentionally interfering with our client or customer relationships (one-year prohibition for Mr. Braun and two years for Mr. Handy), in addition to provisions preventing the executive officers from making statements that may adversely affect or otherwise malign our business or reputation, or that of any of our affiliates, for a period of time following his termination of employment (two years for Mr. Handy and indefinite for Mr. Braun). As described above, if we elect to enforce the non-competition and non-solicitation provisions in Mr. Handy's employment agreement, he will be entitled to a cash payment equal to the Base Severance Amount.

        Each of Messrs. Braun and Handy is required to retain in strictest confidence, and not use for his benefit or the benefit of others, except in connection with our business and affairs and those of our affiliates, all confidential matters relating to our business and the business of any of our affiliates and to us and any of our affiliates, learned by the executive officer directly or indirectly from us or any of our affiliates, and is not to disclose such confidential information to anyone outside of our company except with our express written consent and except for confidential information which is at the time of receipt, or thereafter becomes, publicly known through no wrongful act of the executive officer, or is received from a third party not under an obligation to keep such information confidential and without breach of the executive officer's employment agreement.

  Golden Parachute Compensation

        The descriptions and quantifications of the payments in the table below are intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation and benefits that each of the Company's named executive officers will or may receive in connection with the Company Merger. This compensation is referred to as "golden parachute" compensation by applicable SEC disclosure rules, and such compensation is subject to a non-binding, advisory vote of our stockholders, as described below in the section "Advisory Vote Regarding Golden Parachute Compensation."

        The following table sets forth estimated amounts of the "golden parachute" compensation that certain executive officers of the Company could receive in connection with the Company Merger. These amounts assume completion of the Company Merger and the termination of each executive officer's employment on March 31, 2012, and are based on the equity holdings of the named executive officers as of February 3, 2012.

Name	Cash ($)(1)	Equity ($)(2)		Perquisites/ Benefits ($)(3)	Tax Reimbursements ($)(4)	Total ($)
Raymond W. Braun	500,000	2,216,843	(5)	17,176	—	2,734,019
Charles M. Handy	1,620,857	219,904	(6)	51,528	455,165	2,347,454
James W. Cogdell(7)	—	—		—	—	—
Frank C. Spencer(8)	—	—		—	—	—

(1)
Represents the aggregate value of the cash severance payments if the named executive officer's employment is terminated following the Company Merger, as described in greater detail above under "—Employment Agreements with Messrs. Braun and Handy." Amounts included in this column are "double-trigger" in nature because the eligibility to receive the payment requires a qualifying termination of employment. Each of the named executive officer's cash severance payments are payable in a lump sum following termination of employment. The estimated amount of each cash severance payment payable to Messrs. Braun and Handy is as follows:

•
Mr. Braun:  (a) $400,000 for the cash payment equal to his current annual base salary; and (b) $100,000 for the cash payment equal to his pro-rata maximum annual bonus for fiscal year 2012.

•
Mr. Handy:  (a) $1,078,765 for the cash payment equal to 1.99 multiplied by the sum of (1) his current annual base salary, and (2) the greater of (A) the average bonus paid to him over the previous two years and (B) the maximum bonus payable to him for fiscal year 2012; and (b) $542,093 for the cash payment equal to the sum of (1) and (2) above, which would be due to Mr. Handy assuming we elect to enforce the non-competition and non-solicitation provisions in his employment agreement.

(2)
Amounts included in this column are "single-trigger" in nature because the eligibility to receive the payment is conditioned solely on the completion of the Company Merger, without regard to whether there is a corresponding termination of employment. The payments are calculated based on the per share merger consideration of $4.25.

(3)
Represents the value of continued participation in group health and dental plans for one year, in the case of Mr. Braun, or three years, in the case of Mr. Handy, calculated based on the monthly premiums for participation in the plan as of January 1, 2012, and using the assumptions used for financial reporting purposes under GAAP. Amounts included in this column are "double-trigger" in nature because the eligibility to receive the payment requires a qualifying termination of employment.

(4)
Represents the estimated golden parachute excise tax gross-up payment to Mr. Handy. The calculation of the estimated tax gross-up payment is based on a Code Section 4999 golden parachute excise tax rate of 20%, 35% federal income tax rate, 1.45% Medicare tax rate and 7.75% North Carolina state tax rate, and treats the $542,093 payment that would be due to Mr. Handy if we elect to enforce the non-competition and non-solicitation provisions in his employment agreements as reasonable compensation for services following the Company Merger and not subject to the excise tax.

(5)
Represents the aggregate payments to be made in respect of shares of restricted stock that will vest upon the effective time of the Company Merger, as described in greater detail above under "—Equity Compensation Awards."

(6)
Represents the aggregate payments to be made in respect of unvested LTIP Units that will vest immediately prior to the effective time of the Partnership Merger ($129,459) and the conversion of vested LTIP Units into OP Units in connection with the Partnership Merger ($90,444), as described in greater detail above under "—Equity Compensation Awards," and assuming conversion of the LTIP Units into OP Units on a 1-for-1 basis. The actual amount paid in respect of the LTIP Units generally will be based on the actual number of OP Units into which the outstanding LTIP Units are converted in connection with the Partnership Merger.

(7)
Mr. Cogdell was a named executive officer in the Company's 2011 definitive proxy statement pursuant to Item 402(a)(3)(iii) of Regulation S-K, and therefore is included in the above table pursuant to the requirements set forth in Instruction 1 to Item 402(t)(2) of Regulation S-K. Mr. Cogdell's employment terminated on November 1, 2011, not in connection with the Company Merger, and he received certain severance benefits. As of February 3, 2012, Mr. Cogdell does not hold any LTIP Units or shares of restricted stock. Accordingly, no amounts are reported in the table for Mr. Cogdell.

(8)
Mr. Spencer was a named executive officer in the Company's 2011 definitive proxy statement pursuant to Item 402(a)(3)(i) of Regulation S-K, and therefore is included in the above table pursuant to the requirements set forth in Instruction 1 to Item 402(t)(2) of Regulation S-K. Mr. Spencer's employment terminated on October 31, 2010, not in connection with the Company Merger, and he received certain severance benefits. As of February 3, 2012, Mr. Spencer does not hold any LTIP Units or shares of restricted stock. Accordingly, no amounts are reported in the table for Mr. Spencer.

  Erdman Sale

        Mr. David Lubar, one of the Company's former directors, who resigned from the Company's board of directors on January 5, 2012, is a principal of the investment fund that is providing Madison DB with its required equity funding to consummate the Erdman Sale. Mr. Lubar was excluded from, and did not participate in, deliberations of the Company's board of directors regarding the merger agreement and the Erdman purchase agreement.

  Continued Benefits

        Ventas has agreed that it will, and will cause the Surviving Company after the effective time of the Company Merger to:

  •
  honor each material benefit plan of the Company and its subsidiary, which we refer to as the Company Benefit Plans, other than any Company Benefit Plan that covers only employees of the Erdman Companies, and any related funding arrangements of such Company Benefit Plans in accordance with their terms;

  •
  honor all rights to vacation, personal and sick days accrued by employees of the Company, its subsidiaries (other than the Erdman Companies) and the Operating Partnership under the Company Benefit Plans and reflected in the records of the Company through and including the effective time of the Company Merger; and

  •
  until the date that is 12 months after the effective time of the Company Merger, provide, pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) to the employees of the Company, its subsidiaries (other than the Erdman Companies) and the Operating Partnership that are in the aggregate no less favorable than the pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) that, at the election of Ventas, are provided (i) to such employees pursuant to Company Benefit Plans as of the date of the merger agreement or (ii) by Ventas to its similarly situated employees.

        However, Ventas is not obligated to continue any particular Company Benefit Plan nor is Ventas prohibited from terminating (or causing the termination of) the employment of any employee of the Company, its subsidiaries (other than the Erdman Companies) and the Operating Partnership at any time after the closing of the Mergers for any reason (or no reason). See "The Merger Agreement—Employee Benefit Matters" beginning on page 74.

  Tax Protection Agreements with Messrs. Cogdell, Handy and Smoak

        Mr. James W. Cogdell, the former Executive Chairman of the Board, Mr. Charles M. Handy, one of the Company's current executive officers, and Dr. Randolph D. Smoak, Jr. M.D., one of the Company's directors, have entered into "tax protection agreements." The amount of payments, if any, pursuant to existing tax protection agreements entered into by such individuals and the Operating Partnership is not currently determinable.

  Arrangements with the Surviving Corporation

        As of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with Ventas or its affiliates regarding employment with, or the right to participate in the equity of, Ventas. In addition, no member of our board of directors has entered into any agreement, arrangement or understanding with Ventas or its affiliates regarding the right to participate in the equity of Ventas.

Material U.S. Federal Income Tax Consequences of the Company Merger

  Federal Income Tax Consequences to the Company

        In the Company Merger, if the Company is merged with and into MergerSub with MergerSub surviving, the Company Merger will be treated for U.S. federal income tax purposes as a taxable sale by the Company of all of its assets to MergerSub in return for cash, in the amount of the aggregate merger consideration plus the assumption of the Company's liabilities, followed by a taxable liquidation of the Company under section 331 of the Code. Under these circumstances the Company will be deemed to have distributed the merger consideration to the Company stockholders in connection with the deemed liquidation, and the liquidating distribution will be treated as a dividend for purposes of the dividend paid deduction to the extent of the Company's earnings and profits and thus should be sufficient to satisfy the Company's requirement to distribute at least 90% of its REIT taxable income for the taxable year of the merger. Alternatively, if MergerSub is merged with and into the Company with the Company surviving, Ventas will be deemed to have acquired all of the Company's stock from its stockholders in exchange for the aggregate merger consideration, and stockholders will generally be deemed to have sold their shares of Company stock to Ventas in a taxable transaction. Under these circumstances the Company will be deemed to liquidate immediately thereafter in a nontaxable transaction pursuant to Section 332 of the Code, provided that the Company will be entitled to a dividend paid deduction to the extent of the Company's earnings and profits.

  Exchange of Shares of Company Common Stock or Series A Preferred Stock for Cash Pursuant to the Merger Agreement

        If the Company is merged with and into MergerSub with MergerSub surviving, U.S. stockholders who receive the per share merger consideration or the preferred per share merger consideration in exchange for shares of Company common stock or Series A Preferred Stock, respectively, will be treated for U.S. federal income tax purposes as having received a liquidating distribution of cash in exchange for their shares in a taxable transaction and will recognize capital gain or loss in an amount equal to the difference between the total cash consideration received by each such stockholder and such respective stockholder's adjusted basis in their shares of Company common stock or Series A Preferred Stock, as applicable. If MergerSub is merged with and into the Company with the Company surviving, U.S. stockholders who receive the per share merger consideration or the preferred per share merger consideration in exchange for shares of Company common stock or Series A Preferred Stock, respectively, will be treated for U.S. federal income tax purposes as having sold their shares of Company common stock or Series A Preferred Stock, as applicable, in exchange for the per share merger consideration or the preferred per share merger consideration, as applicable, and will recognize capital gain or loss in an amount equal to the difference between the total cash consideration received by each such stockholder and such respective stockholder's adjusted basis in their shares of Company common stock or Series A Preferred Stock, as applicable. Capital gain of a non-corporate U.S. stockholder arising in connection with the exchange of their shares of Company common stock or Series A Preferred Stock, as applicable, for cash will generally be taxed at a maximum rate of 15% provided that the stockholder has held such shares for a period greater than one year.

        A U.S. stockholder who has held their shares of Company common stock or Series A Preferred Stock, as applicable, for six months or less at the effective time of the Company Merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a capital loss with respect to those shares will be treated as recognizing a long-term, rather than short-term, capital loss to the extent of any capital gain dividends previously received by such stockholder from the Company. The deductibility of capital losses, in general, is subject to limitations. With respect to stockholders of the Company that acquired such shares at different times and/or different prices, gain or loss must be calculated and accounted for separately for each block of shares.

  Exchange of OP Units for Cash Pursuant to the Partnership Merger

        Holders of OP Units who exchange their OP Units for cash in connection with the Partnership Merger (including holders of LTIP Units which are converted to OP Units in connection with the Partnership Merger, generally based upon the ratio which the portion of their adjusted capital account balance properly allocable to each LTIP Unit at such time bears to the portion of the Company's adjusted capital account balance properly allocable to each OP Unit held by the Company at such time), will be treated as selling their OP Units to Ventas in exchange for the per share merger consideration and will recognize capital gain or loss in an amount equal to the difference between (x) the sum of the per share merger consideration received in the Partnership Merger plus the amount of the Operating Partnership's liabilities allocated to such partner for federal income tax purposes immediately prior to the Partnership Merger and (y) such partner's adjusted basis in their interest in the Operating Partnership. Capital gain of a non-corporate U.S. holder of OP Units arising in connection with the Partnership Merger will generally be taxed at a maximum rate of 15% provided that the partner has held such OP Units for a period greater than one year.

        As a result of the Partnership Merger, certain holders of OP Units may be entitled to receive additional payments pursuant to existing "tax protection agreements" entered into by such limited partners and the Operating Partnership. The determination of the amount of any such payments required to be made to any limited partner as a result of the Partnership Merger will be made by Ventas. Any payment received by a limited partner of the Operating Partnership pursuant to the terms of the applicable tax protection agreement will be subject to U.S. federal income tax at ordinary income rates.

  Backup Withholding and Information Reporting

        Under U.S. federal income tax law, consideration to be received in the Company Merger may be subject to information reporting and a 28% backup withholding tax. Backup withholding generally will not apply to payment made to certain exempt recipients such as a corporation of financial institution or to a stockholder which certifies such stockholder's taxpayer identification number and certain other required information or provides a certificate of foreign status. Backup withholding is not an additional tax. If backup withholding applies, the amount withheld will be allowed as a refund or credit against such stockholder's U.S. federal income tax liability, provided the required information is furnished by the stockholder to the Internal Revenue Service on a timely basis.

  Federal Income Tax Consequences for Non-U.S. Holders of Company Common Stock, Series A Preferred Stock or Partnership Units

        If the Company is merged with and into MergerSub with MergerSub surviving, non-U.S. holders of Company common stock or Series A Preferred Stock, as applicable, who receive the per share merger consideration or preferred per share merger consideration, respectively, in exchange for shares of Company common stock or Series A Preferred Stock, as applicable, will be treated for U.S. federal income tax purposes as having received a liquidating distribution of cash in exchange for their shares, and will be subject to tax under the Foreign Investment in Real Property Tax Act of 1980, which we refer to as FIRPTA, and withholding at the rate of 35% to the extent such distribution is attributable to gain deemed recognized by the Company with respect to its U.S. real property interests in connection with the Company Merger regardless of whether overall gain or loss in recognized in connection with the Company Merger. Non-U.S. stockholders should consult their tax advisors regarding the possibility of obtaining a refund of such withholding tax. If MergerSub is merged with and into the Company with the Company surviving, non-U.S. holders of Company common stock or Series A Preferred Stock, as applicable, who receive the per share merger consideration or preferred per share merger consideration, respectively, in exchange for shares of Company common stock or Series A Preferred Stock, as applicable, will be treated for U.S. federal income tax purposes as having sold their Company common stock or Series A Preferred Stock, as applicable, to Ventas in exchange for the per share merger consideration or preferred per share merger consideration, respectively, and, provided that the Company qualifies as a "domestically controlled" REIT, will not be subject to U.S. federal income tax on gain they recognize as a result of the Company Merger. The Company will qualify as a "domestically controlled" REIT if, at all times during the five-year period preceding the closing of the Company Merger, less than 50% in value of the Company's stock has been held, directly or indirectly, by non-U.S. stockholders. The Company believes that it qualifies and will continue to qualify as a "domestically controlled" REIT.

        A non-U.S. holder of OP Units will be subject to FIRPTA withholding at the rate of 10% of the gross proceeds deemed received in connection with the Partnership Merger (including proceeds attributable to the reduction in such holder's share of allocated liabilities). Non-U.S. holders of OP Units should consult their tax advisors regarding the possibility of obtaining a refund of such withholding tax.

        The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Company Merger. Because individual circumstances may differ, each stockholder should consult the stockholder's tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Company Merger in light of such stockholder's particular circumstances and the application of state, local and foreign tax laws.

 Regulatory Approvals and Notices

        The Company Merger will not require any regulatory approval or notice, except as may be required under the Exchange Act, the Securities Act and the rules and regulations of the NYSE, and the filing and acceptance for record of the merger filing, as required by the Maryland General Corporation Law, or MGCL.

 Litigation Related to the Company Merger

        On December 29, 2011, a complaint was filed in the Superior Court for State of North Carolina, Mecklenburg County against the Company, the Company's directors and Ventas on behalf of a putative class of similarly situated investors, alleging that the Company's board of directors breached their fiduciary duties regarding the Company Merger and that Ventas aided and abetted the alleged breach of fiduciary duties. Beginning on January 4, 2012, six other putative class action suits were filed in the Maryland Circuit Court for Baltimore City against the same defendants and alleging similar breach of fiduciary duty and aiding and abetting claims, although certain complaints also named the Operating Partnership, MergerSub and OP MergerSub as defendants. The cases pending in Maryland were consolidated by the Court on January 31, 2012. On February 3, 2012, the plaintiff in the North Carolina action filed an amended complaint. All of the pending cases ask that the Company Merger be enjoined and seek other unspecified monetary relief. On January 27, 2012, the Company also received a letter from an entity purporting to be a stockholder of the Company demanding that the board terminate the Company Merger and the sale of the Erdman business and that the board conduct an investigation into the Company Merger and the sale of the Erdman business. The letter also made a request for access to certain books and records of the Company related to the Company Merger and the sale of the Erdman business.

THE MERGER AGREEMENT

        This section describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the Company Merger. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, "Where You Can Find More Information" beginning on page 89.

Explanatory Note Regarding the Merger Agreement

        The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company's public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, the Operating Partnership, Ventas, MergerSub and OP MergerSub were qualified and subject to important limitations agreed to by the Company, the Operating Partnership, Ventas, MergerSub, and OP MergerSub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the Mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Accordingly, you should not rely on the representations and warranties in the merger agreement (or the summaries contained herein) as characterizations of the actual state of facts about the Company or Ventas. The representations and warranties in the merger agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings we publicly file with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page 89.

Effects of the Mergers; Directors and Officers; Organizational Documents

        The merger agreement provides that (i) either (A) MergerSub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Ventas, or (B) the Company will merge with and into MergerSub, with MergerSub surviving as a wholly-owned subsidiary of Ventas (we refer to this merger as the Company Merger, and to the surviving entity as the Surviving Company), and (ii) OP MergerSub will merge with and into the Operating Partnership, with the

Operating Partnership surviving as a wholly-owned subsidiary of Ventas (we refer to this merger as the Partnership Merger and, together with the Company Merger, the Mergers).

        The directors of MergerSub immediately prior to the effective time of the Company Merger will be the directors of the Surviving Company until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of MergerSub immediately prior to the effective time of the Company Merger will be the initial officers of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company.

        The charter of MergerSub in effect immediately before the effective time of the Company Merger will be the charter of the Surviving Company until thereafter amended in accordance with applicable law, except that the name of the Surviving Company shall be "TH Holdings, Inc." Following the effective time of the Partnership Merger, the certificate of limited partnership of the Operating Partnership shall continue in effect as the certificate of limited partnership of the surviving partnership until further amended in accordance with applicable law.

        Following the completion of the Company Merger, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and cease to be publicly traded.

Closing and Effective Time of the Merger

        The closing of the Mergers will take place at (i) 10:00 a.m. local time on the third business day following the date on which the last of the conditions to closing of the Mergers (described under "The Merger Agreement—Conditions to the Mergers" beginning on page 76) has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Mergers, but subject to the satisfaction or waiver of those conditions) or (ii) at such other time as Ventas and the Company may agree; provided that, notwithstanding the foregoing, Ventas, in its sole discretion, has the right to extend the closing of the Mergers (x) for up to 45 days for any reason and (y) for up to an additional 30 days for the purpose of obtaining any consent, amendment or waiver from any lenders of the Company and/or its subsidiaries, any counterparties to joint venture or partnership agreements, and/or any lessors under ground leases, but Ventas may not extend the closing for such purposes to any date after May 15, 2012.

        Assuming timely satisfaction of the necessary closing conditions, we anticipate that the Mergers will be completed during the second quarter of 2012. The effective time of the Company Merger will occur when duly executed articles of merger or other appropriate documents are accepted for record by the State Department of Assessments and Taxation of Maryland, or such later time as Ventas and the Company have agreed (not to exceed one business day after the merger filing is accepted for record) and as designated in the merger filing in accordance with the Maryland General Corporation Law as the effective time of the Company Merger. The effective time of the Partnership Merger will occur when a duly executed certificate of merger or other appropriate documents are filed with the Delaware Secretary of State, or such later time as Ventas and the Company have agreed and as designated in the partnership merger filing in accordance with the Delaware Revised Uniform Limited Partnership Act as the effective time of the Partnership Merger. In no event will the Partnership Merger effective time be more than 30 days after the Partnership Merger filing is filed with the Delaware Secretary of State.

Treatment of Company Common Stock, Series A Preferred Stock, Operating Partnership Units, Restricted Stock and LTIP Units

  Common Stock

        At the effective time of the Company Merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the Company Merger (except for the excluded shares) will automatically convert into the right to receive the per share merger consideration, without interest and subject to deduction for any required withholding tax. Shares of Company common stock owned by Ventas, MergerSub, any other subsidiary of Ventas, the Company or any Company subsidiary will be cancelled without payment of any consideration. Each share of common stock of MergerSub that remains outstanding immediately prior to the effective time of the Company Merger will convert into one share of common stock of the Surviving Company.

  Series A Preferred Stock

        At the effective time of the Company Merger, each share of Series A Preferred Stock of the Company issued and outstanding immediately prior to the effective time of the Company Merger (except for the excluded preferred shares) will automatically convert into the right to receive the preferred per share merger consideration, without interest and subject to deduction for any required withholding tax, plus all accrued and unpaid dividends thereon through and including the date on which the Company Merger closes.

  Operating Partnership Units

        At the effective time of the Partnership Merger, each unit representing a partnership interest in the Operating Partnership, other than LTIP Units, issued and outstanding, which we refer to as OP Units or an OP Unit, immediately prior to the effective time of the Partnership Merger (except for the excluded OP Units) will automatically convert into the right to receive the per share merger consideration, without interest and subject to deduction for any required withholding tax. The general partnership interest of the Operating Partnership will remain outstanding and will be the only general partnership interest in the Operating Partnership after the effective time of the Partnership Merger. Each Series A Preferred Partnership Unit will automatically be cancelled without payment of any consideration.

  Restricted Stock

        At the effective time of the Company Merger, each share of Company common stock subject to restrictions on transfer or forfeiture granted under the Company's equity plans or otherwise that is outstanding immediately prior to the effective time of the Company Merger will become fully vested and all such shares will automatically convert into the right to receive the per share merger consideration, without interest, and subject to deduction for any required withholding tax. The Company will take such actions prior to the effective date of the Company Merger to terminate any Company equity plans and to ensure that following the Company Merger, Ventas will not be required to deliver additional shares or interests in the Company or Ventas pursuant to any of the Company's equity plans.

  LTIP Units

        Immediately before the effective time of the Partnership Merger, each unvested LTIP Unit granted under the Operating Partnership's long-term incentive plans or otherwise that is outstanding at such time will become fully vested and each vested LTIP Unit will automatically convert into an OP Unit, or fraction thereof, based on the adjusted capital account balance allocable to such LTIP Unit immediately prior to the Partnership Merger. Accordingly, holders of LTIP Units that are so converted generally will receive the per share merger consideration, without interest, less any applicable withholding taxes. The Operating Partnership will take such actions prior to the effective date of the Partnership Merger to terminate any of the Operating Partnership's long-term incentive plans and to ensure that, following the Partnership Merger, the Operating Partnership will not be required to deliver additional units or interests in the Operating Partnership pursuant to any of the Operating Partnership's long-term incentive plans.

 Exchange and Payment Procedures

        At or prior to the effective time of the Company Merger, Ventas will deposit, or will cause to be deposited, with the paying agent a cash amount equal to the aggregate per share merger consideration and the aggregate preferred per share merger consideration. Within five business days after the effective time of the Company Merger, Ventas shall cause the paying agent to mail to each holder of record of outstanding shares of Company common stock or Series A Preferred Stock immediately prior to the effective time of the Company Merger, whether represented by stock certificates or in book entry form, whose shares were converted into the right to receive the per share merger consideration or the preferred per share merger consideration, a letter of transmittal in customary form and instructions for use in effecting the surrender of the certificates or book entry shares in exchange for the per share merger consideration or the preferred per share merger consideration, as applicable.

        No later than five business days following the effective time of the Company Merger, Ventas shall cause the paying agent to mail to each holder of record of OP Units that were converted immediately prior to the effective time of the Partnership Merger into the right to receive the per share merger consideration a letter of transmittal in customary form and instructions for use in effecting the surrender of the units in exchange for the per share merger consideration.

        You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

        You will not be entitled to receive the per share merger consideration or the preferred per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by Ventas to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

        No interest will be paid or accrued on the cash payable as the per share merger consideration or the preferred per share merger consideration upon the surrender of your certificates or book-entry shares. Ventas and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration and the preferred per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

        From and after the effective time of the Company Merger, there will be no transfers on our stock transfer books of shares of Company common stock or Series A Preferred Stock that were outstanding immediately prior to the effective time of the Company Merger. If, after the effective time of the Company Merger, a certificate is presented to Ventas or the paying agent for transfer, such certificate will be cancelled and, subject to compliance with the exchange procedures set forth in the merger agreement, exchanged for the cash amount to which such person is entitled pursuant to the merger agreement. No transfers of OP Units will be permitted after the effective time of the Partnership Merger.

        Any portion of the per share merger consideration or preferred per share merger consideration deposited with the paying agent that remains undistributed on the one-year anniversary of the effective time of the Company Merger will be delivered to Ventas upon demand. Record holders of Company common stock (other than the excluded shares), Series A Preferred Stock (other than the excluded preferred shares) or OP Units (other than the excluded OP Units) who have not complied with the above-described exchange and payment procedures may thereafter only look to Ventas, Surviving Company or the Operating Partnership for payment of the per share merger consideration. None of Ventas, Surviving Company, the Operating Partnership, the paying agent or any other person will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

        If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction of that certificate, and, if required by Ventas or the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it or the Company with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

 Representations and Warranties

        We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedule delivered by us to Ventas in connection with the merger agreement or in our SEC filings. These representations and warranties relate to, among other things:

  •
  due organization, existence, good standing and authority to carry on our business;

  •
  the capital stock of, or other equity interests in, our subsidiaries and the absence of encumbrances on our ownership of such capital stock or equity interests;

  •
  the absence of any interests or investments in any entity other than our subsidiaries;

  •
  the Company's organizational documents and the Operating Partnership's organizational documents;

  •
  the Company's capitalization and the Operating Partnership's capitalization;

  •
  the full payment of all dividends or distributions that were authorized or declared prior to the date of the merger agreement;

  •
  the absence of any demand or appraisal rights in connection with the Company Merger;

  •
  the Company's and the Operating Partnership's power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against the Company and the Operating Partnership;

  •
  the Company's and TRS Holdings' power and authority to enter into, and consummate the transactions under, the Erdman purchase agreement, and the enforceability of the Erdman purchase agreement against the Company and TRS Holdings;

  •
  the declaration of advisability of the merger agreement and the transactions contemplated thereby, including the Mergers, and the Erdman purchase agreement, by our board of directors, the approval of the merger agreement and the transactions contemplated thereby, including the Mergers and the Erdman Sale, by our board of directors, and the recommendation by our board of directors that our common stockholders approve the Company Merger;

  •
  the inapplicability of anti-takeover laws to the Mergers;

  •
  the absence of violations of, or conflicts with, applicable governing documents, applicable law and certain agreements as a result of the Company's and the Operating Partnership's entry into and performance under the merger agreement;

  •
  the absence of violations of, or conflicts with, applicable governing documents, applicable law and certain agreements as a result of the Company's and TRS Holdings' entry into and performance under the Erdman purchase agreement;

  •
  required governmental consents, approvals, notices and filings;

  •
  possession and validity of permits, licenses, certificates and approvals necessary to carry on our business;

  •
  compliance with applicable laws, government orders, licenses, and permits;

  •
  compliance with restrictions on certain payments by the Company and its subsidiaries, including the federal Foreign Corrupt Practices Act of 1977;

  •
  our SEC filings since January 1, 2009 and the financial statements included therein, including the accuracy thereof;

  •
  the absence of any unresolved comments in the comment letters received from the SEC staff and any ongoing SEC review or investigation both with respect to our SEC filings;

  •
  compliance with applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, and the rules and regulations of the NYSE;

  •
  our disclosure controls and procedures and internal controls over financial reporting;

  •
  the absence of certain undisclosed liabilities and off-balance sheet arrangements;

  •
  our outstanding indebtedness;

  •
  the accuracy of the information supplied by us for inclusion or incorporation by reference into this proxy statement;

  •
  the absence of a Company material adverse effect (as described below) since December 31, 2010 and the absence of certain other changes or events through the date of the merger agreement;

  •
  employee benefit plans;

  •
  labor and other employment matters;

  •
  material contracts and the absence of any default under such material contracts;

  •
  the absence of legal proceedings, investigations and governmental orders against us;

  •
  environmental matters;

  •
  intellectual property;

  •
  owned and leased real property;

  •
  tax matters, including our tax status as a REIT;

  •
  insurance policies;

  •
  the receipt of an opinion from the Company's financial advisor;

  •
  the absence of any undisclosed broker's or finder's fees;

  •
  the absence of any undisclosed related party transactions;

  •
  the sufficiency of our assets, other than those assets held by the Erdman Companies, to carry on our business;

  •
  matters related to the business operated by the Erdman Companies and the Erdman Sale; and

  •
  the absence of any standstill or similar agreements.

        Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a "Company material adverse effect," which means any change, event, state of facts or development that:

  •
  materially and adversely affects the ability of the Company, the Operating Partnership or the Company's other subsidiaries to perform their respective obligations under the merger agreement or the Erdman purchase agreement or to consummate either of the Mergers or the other transactions contemplated by the merger agreement or the Erdman purchase agreement; or

  •
  is materially adverse to the business, assets, financial condition or results of operations of the Company, the Operating Partnership and the Company's other subsidiaries (other than the Erdman Companies), taken as a whole.

        However, none of the following shall be deemed in and of itself, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company material adverse effect under the immediately preceding bullet points:

  •
  any change, event, state of facts or development attributable to the negotiation, execution, announcement, pendency or pursuit of the consummation of the Mergers and the other transactions contemplated by the merger agreement, including any litigation resulting therefrom;

  •
  to the extent any of the following changes, events, state of facts, developments or other matters do not disproportionately impact or affect the Company or the Company's subsidiaries (other than the Erdman Companies) as compared to other companies of similar size operating in the REIT industry:

  •
  any change, event, state of facts or development generally affecting the economy of the United States;

  •
  any change, event, state of facts or development generally affecting the healthcare, financial, real estate or leasing markets in the geographic regions of the United States where the Company and its subsidiaries do business;

  •
  general political, economic or business conditions as may exist from time to time in the geographic regions of the United States where the Company and its subsidiaries do business, or any changes therein;

  •
  general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein;

  •
  acts of war, armed hostility, sabotage or terrorism or other international or national calamity; or

  •
  any hurricane, earthquake, flood, or other natural disasters or acts of God resulting in less than $25,000,000 of uninsured losses;

  •
  any change, event, state of facts or development arising from or relating to any action taken by the Company or its subsidiaries that is expressly required by the terms of the merger agreement or the Erdman purchase agreement, or action taken, or failure to act, by the Company or its subsidiaries to which Ventas has consented in writing;

  •
  changes in laws after the date of the merger agreement;

  •
  changes in GAAP after the date of the merger agreement;

  •
  any change, event, state of facts or development that is materially adverse to the business, assets, financial condition or results of operations of the Erdman Companies;

  •
  any impairment charge recognized related to the Erdman Companies or any loss recognized upon consummation of the Erdman Sale;

  •
  any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance; or

  •
  a decline in the price of the Company common stock on the NYSE or any other market;

provided, that with respect to the exceptions in the last two bullet points immediately preceding above, the facts and circumstances giving rise to such failure to meet estimates or such decline in the stock price of the Company common stock may be deemed to constitute, and may be taken into account in determining whether there has been, a Company material adverse effect.

        The merger agreement also contains customary representations and warranties made by Ventas, MergerSub and OP MergerSub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Ventas, MergerSub and OP MergerSub relate to, among other things:

  •
  their due organization, existence, good standing and authority to carry on their businesses;

  •
  their organizational documents;

  •
  their power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

  •
  the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of their entering into and performing their obligations under the merger agreement;

  •
  required governmental consents, approvals, notices and filings;

  •
  the accuracy of the information supplied by Ventas, MergerSub or OP MergerSub for inclusion or incorporation by reference into this proxy statement;

  •
  the absence of legal proceedings and investigations against Ventas, MergerSub and OP MergerSub that would adversely affect the ability of Ventas, MergerSub and OP MergerSub to complete the transactions contemplated by the merger agreement;

  •
  Ventas's ownership of MergerSub and OP MergerSub and the absence of any prior activities by MergerSub and OP MergerSub;

  •
  the absence of any undisclosed broker's or finder's fees;

  •
  their absence of ownership of our common stock; and

  •
  the sufficiency of funds to satisfy all of their obligations under the merger agreement.

        Many of Ventas's representations and warranties are qualified by, among other things, exceptions relating to the absence of a "Ventas material adverse effect," which means any change, event, state of facts or development that materially and adversely affects the ability of Ventas, MergerSub or OP MergerSub to perform their respective obligations under the merger agreement or to consummate either of the Mergers or the other transactions contemplated by the merger agreement.

        The representations and warranties in the merger agreement of each of the Company, Ventas, MergerSub and OP MergerSub will terminate upon (i) the effective time of the Company Merger or (ii) the termination of the merger agreement pursuant to its terms (other than any knowing or intentional breach of the representations and warranties).

Conduct of Our Business Pending the Mergers

        Under the merger agreement, the Company and the Operating Partnership agreed that, subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection therewith, between the date of the merger agreement and the effective time of the Company Merger, unless Ventas gives its prior written approval (which cannot be unreasonably withheld, delayed or conditioned), the Company, the Operating Partnership and the Company's other subsidiaries (other than any Erdman Company) will cause its businesses to be carried on in the ordinary course consistent with past practice and will use its reasonable best efforts to preserve intact its business, assets, organization, goodwill and current beneficial relationships, including with customers, suppliers, directors, officers and key employees, and to keep available the services of its officers and key employees to maintain its qualification as a REIT.

        Subject to certain exceptions set forth in the merger agreement and the matters contained in the disclosure schedule delivered by the Company in connection therewith, we will not, and we will not permit our subsidiaries to, take any of the following actions:

  •
  sell, pledge, lease, dispose of, exclusively license or encumber or grant any third party any rights with respect to any property or assets, except for the granting of mortgages and security interests in connection with the refinancing of indebtedness existing on the date of the merger agreement and that matures at or prior to the closing, without any penalty or premium, the dispositions of immaterial assets or the consummation of the Erdman Sale in accordance with the Erdman purchase agreement;

  •
  amend or propose to amend our or its charter or bylaws (or comparable organizational documents); provided that we may amend our bylaws so that they will be in the form of MergerSub's bylaws on and after the effective time of the Company Merger;

  •
  split, combine or reclassify any shares of our stock or other equity securities or interests;

  •
  declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to such shares, equity securities or interests, provided that payment of the Company's and the Operating Partnership's regular quarterly dividends and distributions, the Erdman Distribution (as defined herein), if any, and certain other distributions shall be permitted;

  •
  redeem, purchase, acquire or offer to acquire any shares of our capital stock or other equity securities or OP Units; provided, that we may redeem or exchange OP Units for cash or shares of our common stock in accordance with the provisions of the Operating Partnership's partnership agreement;

  •
  issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any of our stock or other equity securities or interests, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any of our stock or other equity interests or other property or assets whether pursuant to Company Benefit Plans or otherwise; provided that we may issue shares of Company common stock in exchange for OP Units in accordance with the provisions of the Operating Partnership's partnership agreement;

  •
  acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership or other business organization or division thereof (except of or from the Operating Partnership or an existing wholly-owned Company subsidiary (other than any Erdman Company)), or acquire other assets, other than in the ordinary course;

  •
  merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the

    Company, the Operating Partnership or any Company subsidiary (other than the Mergers or, in accordance with the Erdman purchase agreement, the Erdman Sale);

  •
  incur, create or assume any indebtedness or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any other person or entity (other than the Operating Partnership or a wholly-owned Company subsidiary (other than any Erdman Company)) for borrowed money, except for certain borrowings and re-borrowings authorized under the merger agreement;

  •
  make any loans, advances or capital contributions to, or investments in, any other entity;

  •
  enter into, renew or materially modify, or grant any material consents or waivers under, any material contract;

  •
  terminate, amend, modify, assign, waive, release or relinquish any material contract rights or any other material rights or claims other than in the ordinary course of business consistent with past practices and contract rights, other rights or claims that are solely for the benefit, or solely the obligation, of the Erdman Companies;

  •
  settle or compromise any material claim, action, suit, arbitration or proceeding pending or threatened against us, the Operating Partnership or any other subsidiary of the Company, in each case other than in the ordinary course of business consistent with past practices and to the extent covered by insurance;

  •
  make any change in the compensation of any of our officers or the officers of the Operating Partnership or any other subsidiary of the Company;

  •
  change our accounting principles, practices or methods, except as may be required by the SEC, applicable law or GAAP;

  •
  make or rescind any election relating to taxes unless such action is required by applicable law or necessary or appropriate to preserve our qualification as a REIT, the Operating Partnership's status as a partnership or the disregarded or partnership status of any other subsidiary of the Company;

  •
  enter into any contracts with affiliates of the Company;

  •
  prepay any indebtedness except in connection with sales of real property permitted under the merger agreement;

  •
  pay, discharge or satisfy any claims, liabilities or other obligations (except in the ordinary course of business, and in accordance with their terms or as otherwise covered by insurance);

  •
  other than expenditures by the Erdman Companies and other than expenditures that are reimbursed by tenants at Company properties, make any expenditures on a property-by-property basis, in excess of 2.5% above the amount of such expenditure set forth in the Company's operating or capital expenditures budget for each such property for fiscal year 2012 or, with respect to all such properties, in excess of 2% in the aggregate above such operating or capital expenditures budget for all such properties for fiscal year 2012;

  •
  amend or terminate or commit to amend or terminate any benefit plan, adopt or enter or commit to adopt or enter into any additional benefit plan, make any increase in or commit to increase the compensation or fringe benefits of, or pay bonuses to, any current or former employees, directors or officers, or make any increase in or commit to increase the benefits provided under any benefit plan;

  •
  enter into, amend or terminate or commit to enter into, amend or terminate any collective bargaining agreements or other labor union contracts;

  •
  grant any awards under existing equity incentive plans or benefit plans, or take any action to accelerate vesting or payment of, or to fund or in any other way secure the payment of, compensation or benefits under any benefit plan;

  •
  extend an offer of employment to anyone or terminate an employee other than for cause, or grant or commit to grant any severance payment or enter into any severance agreement with any director, officer or employee;

  •
  loan money or other property to any current or former director, officer or employee or forgive loans to any current or former director, officer or employee;

  •
  transfer our business (other than the Erdman Companies) or any assets, property, rights or interests thereof or used therein to any Erdman Company or any other person, or enter into any agreement with any person other than the purchasers under the merger agreement in connection with such transfer;

  •
  enter into any agreement between any Erdman Company and the Company or its subsidiaries (other than the Erdman Companies), or cause or permit any employee of an Erdman Company to be transferred to or hired by the Company or its subsidiaries;

  •
  offer to sell any interest in any joint venture or property of the Company or any of its subsidiaries;

  •
  amend, modify or terminate any contract or agreement between the Company and its subsidiaries (other than the Erdman Companies) and any Erdman Company; or

  •
  agree, in writing or otherwise, to take any of the actions listed above.

Restrictions on Solicitation of Other Acquisition Proposals

        Under the merger agreement, we are subject to customary "no-shop" restrictions on our ability to solicit alternative acquisition proposals from third parties and to provide information to and engage in discussions with third parties regarding alternative acquisition proposals. Except as permitted by the terms of the merger agreement described below, we have agreed that the board of directors will not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to do so) in any manner adverse to Ventas, the Company recommendation, or adopt, approve or publicly recommend, endorse or otherwise declare advisable the adoption of any acquisition proposal; or (ii) cause or permit the Company to enter into any alternative acquisition agreement relating to an acquisition proposal.

        We have agreed that we, the Operating Partnership and our other subsidiaries will not, and will use reasonable best efforts to cause their respective officers, directors, employees, consultants, agents, advisors and other representatives not to, directly or indirectly:

  •
  initiate, solicit, knowingly facilitate or encourage (including by way of providing non-public information) the submission of any acquisition proposal or any inquiries, proposals or offers that reasonably may be expected to lead to, any acquisition proposal;

  •
  engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations;

  •
  approve, adopt or recommend, or propose to approve, adopt or recommend, an acquisition proposal or enter into any agreement providing for or relating to an acquisition proposal;

  •
  enter into any agreement or agreement in principle requiring the Company or the Operating Partnership to abandon, terminate or fail to consummate the Mergers or breach its obligations under the merger agreement; or

  •
  terminate, waive, amend, release or fail to enforce any standstill agreement.

        We, the Operating Partnership and our subsidiaries have also agreed to immediately cease any and all discussions, negotiations or communication with any person with respect to any acquisition proposal and to request the prompt return or destruction of all confidential information previously furnished to any person with which the Company or its representatives have had discussions regarding any acquisition proposal within 12 months prior to the date of the merger agreement. However, at any time prior to the time our stockholders approve the Company Merger, if we receive an unsolicited written acquisition proposal from any person that did not result from a breach of our obligations under the preceding paragraph, and that our board of directors determines in good faith (after consultation with our outside counsel and financial advisor) constitutes or is reasonably likely to lead to a superior proposal, we may:

  •
  furnish information with respect to the Company, the Operating Partnership and the other subsidiaries of the Company to the person making the acquisition proposal (pursuant to an acceptable confidentiality agreement); provided that any non-public information concerning the Company, the Operating Partnership or any other subsidiary of the Company provided to such person is promptly provided to Ventas to the extent not previously provided; and

  •
  participate in discussions or negotiations with such person regarding the acquisition proposal; provided, that we shall notify Ventas in writing within 24 hours of any such determination by the Company's board of directors that such acquisition proposal constitutes or is reasonably likely to constitute a superior proposal and that failure to take such action would be reasonably likely to lead to a breach of the duties of the Company's directors to the Company's stockholders under applicable law.

        We shall notify Ventas within 24 hours of the receipt of any acquisition proposal and shall, in any such notice to Ventas, indicate the identity of the person making the acquisition proposal and the material terms and conditions of the acquisition proposal. In addition, we shall provide to Ventas within 24 hours copies of any written documentation received that is material to understanding the acquisition proposal. We shall not, and will cause our subsidiaries not to, take any action to exempt any person from the restrictions on "business combinations" contained in any applicable laws, or terminate, waive, amend or modify any provision of any existing confidentiality agreement to which we or any of our subsidiaries is a party, and we shall use reasonable best efforts to, and shall cause our subsidiaries, to use reasonable best efforts to, enforce the provisions of any such agreement (provided that, notwithstanding the foregoing, we shall not be required to take, or be prohibited from taking, any action otherwise prohibited by this sentence if and only, the board of directors has determined in good faith, after considering the advice of outside legal counsel, that taking such action or failing to take such action, as the case may be, would be reasonably likely to result in a breach of the duties of the directors to our stockholders under applicable law). The board of directors will promptly consider in good faith (in consultation with our outside legal counsel and financial advisor) any proposed alteration of the terms of the merger agreement or the Mergers proposed by Ventas in response to any acquisition proposal.

        At any time before the Company Merger is approved by our stockholders, we may terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee and expense reimbursement to Ventas. See "The Merger Agreement—Termination Fees" beginning on page 79. In addition, at any time prior to the time our stockholders approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, our board of directors may effect a change of recommendation if it determines in good faith, after consultation with outside legal counsel, that failure to do so would be reasonably likely to lead to a breach of the duties of the directors to our stockholders under applicable law.

        However, prior to terminating the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal:

  •
  we must not have breached, in any material respect, the terms of the merger agreement described in this section "Restrictions on Solicitation of Other Acquisition Proposals";

  •
  the Company's board of directors must have determined in good faith (after consultation with the Company's outside counsel and financial advisor) that the acquisition proposal is a superior proposal;

  •
  the Company's board of directors must have determined in good faith, after consultation with outside counsel, that failure to enter into such alternative acquisition agreement would be reasonably likely to constitute a breach of the duties of the Company's directors to the Company's stockholders under applicable law;

  •
  we must notify Ventas at least three business days in advance of taking such action of our intention to terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, which notice shall specify the material terms and conditions of the superior proposal (including the identity of the party making the superior proposal), and shall be accompanied by a copy of a draft of the definitive agreement proposed to be entered into with respect to the superior proposal;

  •
  we shall negotiate in good faith with Ventas (to the extent Ventas desires to do so) during the three business-day period to make such adjustments to the terms and conditions of the merger agreement such that such acquisition proposal would no longer constitute a superior proposal; and

  •
  our board of directors shall have confirmed (after taking into account any such adjustments to the terms and conditions of the merger agreement) that the acquisition proposal continues to be a superior proposal.

        Nothing contained in the merger agreement shall prohibit the Company from (i) taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, or (ii) making any other disclosure to our stockholders if our board of directors determines in good faith (after consultation with outside counsel) that the failure to so disclose would be reasonably likely to lead to a breach of the duties of the directors to our stockholders under applicable law. However, such communications may be considered a change of recommendation entitling Ventas to terminate the merger agreement and receive a termination fee and expense reimbursement, as provided in the merger agreement.

        In this proxy statement we refer to any proposal or offer whether in one transaction or a series of related transactions (i) for a merger, consolidation, share or equity interest exchange, dissolution, recapitalization or other business combination to which the Company, the Operating Partnership or any subsidiary of the Company that would constitute a "significant subsidiary" (as defined in Rule 1-02 of Regulation S-X, but substituting 25% for references to 10% therein) is a constituent party, (ii) for the issuance, sale or other disposition by the Company or any subsidiary of the Company (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the outstanding voting interests in the Company, the Operating Partnership or any subsidiary of the Company, (iii) for the sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets (including equity securities of any subsidiary of the Company) of the Company, the Operating Partnership or the subsidiaries of the Company representing 25% or more of the consolidated assets of the Company and its subsidiaries, (iv) tender offer or exchange offer in which any person or "group" (as such term is defined under the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of 25% or more of the outstanding shares of Company common stock or (v) transaction which is similar in form, substance or purpose to any of the foregoing transactions, in each case other than the transactions contemplated by merger agreement, as an acquisition proposal.

        In this proxy statement we refer to any unsolicited bona fide written acquisition proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) received after the date of the merger agreement that our board of directors determines in good faith (after consultation with our outside counsel and financial advisor), after taking into account all the terms and conditions of such proposal and the merger agreement (including any proposal by Ventas to amend the terms of the merger agreement, and including in each case the risks, probabilities and timing of consummation) and the person making the proposal, would, if consummated, be more favorable to the stockholders of Company from a financial point of view than the transactions contemplated by the merger agreement and (ii) if accepted, is reasonably likely to be consummated and for which financing, if a transaction involving cash consideration (whether in whole or in part), is then fully committed or reasonably determined to be available by the Company's board of directors and which is not subject to any condition to consummation based on the availability of financing, as a superior proposal.

Stockholders Meeting

        We are required to take all action in accordance with Maryland law and our charter and bylaws necessary to duly call, give notice of and convene a meeting of our common stockholders as promptly as reasonably practicable, but in no event later than 45 days following the conclusion of any SEC review of this proxy statement, to consider and vote upon the approval of the Company Merger. Subject to the provisions of the merger agreement discussed above under "The Merger Agreement—Restrictions on Solicitation of Other Acquisition Proposals," our board of directors will recommend that our stockholders vote to approve the Company Merger pursuant to the terms and conditions set forth in the merger agreement, include such recommendation in this proxy statement and solicit approval of the Company Merger.

Erdman Purchase Agreement; Erdman Proceeds

        We will, and will cause TRS Holdings and the Erdman Companies to, use our respective reasonable best efforts to close the Erdman Sale prior to the closing of the transactions contemplated under the merger agreement. We agree not to, and to cause TRS Holdings and the Erdman Companies not to, make any amendment or modification to, or waive, terminate or assign any rights under the Erdman purchase agreement or any agreement contemplated thereby without the prior written consent of Ventas.

        As described further under "Sale of the Erdman Business—Go-Shop Period", in the event TRS Holdings enters into a substitute purchase agreement during the go-shop period, it must pay to Madison DB a termination fee of $400,000 and, pursuant to the terms of the merger agreement, the Company and the Operating Partnership would, prior to consummation of the Mergers, distribute to the holders of the Company common stock and the OP Units and LTIP Units, respectively, an amount in cash equal to the net proceeds (after deduction of the $400,000 termination fee and any incremental expenses associated with the go-shop process) from the sale of the Erdman Companies pursuant to the substitute purchase agreement, which we refer to as the Erdman Distribution.

Direction of Merger

        Ventas shall have the right, exercisable by written notice to us not less than two business days prior to the closing date of the Company Merger, to cause the Company Merger to be effected by either (i) merging MergerSub with and into the Company, with the Company surviving as a wholly-owned subsidiary of Ventas, or (ii) merging the Company with and into MergerSub, with MergerSub surviving as a wholly-owned subsidiary of Ventas, at its sole discretion. Regardless of the manner in which the Company Merger is structured, you will not be entitled to own any shares of the capital stock of the Surviving Company after the Company Merger is completed.

Efforts to Consummate the Mergers

        We and the other parties to the merger agreement have agreed to use our (and to cause our respective subsidiaries to use their) respective reasonable best efforts to take all actions and do all things necessary, proper or advisable under the merger agreement and applicable laws to consummate the Mergers and any other transactions contemplated by the merger agreement as promptly as practicable. This includes using reasonable efforts to:

  •
  make any filing with and obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity that is required to be made or obtained in connection with the Mergers;

  •
  prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party to the merger agreement shall reasonably request;

  •
  after consultation with the other parties to the merger agreement, obtain any consent, waiver, approval or authorization from any third party required in order to maintain in full force and effect any of the Company's permits or the Company's contracts, licenses or other rights following the Mergers; and

  •
  to resist, contest or defend any suit, claim, action or proceeding (including administrative or judicial actions and proceedings) challenging the Mergers or the completion of the transactions contemplated under the merger agreement.

        Each party to the merger agreement has agreed to furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

        Subject to applicable laws and the instructions of any governmental entity, we and Ventas have agreed to keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated in the merger agreement, including promptly furnishing the other with copies of notices or other written communications received by us or Ventas, as the case may be, or any of our respective subsidiaries, from any governmental entity or third party with respect to such transactions, and, to the extent practicable under the circumstances, have agreed to provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated in the merger agreement.

Employee Benefit Matters

        Ventas has agreed that it will, and will cause the Surviving Company after the effective time of the Company Merger to:

  •
  honor each Company Benefit Plan, other than any Company Benefit Plan that covers only employees of the Erdman Companies, and any related funding arrangements of such Company Benefit Plans in accordance with their terms;

  •
  honor all rights to vacation, personal and sick days accrued by employees of the Company, its subsidiaries (other than the Erdman Companies) and the Operating Partnership under the Company Benefit Plans and reflected in the records of the Company through and including the effective time of the Company Merger; and

  •
  until the date that is 12 months after the effective time of the Company Merger, provide, pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) to the employees of the Company, its subsidiaries (other than the Erdman Companies) and the Operating Partnership that are in the aggregate no less favorable than the pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) that, at the election of Ventas, are provided (i) to such employees pursuant to Company Benefit Plans as of the date of the merger agreement or (ii) by Ventas to its similarly situated employees.

        However, Ventas is not obligated to continue any particular Company Benefit Plan nor is Ventas prohibited from terminating (or causing the termination of) the employment of any employee of the Company, its subsidiaries (other than the Erdman Companies) and the Operating Partnership at any time after the closing of the Mergers for any reason (or no reason).

        With respect to any employee benefit plans in which any employees of the Company, its subsidiaries (other than the Erdman Companies) and the Operating Partnership first become eligible to participate on or after the effective time of the Company Merger, and in which the employees of the Company, its subsidiaries (other than the Erdman Companies) and the Operating Partnership did not generally participate before the effective time of the Company Merger, Ventas, to the extent applicable, has agreed to:

  •
  waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the acquired companies under any such new plans in which such employees may be eligible to participate after the effective time of the Company Merger, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan;

  •
  provide each employee of the Company, its subsidiaries (other than the Erdman Companies) and the Operating Partnership with credit for any co-payments and deductibles paid during the calendar year in which the effective time of the Company Merger occurs (to the same extent such credit was given under the analogous Company Benefit Plan before the effective time of the Company Merger) in satisfying any applicable deductible or out-of-pocket requirements under any such new plan in which such employees may be eligible to participate after the effective time of the Company Merger;

  •
  recognize all service of such employees for all purposes (including purposes of eligibility to participate, vesting, entitlement to benefits and benefit accrual (other than under any defined benefit plan)) in any such new plan in which such employees may be eligible to participate after the effective time of the Company Merger; and

  •
  with respect to flexible spending accounts, provide each employee of the Company, its subsidiaries (other than the Erdman Companies) and the Operating Partnership with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the effective time of the Company Merger occurs; provided, that the foregoing shall not require duplication of benefits.

        If requested by Ventas prior to the effective time of the Company Merger, the Company, the Operating Partnership and any other subsidiary of the Company, as applicable, have agreed to adopt resolutions, in form and substance reasonably acceptable to Ventas, and to take (or cause to be taken) all other actions reasonably determined by Ventas to be necessary or appropriate to terminate, effective immediately at least one day prior to the closing of the Mergers, any Company Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and containing a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. The Company, the Operating

Partnership and any other subsidiary of the Company have agreed to take such other actions in furtherance of the termination of each such Company Benefit Plan as Ventas may reasonably request, including such actions as Ventas may require prior to the effective time of the Company Merger to support Ventas obtaining a determination letter with respect to the termination of each such Company Benefit Plan following the closing of the Mergers.

        Prior to the effective time of the Company Merger, the Company, its subsidiaries (other than the Erdman Companies) and the Operating Partnership have agreed to adopt such resolutions and to take such other actions as are necessary and sufficient to provide that, subject to the requirements of applicable law, the current or former trustees, directors, officers, or employees of the Erdman Companies (or any dependent or beneficiary thereof) shall not be eligible to participate in the Company Benefit Plans (other than any Company Benefit Plan that covers only employees of the Erdman Companies) on or after the consummation of the Mergers. The Company, its subsidiaries (other than the Erdman Companies) and the Operating Partnership have also agreed to take such other actions in furtherance of the foregoing as Ventas may reasonably request. Furthermore, the Company, its subsidiaries (other than the Erdman Companies) and the Operating Partnership have agreed to cooperate in mutual good faith with Ventas to effectuate the transition of employees and Company Benefit Plans as mutually agreed upon between such parties.

Conditions to the Mergers

        The respective obligations of the Company, the Operating Partnership, Ventas, MergerSub and OP MergerSub to consummate the Mergers are subject to the satisfaction or waiver of the following conditions:

  •
  the Company Merger must have been approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon; and

  •
  no statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction shall have been enacted, entered, promulgated or enforced by any court or other governmental entity of competent jurisdiction which has the effect of making the Mergers or the other transactions contemplated by the merger agreement illegal or otherwise restraining or prohibiting the consummation of the Mergers.

        The obligations of Ventas, MergerSub and OP MergerSub to effect the Mergers are also subject to the satisfaction or waiver by Ventas at or prior to the effective time of the Company Merger of the following additional conditions:

  •
  our representations and warranties regarding organization and qualification, our subsidiaries, capitalization, our corporate power and authority matters, absence of conflicts, absence of a Company material adverse effect, our use of brokers, non-qualification as an investment company, absence of interested party transactions, continued ownership of necessary assets and certain representations and warranties concerning the Erdman business must be true and correct in all respects as of the date of the merger agreement and as of the date of the closing of the Mergers as if made on and as of such date;

  •
  our other representations and warranties set forth in the merger agreement, disregarding all qualifications and exceptions relating to materiality or material adverse effect, must be true and correct as of the date of the merger agreement and as of the date of the closing of the Mergers as if made on and as of such date (or, if given as of a specific date, at and as of such earlier date), except for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had or would not reasonably be expected to have a Company material adverse effect;

  •
  the Company and the Operating Partnership have performed in all material respects their obligations under the merger agreement at or prior to the date of the closing of the Mergers;

  •
  since the date of the merger agreement, no Company material adverse effect has occurred;

  •
  we have delivered to Ventas a certificate to the effect that the Company is not a foreign person under the Internal Revenue Code;

  •
  Ventas shall have received an opinion from our legal counsel regarding the Company's qualification as a REIT;

  •
  the aggregate indebtedness of the Company, the Operating Partnership and the Company's other subsidiaries (other than the Erdman Companies) less the aggregate unrestricted cash on hand of such companies (subject to certain exclusions) shall not exceed $462.0 million if the Mergers close during the months of March or April, 2012, and $464.0 million if the Mergers close during the months of May or June, 2012 (we refer to this condition as the net debt closing condition);

  •
  the Erdman Sale shall have closed and the Erdman Distribution (if any) shall have been declared and paid; and

  •
  no suit, action or proceeding before any court or other governmental entity shall have been instituted or shall be pending, with respect to certain matters disclosed in the merger agreement disclosure schedule where an unfavorable outcome in such suit, action or proceeding would, in the sole and absolute discretion of Ventas, adversely affect the anticipated business or economic benefits to Ventas and its affiliates of the transactions contemplated by the merger agreement.

        Our obligation to effect the Mergers is subject to the satisfaction or waiver by us at or prior to the effective time of the Company Merger of the following additional conditions:

  •
  the representations and warranties of Ventas, MergerSub and OP MergerSub set forth in the merger agreement must be true and correct as of the date of the merger agreement and as of the date of the closing of the Mergers as though made on and as of such date (except to the extent they speak as of an earlier date, in which case they shall be true and correct as of such earlier date) except for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had a Ventas material adverse effect;

  •
  each of Ventas, MergerSub and OP MergerSub has performed in all material respects its obligations under the merger agreement at or prior to the date of the effective time of the Company Merger;

  •
  Ventas shall have delivered a certificate to us to the effect that the conditions in the above two bullets have been satisfied; and

  •
  the conditions to TRS Holdings' obligation to close the Erdman Sale as set forth in the Erdman purchase agreement shall have been satisfied or waived.

Termination

        We and Ventas may, by mutual written consent, terminate the merger agreement and abandon the Mergers at any time prior to the effective time of the Company Merger, whether before or after the approval of the Company Merger by our stockholders.

        The merger agreement may also be terminated and the Mergers abandoned at any time prior to the effective time of the Company Merger by either Ventas or the Company, if:

  •
  the closing of the Mergers has not occurred on or before June 29, 2012, which we refer to as the termination date; provided that the termination right described in this bullet will not be available to a party whose breach of any provision of the merger agreement has been the cause of, or resulted in, or materially contributed to, the failure of the merger to have been consummated by the termination date;

  •
  any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting either of the Mergers or any of the other transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the termination right described in this bullet will only be available to a party that has used its reasonable best efforts to prevent the entry of and/or to procure the removal, reversal, dissolution, setting aside or invalidation of any such order, decree, ruling or other action; or

  •
  the special meeting has been held and our stockholders have not approved the Company Merger at such meeting; provided that the termination right described in this bullet will not be available to us if the failure to obtain the stockholder approval is caused by any action or failure to act of the Company that constitutes a material breach of the merger agreement.

        The merger agreement may also be terminated by the Company, if:

  •
  at any time prior to the approval of the Company Merger by our stockholders, (i) we enter into an alternative acquisition agreement with respect to a superior proposal and (ii) we pay Ventas the termination fee and expense reimbursement discussed under "The Merger Agreement—Termination Fees" beginning on page 79 (provided that this right will not be available to us unless we have complied with the notice and other requirements of the merger agreement described under "The Merger Agreement—Restrictions on Solicitation of Other Acquisition Proposals" beginning on page 70);

  •
  Ventas, MergerSub or OP MergerSub shall have breached any of their respective representations or warranties in the merger agreement or shall have failed to perform or comply with any covenant or agreement contained in the merger agreement and Ventas shall have failed within 15 days after notice thereof from the Company to cure such breach or failure, in either case such that the conditions to the obligations of the Company and the Operating Partnership to consummate the Mergers, as the case may be, would be incapable of being satisfied by the termination date; or

  •
  the conditions to the obligations of Ventas to consummate the Mergers have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the Mergers), and Ventas fails to consummate the transactions contemplated by the merger agreement within six business days following the date on which the closing of the Mergers should have occurred under the merger agreement and we stood ready, willing and able to consummate the Mergers on that date (subject to Ventas's right under the merger agreement to extend the date on which the closing should have occurred).

        The merger agreement may also be terminated by Ventas, if:

  •
  we or our board of directors shall have approved, endorsed or recommended that the Company enter into, or the Company shall have entered into, a definitive agreement or any letter of intent, memorandum of understanding or similar agreement providing for a transaction that is an acquisition proposal;

  •
  we or our board of directors shall have made an adverse recommendation change;

  •
  we materially breach our obligations under the merger agreement with respect to the solicitation of acquisition proposals;

  •
  we breach any of our obligations under the merger agreement with respect to the preparation of this proxy statement or the calling of the stockholder meeting;

  •
  we or our board of directors approves of or recommends that the stockholders tender their shares of our common stock in any tender or exchange offer or if we fail to send to the stockholders, within ten business days after the commencement of such tender or exchange offer, a statement that the Company recommends rejection of such tender or exchange offer;

  •
  the Company or the Operating Partnership shall have breached any of their respective representations or warranties in the merger agreement or they shall have failed to perform or comply with any covenant or agreement contained in the merger agreement and the Company shall have failed within 15 days after notice thereof to the Company from Ventas to cure such breach or failure, in either case such that the conditions to the obligations of Ventas and MergerSub to consummate the Mergers, as the case may be, would be incapable of being satisfied by the termination date;

  •
  the Erdman Sale shall have been terminated (other than as a result of the receipt of a superior proposal for the purchase of the Erdman Companies) or shall have failed to close within two business days of the satisfaction or waiver of the conditions contained in the merger agreement; or

  •
  Ventas is ready, willing and able to consummate the Mergers, and the closing does not occur within two business days after the first date all of the conditions to the Company's obligations to consummate the Mergers are satisfied or waived, and during that two business day period, the net debt closing condition is not satisfied.

Termination Fees

        We are required to pay Ventas a termination fee equal to $15.0 million and an expense reimbursement equal to $5.0 million, if:

  •
  we terminate the merger agreement in order to accept a superior proposal;

  •
  Ventas terminates the merger agreement after:

  •
  our board of directors has approved, endorsed or recommended that the Company enter into, or the Company has entered into, a definitive agreement or any letter of intent, memorandum of understanding or similar agreement providing for a transaction that is an acquisition proposal;

  •
  our board of directors has made an adverse recommendation change;

  •
  we have materially breached our obligations under the merger agreement with respect to the solicitation of acquisition proposals;

  •
  we have breached any of our obligations under the merger agreement with respect to the preparation of this proxy statement or the calling of the stockholder meeting; or

  •
  we or our board of directors have approved of or recommended that our stockholders tender their shares of Company common stock in any tender or exchange offer or we have failed to send to the stockholders, within ten business days after the commencement of such tender or exchange offer, a statement that the Company recommends rejection of such tender or exchange offer; or

  •
  within 12 months of the termination of the merger agreement, we either consummate an alternative transaction, recommend an alternative transaction to our stockholders or enter into any agreement relating to any alternative transaction (provided that we will not be obligated to pay such $15.0 million termination fee until we enter into an agreement relating to the alternative transaction), and one of the following occurs prior to termination:

    •
    Ventas or the Company has terminated the merger agreement as a result of the failure of our stockholders to approve the Company Merger at a meeting of our stockholders, and prior to such termination an acquisition proposal had been publicly disclosed or announced (or has otherwise become publicly known); or

    •
    Ventas has terminated the merger agreement as a result of a breach of a representation, warranty, covenant or agreement made by the Company or the Operating Partnership in the merger agreement, which breach would give rise to the failure of the conditions precedent to the obligations of Ventas, MergerSub and OP MergerSub to consummate the Mergers to be satisfied and such breach is not cured within 15 days after notice thereof, and prior to such termination an acquisition proposal has been publicly disclosed or announced (or has otherwise become publicly known).

        We are required to pay Ventas an expense reimbursement equal to $5.0 million, if:

  •
  Ventas terminates the merger agreement as a result of the failure of our stockholders to approve the Company Merger at a meeting of our common stockholders;

  •
  Ventas terminates the merger agreement as a result of a breach of a representation, warranty, covenant or agreement made by the Company or the Operating Partnership in the merger agreement, which breach would give rise to the failure of the conditions precedent to the obligations of Ventas, MergerSub and OP MergerSub to consummate the Mergers to be satisfied and such breach is not cured within 15 days after notice thereof;

  •
  Ventas terminates the merger as a result of the Erdman Sale having been terminated, or having failed to close within two business days of the satisfaction or waiver of the conditions contained in the merger agreement; or

  •
  Ventas terminates the merger agreement in the event Ventas is ready, willing and able to consummate the Mergers, and the closing does not occur within two business days after the first date all of the conditions to the Company's obligations to consummate the Mergers are satisfied or waived, and during that two business day period, the net debt closing condition is not satisfied.

        Ventas is required to pay to us a termination fee equal to $15.0 million and an expense reimbursement equal to $5.0 million, if:

  •
  we terminate the merger agreement as a result of a breach of a representation, warranty, covenant or agreement made by Ventas, MergerSub or OP MergerSub in the merger agreement, which breach would give rise to the failure of the conditions precedent to the obligations of the Company and the Operating Partnership to consummate the Mergers to be satisfied and such breach is not cured within 15 days after notice thereof and materially contributed to the failure of the closing of the Mergers to have occurred; or

  •
  we terminate the merger agreement in the event the conditions to the obligations of Ventas, MergerSub and OP MergerSub to consummate the Mergers have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the Mergers), and Ventas fails to consummate the transactions contemplated by the merger agreement within six business days following the date on which the closing of the Mergers should have occurred under the merger agreement and we stood ready, willing and able to consummate the Mergers on that date (subject to Ventas's right under the merger agreement to extend the date on which the closing should have occurred).

        In this proxy statement we refer to any acquisition proposal, but replacing references to "25% or more" in the definition of acquisition proposal with "more than 50%" and excluding any transaction solely in which equity securities are issued by the Company for cash in a bona fide capital raising transaction, as an alternative transaction.

Expenses

        All costs and expenses incurred in connection with the merger agreement, the Mergers and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense, except to the extent required by any applicable termination provision.

Remedies

        In addition to the termination fees and expense reimbursements described under "The Merger Agreement—Termination Fees" beginning on page 79, the parties are entitled to specific performance of the terms of the merger agreement, including the right of the parties to cause the Mergers to be consummated on the terms set forth in the merger agreement, in addition to any other remedy at law or equity or pursuant to the merger agreement to which the parties may be entitled. Except as otherwise provided in the merger agreement, all remedies available under the agreement, at law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any party of a particular remedy shall not preclude the exercise of any other remedy.

Indemnification; Directors' and Officers' Insurance

        From and after the effective time of the Company Merger, Ventas, the Surviving Company and applicable subsidiaries of the Company will exculpate, indemnify and hold harmless (and Ventas will advance expenses to) our present and former officers and directors pursuant to the MGCL (in the case of the Company), the Company's organizational documents, the organizational documents and governing law of any such subsidiary of the Company or any written agreement between any such person and the Company or any such Company subsidiary in effect on the date of the merger agreement, for acts or omissions occurring prior to the effective time of the Company Merger (including in connection with the merger agreement or the transactions contemplated thereby) to the fullest extent permitted by law and such rights will continue in full force and effect until 180 days after the expiration of the longest applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. Ventas also agrees that, from and after the effective time of the Company Merger, it shall honor and perform all obligations of the Company and each Company subsidiary in respect of such rights to exculpation and indemnification and advancement of expenses, including by paying or otherwise making available all requisite funds in a timely manner.

        For a period of not less than six years after the effective time of the Company Merger, Ventas will, or will cause the Surviving Company to, maintain in effect our current directors' and officers' liability insurance covering each person currently covered by our directors' and officers' liability insurance policy; provided that Ventas or the Surviving Company may substitute a "tail" insurance policy with respect to the currently existing officers' and directors' liability insurance policy. Such "tail" insurance policy must be obtained from an insurance carrier with the same or better credit rating as our insurance carrier and the material terms, including coverage and amount, must be no less favorable in any material respect to the insureds as our existing policies. This obligation is subject to a cap of 225% of the annual premium amount we are currently paying for such insurance.

        Our present and former directors and officers will have the right to enforce the provisions of the merger agreement relating to their indemnification and are express third party beneficiaries of the merger agreement solely for this purpose.

 Access

        Subject to certain exceptions, we will, upon reasonable prior written notice, afford Ventas and its authorized representatives reasonable access to the Company and furnish Ventas information concerning our business, properties and personnel as may reasonably be requested.

Modification or Amendment

        At any time prior to the effective time of the Company Merger, the merger agreement may be amended, modified or supplemented by action authorized by the respective boards of directors of Ventas and the Company, whether before or after the stockholder approval has been obtained. However, if our stockholders have approved the Company Merger, no amendment shall be made to (i) change the amount or kind of consideration to be received by the holders of Company common stock upon conversion of their shares pursuant to the terms of the merger agreement; or (ii) change any of the other terms or conditions of the merger agreement if the change (A) would adversely affect the holders of Company common stock or OP Units in any material respect or (B) that pursuant to applicable law, requires further approval by the stockholders of the Company without such further approval.

SALE OF THE ERDMAN BUSINESS

        Simultaneously with the execution of the merger agreement, the Company's subsidiary, Cogdell Spencer TRS Holdings, LLC, which we refer to as TRS Holdings, entered into a stock purchase agreement with Madison DB Acquisition, LLC, which we refer to as Madison DB, pursuant to which Madison DB will acquire all of the shares of MEA Holdings, Inc., which we refer to as MEA and which, together with its subsidiaries, engage in design-build and related advisory services under the Marshall Erdman name, which we refer to collectively as the Erdman business. We refer to MEA's subsidiaries, Erdman Company, Erdman Architecture and Engineering Company, Marshall Erdman Development, LLC, and Erdman Purchasing Group, LLC as the Erdman subsidiaries, and together with MEA, the Erdman Companies. We refer to the stock purchase agreement, dated as of December 24, 2011, among Madison DB, TRS Holdings, and the Company as guarantor, as the Erdman purchase agreement. The Company has guaranteed the performance of TRS Holdings' obligations under the Erdman purchase agreement and has agreed to be bound by its terms. We refer to the transactions contemplated by the Erdman purchase agreement as the Erdman Sale. Consummation of the Erdman Sale is subject to customary closing conditions, including satisfaction of the conditions to closing of the transactions contemplated by the merger agreement (other than those conditions which, by their nature, are to be satisfied at the closing of the transactions contemplated by the merger agreement).

        Set forth below are material terms and conditions of the Erdman Sale as set forth in the Erdman purchase agreement. The following description of the Erdman purchase agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Erdman purchase agreement, which has been filed with the Company's SEC reports and incorporated herein by reference. See "Where You Can Find More Information" beginning on page 89. In the event the Company receives a superior proposal for the Erdman Companies and elects to terminate the Erdman purchase agreement to accept such superior proposal in accordance with the terms of the Erdman purchase agreement, the Company expects the new purchaser to enter into a replacement agreement on terms that are not more favorable to the prospective buyer, in the aggregate, than the terms included in the Erdman purchase agreement.

        Mr. David Lubar, one of the Company's former directors, who resigned from the Company's board of directors on January 5, 2012, is a principal of the investment fund that is providing Madison DB with its required equity funding to consummate the Erdman Sale. Mr. Lubar was excluded from, and did not participate in, deliberations of the Company's board of directors regarding the merger agreement and the Erdman purchase agreement.

Purchase Price and Closing

        At closing, Madison DB will pay $1.00 to TRS Holdings and will contribute a net amount of $10,620,000 in working capital to MEA. TRS Holdings will, prior to closing, contribute $11,720,000 (subject to certain adjustments) to MEA and, prior to closing, will extinguish certain intercompany indebtedness of MEA.

Representations and Warranties

        TRS Holdings and Madison DB made certain representations and warranties in the Erdman purchase agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Erdman purchase agreement and the matters contained in the disclosure schedule delivered by TRS Holdings in connection with the Erdman purchase agreement. Among other things, Madison DB acknowledged that it is acquiring the Erdman Companies on an "as-is, where-is" basis.

 Conduct of Business Before Closing

        From December 24, 2011 to the closing of the Erdman Sale, TRS Holdings has agreed to cause MEA and each of the Erdman subsidiaries to (i) use commercially reasonable efforts to preserve intact its present business organization and goodwill, and to keep available the services of its officers and key employees, (ii) comply with the requirements of all applicable laws, and (iii) maintain certain insurance coverage consistent with past practice. In addition, except with the prior written consent of Madison DB, from December 24, 2011 until the closing of the Erdman Sale, TRS Holdings has also agreed not to take (and shall cause MEA and each of the Erdman subsidiaries not to take) certain actions specified in the Erdman purchase agreement.

        If the merger agreement is amended or modified in any manner that materially and adversely affects Madison DB's rights under the Erdman purchase agreement or Madison DB's or TRS Holdings' ability to consummate the transactions contemplated by the Erdman purchase agreement, then Madison DB may terminate the Erdman purchase agreement in accordance with certain procedures. These procedures require Madison DB to first give written notice to TRS Holdings stating its intent to terminate and specifying in reasonable detail its reasons and to allow ten business days following the delivery of such notice for TRS Holdings to address the issues raised. If the Erdman purchase agreement is terminated based on a modification or amendment of the merger agreement in accordance with these procedures, then TRS Holdings must pay Madison DB a termination fee of $400,000 within five business days of the termination.

Go-Shop Period

        Except as described below, the stockholders of the Company will not receive any consideration from the sale of the Erdman Companies pursuant to the Erdman purchase agreement distinct from the consideration received pursuant to the merger agreement. Under the Erdman purchase agreement, during the period beginning on December 24, 2011 and continuing until 12:01 a.m. (EST) on February 10, 2012, which we refer to as the go-shop period, TRS Holdings, MEA or the Erdman subsidiaries may initiate, solicit and encourage any alternative acquisition proposals from third parties, provide non-public information and participate in discussions and negotiate with third parties with respect to alternative proposals to acquire the Erdman Companies, and terminate the Erdman purchase agreement in order to enter into a substitute purchase agreement to sell the Erdman Companies to a third party which must contain terms and conditions that are not more favorable, in the aggregate, to the prospective buyer of the Erdman business. In the event TRS Holdings enters into a substitute purchase agreement, it must pay to Madison DB a termination fee of $400,000 and, pursuant to the terms of the merger agreement, the Company and the Operating Partnership would, prior to consummation of the Mergers, distribute to the holders of the Company common stock and the OP Units and LTIP Units, respectively, an amount in cash equal to the net proceeds (after deduction of the $400,000 termination fee and any incremental expenses associated with the go-shop process) from the sale of the Erdman Companies pursuant to the substitute purchase agreement.

        The Company, with the assistance of its financial advisor, began actively soliciting indications of interest from third parties regarding a possible acquisition of the Erdman business in early January 2012.

Non-Solicit

        TRS Holdings has agreed that, prior to the closing of the Erdman Sale and for a period of 12 months after the closing, neither it nor its affiliates will contact, solicit or entice, or attempt to contact, solicit or entice, any person so as to cause, or attempt to cause, such person not to do business with MEA or any Erdman subsidiary with respect to certain scheduled development projects that are set forth on a schedule attached to the Erdman purchase agreement.

Conditions to Closing

        Consummation of the transactions contemplated by the Erdman purchase agreement is subject to customary closing conditions, including satisfaction or waiver of all conditions to closing of the Mergers (other than those conditions which, by their nature, are to be satisfied at the closing of the Mergers).

ADVISORY VOTE REGARDING GOLDEN PARACHUTE COMPENSATION

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which we refer to as the Dodd-Frank Act, and pursuant to Section 14A of the Exchange Act, we are providing our common stockholders with an opportunity to cast a non-binding advisory vote to approve the "golden parachute" compensation that certain executive officers of the Company will or may receive in connection with the Company Merger. Under the Dodd-Frank Act and for this purpose, "golden parachute" compensation is any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the Company Merger pursuant to arrangements entered into with the Company and as disclosed in this proxy statement. Accordingly, we are asking our common stockholders to approve the following non-binding resolution at the special meeting:

        "RESOLVED, that the stockholders of Cogdell Spencer Inc. approve, on a non-binding advisory basis, the "golden parachute" compensation based on or otherwise related to the Company Merger that the Company's named executive officers will or may receive in connection with the Company Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled "The Company Merger—Interests of the Company's Directors and Executive Officers in the Company Merger—Golden Parachute Compensation."

Vote Required and Board of Director Recommendation

        The vote on this proposal is a vote separate and apart from the vote to approve the Company Merger. Accordingly, you may vote not to approve this proposal on "golden parachute" compensation that certain executive officers of the Company will or may receive in connection with the Company Merger and vote to approve the Company Merger and vice versa.

        This resolution, commonly referred to as a "say-on-golden-parachute" resolution, requires the affirmative vote of a majority of the votes cast by our common stockholders at a duly called meeting and at which a quorum is present. For purposes of this proposal, (i) abstentions will not be counted in tabulating the votes cast, and will not have an effect on the proposal, (ii) broker non-votes will not be counted in tabulating the votes cast, and will not have an effect on the proposal and (iii) if you fail to submit a proxy or vote in person at the special meeting, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal.

        Because the vote is advisory in nature only, it will not be binding on either the Company or Ventas regardless of whether the Company Merger is completed. Approval of this proposal on "golden parachute" compensation that certain executive officers of the Company will or may receive in connection with the Company Merger is not a condition to completion of the Company Merger, and failure to approve this advisory matter will have no effect on the vote to approve the Company Merger. Because the compensation to be paid in connection with the Company Merger is based on contractual arrangements with the named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the contractual conditions applicable thereto, if the Company Merger is completed.

        The board of directors recommends that you vote "FOR" the proposal to approve, on a non-binding basis, the "golden parachute" compensation that the Company's named executive officers will or may receive in connection with the Company Merger.

MARKET PRICE OF COMPANY COMMON STOCK

        The Company common stock is listed for trading on the NYSE under the symbol "CSA." The following table sets forth the high and low sales prices per share for the Company's common stock as reported on the New York Stock Exchange for the periods indicated:

	Common Stock Price
	High	Low
Fiscal Year Ended December 31, 2012
First Quarter (through February 3, 2012)	$4.33	$4.19
Fiscal Year Ended December 31, 2011
Fourth Quarter	$4.31	$3.18
Third Quarter	$6.31	$3.58
Second Quarter	$6.27	$5.71
First Quarter	$6.71	$5.57
Fiscal Year Ended December 31, 2010
Fourth Quarter	$7.02	$5.67
Third Quarter	$7.64	$6.00
Second Quarter	$8.52	$5.96
First Quarter	$7.82	$5.62

        The per share closing price of Company common stock on the NYSE on December 23, 2011, the last trading day prior to the public announcement of the merger agreement, was $3.92. On February 3, 2012, the most recent practicable date before this proxy statement was mailed to our stockholders, the per share closing price for Company common stock on the NYSE was $4.25. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

        The following table states the frequency and amount of any cash dividends authorized on Company common stock by our board of directors and declared by us for the two most recent fiscal years:

Record Date	Pay Date	Amount
12/27/2011	1/19/2012	0.1000
9/23/2011	10/19/2011	0.1000
6/24/2011	7/20/2011	0.1000
3/25/2011	4/20/2011	0.1000
12/27/2010	1/19/2011	0.1000
9/24/2010	10/20/2010	0.1000
6/25/2010	7/21/2010	0.1000
3/26/2010	4/21/2010	0.1000

        The Company paid a common stock dividend as scheduled on January 19, 2012 to the holders of record of our common stock as of the close of business on December 27, 2011. The Company will not pay further dividends on Company common stock pending consummation of the transactions contemplated by the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of Company common stock, as of February 3, 2012, for: (1) each person known to us to be the beneficial owner of more than 5% of our outstanding Company common stock, (2) each of our directors, (3) each of our named executive officers and (4) our directors and executive officers as a group (as of the date of this proxy statement). Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of Company common stock set forth opposite their respective names. In accordance with SEC rules, each listed person's beneficial ownership includes:

  •
  all shares the investor actually owns beneficially or of record;

  •
  all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

        Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Except as indicated below, the business address of the stockholders listed below is the address of our principal executive office, 4401 Barclay Downs Drive, Suite 300, Charlotte, NC 28209-4670.

NAME	Number of Shares and Units Beneficially Owned(1)	Percent of All Shares(2)	Percent of All Shares and Units(3)
The Vanguard Group Inc.(4)	5,133,674	10.02%	8.75%
Cohen & Steers, Inc.(5)	3,337,306	6.51%	5.69%
BlackRock, Inc.(6)	3,126,952	6.10%	5.33%
V3 Realty Partners, L.P.(7)	2,844,843	5.55%	4.85%
Vanguard Specialized Funds—Vanguard REIT Index Fund(8)	2,699,196	5.27%	4.60%
Directors
Raymond W. Braun(9)	596,126	1.16%	1.02%
John R. Georgius(10)	174,198	*	*
Richard B. Jennings(11)	48,366	*	*
Christopher E. Lee(12)	40,498	*	*
David J. Lubar(13)	2,272,284	4.43%	3.87%
Richard C. Neugent(14)	50,083	*	*
Randolph D. Smoak, Jr. M.D.(15)	41,523	*	*
Non-Director Named Executive Officers
Charles M. Handy(16)	165,062	*	*
James W. Cogdell(17)	2,291,591	4.47%	3.90%
Directors and Executive Officers as Group (8 persons)(18)	3,388,140	6.61%	5.77%

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of Company common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

(2)
Assumes a total of 51,237,634 shares of Company common stock are outstanding as of February 3, 2012. In addition, amounts listed for each individual assume that all units, including vested LTIP Units, beneficially owned by such individual are exchanged for shares of Company common stock, and amounts for all directors and executive officers as a group assume all vested LTIP Units held by them are exchanged for shares of Company common stock, but none of the units held by other persons are exchanged for shares of Company common stock.

(3)
Assumes a total of 58,684,599 shares of Company common stock and OP Units in our operating partnership, including vested and unvested LTIP Units, outstanding as of February 3, 2012, which is comprised of 51,237,634 shares of Company common stock, 7,085,075 OP Units which may be exchanged for cash or, at our option, shares of Company common stock, 322,236 vested LTIP Units and 39,654 unvested LTIP Units.

(4)
Information is based on a Schedule 13G filed with the SEC by The Vanguard Group Inc. on January 9, 2012. The Vanguard Group Inc. has sole voting power and shared dispositive power over 76,672 shares of Company common stock and sole dispositive power over 5,057,002 of these shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group Inc., is the beneficial owner of 76,672 shares of Company common stock as a result of its serving as investment manager of collective trust accounts. The address for The Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Information is based on a Schedule 13G filed with the SEC by Cohen & Steers, Inc. on November 10, 2011. Cohen & Steers, Inc. has sole voting power over 2,942,780 shares of Company common stock and sole dispositive power over 3,337,306 of these shares. Cohen & Steers Capital Management, Inc., a 100% held subsidiary of Cohen & Steers, Inc. and an investment advisor registered under Section 203 of the Investment Advisers Act, has sole voting power over 2,942,780 shares of Company common stock and sole dispositive power over 3,337,306 of these shares. The address for Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017.

(6)
Information is based on a Schedule 13G filed with the SEC by BlackRock, Inc. on February 3, 2011. BlackRock, Inc. has sole voting power and sole dispositive power over 3,126,952 shares of Company common stock. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(7)
Information is based on a Schedule 13G filed with the SEC by V3 Realty Partners, L.P. with the SEC on December 15, 2011. V3 Realty Partners, L.P. has shared voting power and shared dispositive power over 2,267,819 shares of Company common stock. V3 Trading Vehicle, L.P. has shared voting power and shared dispositive power over 577,024 shares of Company common stock. V3 Capital Advisors, LLC, V3 Capital Management, L.P. and Mr. Charles Fitzgerald each has shared voting power and shared dispositive power over 2,844,843 shares of Company common stock. V3 Capital Advisors, LLC serves as the general partner of V3 Realty Partners, L.P. and V3 Trading Vehicle, L.P., and V3 Capital Management, L.P. serves as the investment manager of V3 Realty Partners, L.P. and V3 Trading Vehicle, L.P. Mr. Charles Fitzgerald serves as the managing member of V3 Capital Advisors, LLC. The address of V3 Realty Partners, L.P. is 535 Madison Avenue, New York, NY 10022.

(8)
Information is based on a Schedule 13G filed with the SEC by Vanguard Specialized Funds—Vanguard REIT Index Fund on January 27, 2012. Vanguard Specialized Funds—Vanguard REIT Index Fund has sole voting power over 2,699,196 shares of Company common stock. The address of Vanguard Specialized Funds—Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, PA 19355.

(9)
Raymond W. Braun is our Chief Executive Officer and is considered a named executive officer. This amount includes 521,610 restricted shares of Company common stock and 74,516 shares of Company common stock.

(10)
This amount includes 164,494 shares of Company common stock and 9,704 OP Units.

(11)
This amount includes 48,366 shares of Company common stock.

(12)
This amount includes 13,846 shares of Company common stock, 16,685 OP Units and 9,967 fully vested LTIP Units.

(13)
This amount includes 1,026,294 shares of Company common stock and 1,245,990 OP Units. David J. Lubar resigned from the Company's board of directors on January 5, 2012.

(14)
This amount includes 43,514 shares of Company common stock and 6,569 OP Units.

(15)
This amount includes 25,896 shares of Company common stock, 8,982 OP Units and 6,645 fully vested LTIP Units.

(16)
Charles M. Handy is our Chief Financial Officer, Executive Vice President and Secretary. This amount includes 2,000 shares of Company common stock, 111,320 OP Units, 21,281 fully vested LTIP Units and 30,461 unvested LTIP Units.

(17)
James W. Cogdell served as the chairman of our board of directors until May 4, 2011 and retired from his position as the Executive Officer of the Operating Partnership on November 1, 2011. This amount includes 1,348,203 shares of Company common stock and 943,388 OP Units.

(18)
Mr. Cogdell has been excluded from the group total because he is neither a director nor an executive officer of the Company as of the date of this proxy statement.

NO APPRAISAL RIGHTS

        Holders of Company common stock are not entitled to exercise demand or appraisal rights in connection with the Company Merger.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

        If the Company Merger is completed, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Company common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

        As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

        If the Company Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Company Merger is not completed, we expect to hold a 2012 annual meeting of stockholders. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2012 proxy statement. Under SEC rules, proposals from our eligible stockholders for presentation for action at the 2012 Annual Meeting of Stockholders must have been received by us no later than November 22, 2011 in order to be considered for inclusion in the proxy statement and proxy card for that annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.cogdell.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

        Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to "incorporate by reference" into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (filed with the SEC on March 16, 2011);

  •
  Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2011 (filed with the SEC on May 10, 2011), for the fiscal quarter ended June 30, 2011 (filed with the SEC on August 8, 2011), and for the fiscal quarter ended September 30, 2011 (filed with the SEC on November 8, 2011);

  •
  Current Reports on Form 8-K filed with the SEC on January 5, 2011, January 10, 2011, February 4, 2011, March 7, 2011, April 13, 2011, May 10, 2011, December 27, 2011 and January 9, 2012; and

  •
  Definitive Proxy Statement for our 2011 Annual Meeting filed with the SEC on March 25, 2011.

        Notwithstanding the above, information that is "furnished" to the SEC shall not be incorporated by reference or deemed to be incorporated by reference into this proxy statement.

        Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to our Corporate Secretary, at the Company's headquarters at 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209; or from our proxy solicitor, Okapi Partners (toll-free at (877) 279-2311); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED FEBRUARY 6, 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

 Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of December 24, 2011

by and among

COGDELL SPENCER INC.,

COGDELL SPENCER LP,

VENTAS, INC.,

TH MERGER SUB, LLC

and

TH MERGER CORP, INC.

A-i

A-ii

A-iii

 INDEX OF DEFINED TERMS

401(k) Plan	A-45
Acquired Companies	A-29
Acquisition Proposal	A-40
Additional Company Lease	A-25
Additional Company Leases	A-25
Adverse Recommendation Change	A-57
Affiliate	A-58
Agreement	A-1
Alternative Transaction	A-52
Bond	A-58
Business	A-29
Business Day	A-58
Charter	A-9
Citi	A-29
Closing	A-2
Closing Date	A-2
Company	A-1
Company 2005 Incentive Plan	A-9
Company 2010 Incentive Plan	A-9
Company Benefit Plan	A-15
Company Certificates	A-5
Company Common Stock	A-3
Company Disclosure Schedule	A-7
Company Expense Reimbursement	A-52
Company Incentive Plans	A-9
Company Leases	A-23
Company Material Adverse Effect	A-58
Company Material Contract	A-20
Company Permits	A-13
Company Preferred Stock	A-9
Company Properties	A-22
Company Property	A-22
Company Restricted Stock	A-4
Company SEC Filings	A-13
Company Stock	A-9
Company Stockholder Approval	A-10
Company Stockholders Meeting	A-39
Company Subsidiary	A-59
Company Termination Fee	A-52
Confidentiality Agreement	A-40
Construction Loan Agreements	A-59
Construction Work	A-59
Control	A-59
Controlled By	A-59
DRULPA	A-2
Effective Time	A-2
Environmental Law	A-59
Environmental Permits	A-60
Environmental Reports	A-21

A-iv

Erdman Benefit Plan	A-60
Erdman Business	A-60
Erdman Closing	A-60
Erdman Companies	A-60
Erdman Dividend	A-47
Erdman Proceeds	A-60
Erdman Purchase Agreement	A-60
Erdman Purchaser	A-60
Erdman Release	A-60
Erdman Sale	A-60
Erdman Seller	A-60
ERISA	A-15
ERISA Affiliate	A-16
ERISA Effective Date	A-45
Exchange Act	A-8
FCPA	A-13
Files and Records	A-61
Forward Triangular Merger	A-1
GAAP	A-14
Governmental Entity	A-61
Ground Lease	A-25
Group	A-61
Hazardous Material	A-61
Indebtedness	A-61
Indemnity Agreement	A-61
Insurance Policies	A-28
Intellectual Property	A-61
IRS	A-16
Knowledge	A-61
Law	A-61
Liability	A-62
Liabilities	A-62
Lien	A-62
LTIP Units	A-4
Material Company Leases	A-23
Merger	A-1
Merger Filing	A-2
Mergers	A-2
MergerSub	A-1
MergerSub Bylaws	A-31
MergerSub Charter	A-31
MGCL	A-1
Multiemployer Plan	A-15
NLRB	A-18
Notice Period	A-43
NYSE	A-12
OP Certificate	A-9
OP Effective Time	A-2
OP MergerSub	A-1
OP MergerSub Certificate	A-31
OP MergerSub LLC Agreement	A-31

A-v

OP Unit	A-9
Operating Partnership	A-1
Other Acquisition Documentation	A-42
Parent	A-1
Parent Bylaws	A-31
Parent Charter	A-31
Parent Material Adverse Effect	A-62
Parent Subsidiary	A-62
Parent Termination Fee	A-53
Partnership Merger	A-2
Partnership Merger Filing	A-2
Paying Agent	A-5
Payment Fund	A-5
Permitted Liens	A-22
Per Share Consideration	A-3
Per Share Preferred Consideration	A-62
Person	A-62
Professional Affiliated Companies	A-62
Project	A-62
Proxy Mail Date	A-15
Proxy Statement	A-15
Purchase Option	A-24
Purchaser Parties	A-1
Qualifying Income	A-54
Recipient	A-53
Recommendation	A-39
REIT	A-26
Representatives	A-62
Reverse Triangular Merger	A-1
SDAT	A-2
SEC	A-8
SEC Approval	A-38
Securities Act	A-8
Series A Preferred Stock	A-9
Series A Preferred Partnership Unit	A-9
Solvent	A-30
Specified Agreements	A-62
Superior Proposal	A-41
Surviving Company	A-1
Surviving Partnership	A-2
Tax	A-62
Taxes	A-62
Tax Return	A-63
Tax Protection Agreement	A-28
Termination Date	A-50
Termination Fee	A-53
Termination Notice	A-43
Termination Payment	A-53
Third Party	A-24
Title Insurance Policies	A-24
Under Common Control With	A-59

A-vi

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of December 24, 2011 (this "Agreement"), is made and entered into by and among Cogdell Spencer Inc., a Maryland corporation (the "Company"), Cogdell Spencer LP, a Delaware limited partnership and the Company's operating partnership (the "Operating Partnership"), Ventas, Inc., a Delaware corporation ("Parent"), TH Merger Corp, Inc., a Maryland corporation and Parent's wholly-owned subsidiary ("MergerSub"), and TH Merger Sub, LLC, a Delaware limited liability company and Parent's wholly-owned subsidiary ("OP MergerSub", and, together with Parent and MergerSub, the "Purchaser Parties").

BACKGROUND

        WHEREAS, the parties wish to provide for a business combination transaction in which, upon the terms and subject to the conditions set forth in this Agreement, (i) the Company would effect a merger pursuant to which either (A) MergerSub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, or (B) the Company will be merged with and into MergerSub, with MergerSub surviving as a wholly-owned subsidiary of Parent, and (ii) OP MergerSub will be merged with and into the Operating Partnership, with the Operating Partnership surviving as a wholly-owned subsidiary of Parent; and

        WHEREAS, the respective boards of directors of the Company, Parent and MergerSub each have adopted resolutions declaring that the Merger and the other transactions provided for in this Agreement are advisable on the terms and conditions set forth in this Agreement, as well as approving such Merger and other transactions; and

        WHEREAS, the general partner of the Operating Partnership and the sole member of OP MergerSub each have approved the Partnership Merger and the other transactions contemplated by this Agreement; and

        WHEREAS, concurrently with the execution of this Agreement, the Erdman Seller, the Erdman Purchaser and the Company entered into the Erdman Purchase Agreement, pursuant to which, prior to the Closing, the Erdman Sale will be consummated;

        NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

        Section 1.1.    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the "MGCL"), at the Effective Time, in accordance with Section 5.15, either (i) MergerSub shall be merged (the "Reverse Triangular Merger") with and into the Company and the separate existence of MergerSub shall cease, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Parent or (ii) the Company shall be merged (the "Forward Triangular Merger") with and into MergerSub and the separate existence of the Company shall cease, with MergerSub continuing as the surviving entity and a wholly-owned subsidiary of Parent. As used in this Agreement, (A) "Merger" shall refer to either of the mergers described in the immediately preceding sentence, and (B) "Surviving Company" shall refer to the Company or MergerSub, as the case may be, as the surviving entity of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL, including Section 3-114. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises, and all and every other interest of MergerSub and the Company, shall vest in the Surviving Company, and all debts, liabilities and duties of MergerSub and the Company shall become the debts, liabilities and duties of the Surviving Company.

        Section 1.2.    The Partnership Merger.     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"), at the OP Effective Time, OP MergerSub shall be merged (the "Partnership Merger", and together with the Merger, the "Mergers") with and into the Operating Partnership. At the OP Effective Time, the separate existence of OP MergerSub shall cease and the Operating Partnership shall continue as the surviving entity (the "Surviving Partnership"). The Partnership Merger shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA, including Section 17-211. Without limiting the generality of the foregoing, at the OP Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises, and all and every other interest of the Partnership and OP MergerSub, shall vest in the Surviving Partnership, and all debts, liabilities and duties of the Partnership and OP MergerSub shall become the debts, liabilities and duties of the Surviving Partnership.

        Section 1.3.    Effective Time of the Mergers.

          (a)   Simultaneously with or as soon as practicable following the Closing, Parent and the Company shall cause duly executed articles of merger or other appropriate documents (the "Merger Filing") to be filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the "SDAT") in accordance with Section 3-107 of the MGCL. The time at which the Merger shall become effective (the "Effective Time") shall be the time the Merger Filing is accepted for record by the SDAT, or such later time as Parent and the Company shall have agreed (not to exceed one Business Day after the Merger Filing is accepted for record) and as shall be designated in the Merger Filing in accordance with the MGCL as the effective time of the Merger.

          (b)   Simultaneously with or as soon as practicable following the Closing, the Operating Partnership and OP MergerSub shall cause a duly executed certificate of merger or other appropriate documents (the "Partnership Merger Filing") to be filed with the Delaware Secretary of State in accordance with the relevant provisions of the DRULPA and shall make all other filings, recordings and publications required under the DRULPA in respect of the Partnership Merger. The time at which the Partnership Merger shall become effective (the "OP Effective Time") shall be the time the Partnership Merger Filing is filed with the Delaware Secretary of State, or such later time as Parent and the Company shall have agreed and as shall be designated in the Partnership Merger Filing in accordance with the DRULPA as the effective time of the Partnership Merger, but in no event shall the OP Effective Time be more than 30 days after the Partnership Merger Filing is filed with the Delaware Secretary of State.

          (c)   The parties intend that the Effective Time and the OP Effective Time shall occur as close in time to one another as is practicable.

        Section 1.4.    Closing.     Subject to the satisfaction or waiver of the conditions to the obligations of the parties to effect the Mergers set forth in this Agreement, a closing to effectuate the consummation of the Mergers (the "Closing") shall take place at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of all the conditions set forth in Article VI (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Alston & Bird LLP, 101 South Tryon Street, Suite 4000, Charlotte, North Carolina, or at such other time or place as Parent and the Company may agree; provided, that, notwithstanding the foregoing, Parent, in its sole discretion, shall have the right to extend the Closing (i) for up to forty-five (45) days for any reason and (ii) for up to an additional thirty (30) days for the purpose of obtaining any consent, amendment or waiver contemplated by Section 5.16; provided, however, that Parent may not extend the Closing pursuant to the immediately preceding proviso to any date after May 15, 2012. The date on which the Closing is to occur is sometimes referred to in this Agreement as the "Closing Date".

        Section 1.5.    Organizational Documents.

          (a)   The charter of MergerSub as in effect immediately before the Effective Time shall be the charter of the Surviving Company until thereafter amended in accordance with applicable Law, except that at the Effective Time, Article I of the charter shall be amended to read: "The name of the Corporation is TH Holdings, Inc.".

          (b)   Following the OP Effective Time, the certificate of limited partnership of the Operating Partnership shall continue in effect as the certificate of limited partnership of the Surviving Partnership until further amended in accordance with applicable Law.

        Section 1.6.    Directors and Officers of the Surviving Company.     The directors of MergerSub immediately prior to the Effective Time shall be the directors of the Surviving Company from and after the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of MergerSub immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company.

        Section 1.7.    Dissenting Shares.     Holders of Company Common Stock or Series A Preferred Stock are not entitled to exercise demand or appraisal rights in connection with the Merger.

        Section 1.8.    Tax Treatment.     In the event that a Reverse Triangular Merger is consummated, the parties hereto (a) intend that for federal, and applicable state and local, income tax purposes, the Mergers will be treated as a taxable purchase by Parent of all of the outstanding shares of Company Common Stock, Series A Preferred Stock and OP Units, the latter of which shall be treated as a sale of OP Units by each transferor of such OP Units and an acquisition of the assets of the Operating Partnership by the Parent as transferee of such OP Units and (b) shall prepare and file their applicable Tax Returns based on such treatment. In the event that Forward Triangular Merger is consummated, the parties hereto (i) intend that for federal, and applicable state and local, income tax purposes, the Mergers will be treated as (A) a taxable disposition by the Company of all of its assets to MergerSub in exchange for the Per Share Consideration and the Per Share Preferred Consideration, and the assumption of all of the Company's liabilities, followed by a liquidating distribution of such Per Share Consideration and Per Share Preferred Consideration to the holders of the Company Common Stock and Series A Preferred Stock, pursuant to Section 331 and Section 562 of the Code, and (B) a taxable purchase by Parent of all of the OP Units, which shall be treated as a sale of OP Units by each transferor of such OP Units and an acquisition of the assets of the Operating Partnership by the Parent and (ii) shall prepare and file their applicable Tax Returns based on such treatment.

ARTICLE II

TREATMENT OF EQUITY INTERESTS IN THE MERGERS; MERGER
CONSIDERATION; EXCHANGE AND PAYMENT PROCEDURES

        Section 2.1.    Treatment of Capital Stock in the Merger.     At the Effective Time, by virtue of the Merger and without any further action on the part of any holder of any stock of Parent, MergerSub or the Company:

          (a)   each share of common stock, par value $0.01 per share, of the Company (including each share of Company Restricted Stock) that remains outstanding immediately prior to the Effective Time (the "Company Common Stock"), (other than any shares required to be cancelled pursuant to Section 2.1(b)), automatically shall be converted into the right to receive $4.25 in cash, without interest and subject to deduction for any required withholding Tax (the "Per Share Consideration"), and all such shares of Company Common Stock, when so converted, shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Consideration therefor upon compliance with the procedures set forth in Section 2.4;

          (b)   each share of Company Common Stock or Series A Preferred Stock, if any, owned of record or beneficially, directly or indirectly, by Parent, MergerSub, any other Parent Subsidiary, the Company or any Company Subsidiary immediately prior to the Effective Time automatically shall be cancelled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor;

          (c)   each share of common stock of MergerSub that remains outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company; and

          (d)   each share of Series A Preferred Stock that remains outstanding immediately prior to the Effective Time (other than any shares required to be cancelled pursuant to Section 2.1(b)) automatically shall be converted into the right to receive the Per Share Preferred Consideration, without interest and subject to deduction for any required withholding Tax, and all such shares of Series A Preferred Stock, when so converted, shall cease to exist, and each holder of any such shares of Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Preferred Consideration therefor upon compliance with the procedures set forth in Section 2.4.

        Section 2.2.    Treatment of Partnership Interests in the Partnership Merger.     At the OP Effective Time, by virtue of the Partnership Merger and without any further action on the part of any holder of any partnership interest in the Operating Partnership or any limited liability company interest in OP MergerSub:

          (a)   Each OP Unit issued and outstanding immediately prior to the OP Effective Time (other than OP Units owned directly or indirectly by the Company or any Company Subsidiaries), subject to the terms and conditions set forth herein, shall be automatically converted into, and shall be cancelled in exchange for, the right to receive the Per Share Consideration and all such OP Units, when so converted, shall cease to exist, and each holder of any such OP Units shall cease to have any rights with respect thereto, except (x) the right to receive the Per Share Consideration therefor, without interest, upon compliance with the procedures set forth in Section 2.4, and (y) the rights of such holder (if any) under any tax protection or similar agreement;

          (b)   The general partnership interest of the Operating Partnership shall remain outstanding and shall constitute the only outstanding general partnership interest in the Surviving Partnership; and

          (c)   Each Series A Preferred Partnership Unit automatically shall be cancelled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

        Section 2.3.    Treatment of Restricted Stock and LTIP Units.

          (a)   Effective immediately before the Effective Time, all vesting and other restrictions applicable to outstanding shares of restricted Company Common Stock granted pursuant to a Company Incentive Plan ("Company Restricted Stock") (and all such restrictions applicable to any dividends on such shares) shall terminate or lapse. All such shares shall be treated in the Merger in the same manner as provided in Section 2.1(a) for other shares of Company Common Stock.

          (b)   Effective immediately before the Effective Time, all vesting and other restrictions applicable to outstanding long-term incentive plan units of limited partnership interest in the Operating Partnership ("LTIP Units") shall terminate or lapse. All such LTIP Units shall be treated in the Partnership Merger in the same manner as provided in Section 2.2(a) for other OP Units.

          (c)   Prior to the Effective Time, the Company will (i) use reasonable best efforts to obtain all consents and make all amendments, if any, to the terms of the Company Incentive Plans and each outstanding award agreement issued pursuant to the Company Incentive Plans, as applicable, that are necessary to give effect to the provisions of this Section 2.3 and (ii) adopt such resolutions and take such other actions as are necessary and sufficient to cause the termination of the Company Incentive Plans effective as of the Effective Time and to ensure that, after the Effective Time, neither Parent nor the Surviving Company will be required to deliver Company Stock, OP Units or other capital stock or interest of the Company, the Operating Partnership, the Surviving Company or the Surviving Partnership to any Person pursuant to or in settlement of awards outstanding under the Company Incentive Plans, including the Company Restricted Stock, and the LTIP Units.

        Section 2.4.    Exchange and Payment Procedures.

          (a)   Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment and delivery of the Per Share Consideration and the Per Share Preferred Consideration, as applicable. On or before the Effective Time, Parent shall cause to be deposited with the Paying Agent cash in an amount equal to (i) the aggregate Per Share Consideration into which the shares of Company Common Stock and OP Units have been converted in accordance with Sections 2.1(a) and 2.2(a), (ii) the aggregate Per Share Preferred Consideration into which the Series A Preferred Stock have been converted in accordance with Section 2.1(d). The cash deposited with the Paying Agent pursuant to this Section 2.4(a) shall hereinafter be referred to as the "Payment Fund." The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Sections 2.1(a), 2.1(d), 2.2(a), or 2.6, except as provided in this Agreement.

          (b)   Not later than the fifth Business Day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of outstanding shares of Company Common Stock or Series A Preferred Stock immediately prior to the Effective Time, whether represented by stock certificates (the "Company Certificates") or in book entry form, whose shares were converted into the right to receive the Per Share Consideration pursuant to Section 2.1(a) or the Per Share Preferred Consideration pursuant to Section 2.1(d), (i) a letter of transmittal in customary form (which shall specify the number of shares of Company Common Stock or Company Preferred Stock held by such holder and shall be in customary form), and (ii) instructions for use in effecting the surrender of the shares of Company Common Stock or the Company Preferred Stock in exchange for the Per Share Consideration or Per Share Preferred Consideration, as applicable. Upon delivery to the Paying Agent of such letter of transmittal, properly completed and duly executed, any Company Certificate representing the shares held by such holder and such other documents specified in the instructions for use referred to above as the Paying Agent or Parent reasonably shall require, the shares of Company Common Stock or Company Preferred Stock described therein shall be deemed surrendered for cancellation and payment and the holder identified in such letter shall be entitled promptly to receive in exchange therefor, and Parent shall cause the Paying Agent to promptly pay, the Per Share Consideration or Per Share Preferred Consideration, as applicable, and the shares so surrendered shall be cancelled. If a transfer of ownership of shares of Company Common Stock or Series A Preferred Stock has occurred but has not been registered in the transfer records of the Company, the Per Share Consideration or Per Share Preferred Consideration applicable to those shares may be paid to the transferee if the letter of transmittal is delivered in accordance with this Section 2.4(b), along with any Company Certificates representing such shares of Company Common Stock or Series A Preferred Stock, as applicable, and all documents and endorsements required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed (which affidavit shall be in form and substance reasonably acceptable to Parent), the Paying Agent shall pay in exchange for the shares represented by such lost, stolen or destroyed Company Certificate the Per Share Consideration or Per Share Preferred Consideration applicable to the shares of Company Common Stock or Series A Preferred Stock, as applicable, represented by such Company Certificate deliverable in respect thereof determined in accordance with this Article II; provided, that Parent or the Paying Agent may, in its discretion, require the delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Company with respect to such Company Certificate or ownership thereof. Until surrendered as provided in this Section 2.4, each share of Company Common Stock and Company Preferred Stock shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Consideration or Per Share Preferred Consideration, as applicable. No interest will be paid or accrue on any amounts payable upon surrender of any shares of Company Common Stock or Company Preferred Stock.

          (c)   Not later than the fifth Business Day following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of an OP Unit immediately prior to the OP Effective Time, whose OP Units were converted into the right to receive the Per Share Consideration pursuant to Section 2.2(a), (i) a letter of transmittal (which shall specify the number of OP Units held by such holder and shall be in customary form), and (ii) instructions for use in effecting the delivery thereof in exchange for the Per Share Consideration to which such holder is entitled pursuant to this Agreement. Upon delivery to the Paying Agent of such letter of transmittal, properly completed and duly executed, and upon surrender of such other documents as may be reasonably required by the Paying Agent, the OP Units described therein shall be deemed surrendered for cancellation and payment and the holder identified in such letter of transmittal shall be entitled promptly to receive in exchange therefor, and Parent shall cause the Paying Agent to promptly pay, the Per Share Consideration. In the event of a permitted transfer of ownership of any OP Unit which is not registered in the transfer records of the Operating Partnership, the Per Share Consideration may be paid to a transferee if the letter of transmittal is delivered in accordance with this Section 2.4(c) and is accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid. No interest will be paid or accrue on any amount payable in respect of any OP Unit.

          (d)   The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that no such investment or losses thereon shall affect the Per Share Consideration or Per Share Preferred Consideration, as applicable, payable to holders of Company Common Stock, Series A Preferred Stock or OP Units entitled to receive such consideration, and Parent shall promptly provide additional funds to the Paying Agent for the benefit of holders of Company Common Stock, Company Preferred Stock and OP Units in the amount of any such losses to the extent necessary for payment of the Per Share Consideration or Per Share Preferred Consideration, as applicable. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

        Section 2.5.    Termination of Payment Fund; Escheat.     Following the date that is one year after the Effective Time, the Paying Agent shall deliver to Parent upon demand all cash and any documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, any former holders of Company Common Stock, Series A Preferred Stock or OP Units who have not previously received the Per Share Consideration or Per Share Preferred Consideration, as applicable, to which they are entitled under this Agreement shall look solely to Parent or to the Surviving Company or Surviving Partnership, as applicable, for payment of such consideration and any related amounts due to them under this Agreement. Notwithstanding the foregoing, none of the Paying Agent, Parent, the Surviving Company or the Surviving Partnership shall be liable to a former holder of Company Common Stock, Series A Preferred Stock or of OP Units for any amounts required to be delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Laws.

        Section 2.6.    Tax Withholding.     Each of Parent, the Surviving Company, and the Surviving Partnership shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock, Series A Preferred Stock, OP Units, or LTIP Units, such amounts as Parent, the Surviving Company or Surviving Partnership are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, the Surviving Company or Surviving Partnership, such withheld amounts (i) shall be remitted promptly by Parent, the Surviving Company or Surviving Partnership, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock, Series A Preferred Stock, OP Units, or LTIP Units in respect of which such deduction and withholding was made by Parent, the Surviving Company or Surviving Partnership.

        Section 2.7.    Closing of Transfer Books.     At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock or Series A Preferred Stock that were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, any shares of Company Common Stock or Series A Preferred Stock are presented to the Surviving Company, they shall be cancelled and exchanged for the Per Share Consideration or Per Share Preferred Consideration in accordance with this Article II. No transfers of OP Units shall be permitted after the OP Effective Time.

        Section 2.8.    Certain Adjustments.     In the event that, and only to the extent permitted by Section 5.1, the Company changes (or establishes a record date for changing) the number of shares of Company Common Stock or Series A Preferred Stock, as applicable, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding shares of Company Common Stock or Series A Preferred Stock, as applicable, at any time during the period from the date hereof to the Effective Time, then the Per Share Consideration or the Per Share Preferred Consideration shall be appropriately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

        Section 2.9.    Further Assurances.     At and after the Effective Time, the officers of the Surviving Company and the general partner of the Surviving Partnership will be authorized to execute and deliver, in the name and on behalf of the Company, MergerSub, or the Operating Partnership any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of any of them, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company and the Surviving Partnership any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company or the Surviving Partnership as a result of, or in connection with, the Mergers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE OPERATING PARTNERSHIP

        Except as set forth in the Disclosure Schedule delivered by the Company to Parent at or prior to the execution of this Agreement (the "Company Disclosure Schedule") (it being agreed that disclosure of any item on the Company Disclosure Schedule with respect to one Section of this Article III shall be deemed disclosure with respect to any other Sections of this Article III if the relevance of such item to such other Sections is reasonably apparent on the face of such disclosure (it being understood that to be so apparent it is not required that such other Sections be cross-referenced), or as expressly disclosed in any forms, reports or documents filed by the Company with the United States Securities and

Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and after January 1, 2011 to two (2) Business Days prior to the date of this Agreement (except for disclosure contained in any risk factors or "forward-looking statements" specifically identified in such forms, reports or documents as such), the Company and the Operating Partnership jointly and severally represent and warrant to the Purchaser Parties as follows:

        Section 3.1.    Organization and Qualification; Subsidiaries.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Operating Partnership is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c)   Each Company Subsidiary (other than the Operating Partnership) that has any material assets or operations is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary (other than the Operating Partnership) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (d)   Section 3.1(d) of the Company Disclosure Schedule sets forth a true and complete list of the Company Subsidiaries, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary and (ii) the type of and percentage of interest held, directly or indirectly, by the Company in such Company Subsidiary. All of the outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries and the Company owns all such capital stock and other equity interests free and clear of any Liens (other than Permitted Liens) or limitations on voting rights, and free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the stock or other ownership interests).

          (e)   None of the Company, the Operating Partnership or any other Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Operating Partnership or in any other Company Subsidiaries and other than investments in short-term investment securities or securities of a publicly traded company held for investment by the Company or any of its subsidiaries and consisting of less than 3% of the outstanding capital stock of such company).

        Section 3.2.    Organizational Documents.     The Company and the Operating Partnership have made available to Parent complete and correct copies of (i) the Company's charter (the "Charter") and Bylaws, and (ii) the Operating Partnership's Certificate of Limited Partnership (the "OP Certificate") and the Operating Partnership Agreement, each as in effect on the date hereof.

        Section 3.3.    Capital Structure.

          (a)   The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 50,000,000 shares of Preferred Stock, par value $0.01 per share (the "Company Preferred Stock"), of which 2,990,000 shares of Company Preferred Stock have been classified and designated as 8.500% Series A Cumulative Redeemable Perpetual Preferred Stock, having a liquidation preference of $25.00 per share (the "Series A Preferred Stock" and, together with the Company Common Stock, the "Company Stock"). At the close of business on December 22, 2011, (i) 51,133,730 shares of Company Common Stock were issued and outstanding, including 521,610 shares of Company Restricted Stock that at that date were subject to restrictions imposed in connection with restricted stock grants made under the Company's 2005 Long Term Stock Incentive Plan (the "Company 2005 Incentive Plan") or the Company's 2010 Long Term Incentive Compensation Plan (the "Company 2010 Incentive Plan", and together with the Company 2005 Incentive Plan, the "Company Incentive Plans"), (ii) no shares of Company Common Stock were held by the Company in treasury, (iii) 2,940,000 shares of Series A Preferred Stock were issued and outstanding, and (iv) 7,494,793 shares of Company Common Stock were available for issuance upon redemption of units of limited partnership interest in the Operating Partnership (each an "OP Unit"), including OP Units issuable upon conversion of LTIP Units. Such issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Stock may vote. Section 3.3(a) of the Company Disclosure Schedule sets forth a true and complete list setting forth, as of the date hereof, all outstanding shares of Company Restricted Stock, the names of the holders thereof, the date each such share of Company Restricted Stock was granted, any vesting schedule with respect to the outstanding shares of Company Restricted Stock and whether the holder of Company Restricted Stock timely made an election under Section 83(b) of the Code to include in income the value of the Company Restricted Stock on the date such Company Restricted Stock was granted to the holder. Each share of Company Restricted Stock was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Incentive Plans pursuant to which it was issued.

          (b)   The Operating Partnership is authorized under the Operating Partnership Agreement to issue three classes of units of limited partnership interest, which are the OP Units, LTIP Units, and the Series A Preferred Partnership Units (each, a "Series A Preferred Partnership Unit"). At the close of business on December 22, 2011, (i) 7,132,903 OP Units were issued and outstanding, (ii) 361,890 LTIP Units were issued and outstanding, and (iii) 2,940,000 Series A Preferred Partnership Units were issued and outstanding. Such issued and outstanding OP Units, LTIP Units, and Series A Preferred Partnership Units have been duly authorized and validly issued and (to the extent such concept is applicable) fully paid and nonassessable. The sole general partner of the Operating Partnership is CS Business Trust I, a Maryland business trust which is a Company Subsidiary that is wholly-owned by the Company. Immediately prior to the Effective Time, each OP Unit will be redeemable for not more than one share of Company Common Stock. Section 3.3(b) of the Company Disclosure Schedule sets forth a true and complete list setting forth, as of the date hereof, all outstanding LTIP Units, the names of the holders thereof, the date each such LTIP Unit was granted, any vesting schedule with respect to the outstanding LTIP Units. Each LTIP Unit was granted in compliance with all applicable Laws and all of the terms and conditions of the Operating Partnership Agreement and the Company Incentive Plans pursuant to which it was issued.

          (c)   Except as set forth in Section 3.3, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company, the Operating Partnership or any other Company Subsidiary is a party or by which any of them is bound obligating the Company, the Operating Partnership or any other Company Subsidiary to issue, deliver, sell or create, or cause to be issued, delivered, sold or created, additional shares of Company Stock, OP Units, LTIP Units, Series A Preferred Partnership Units or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Company, the Operating Partnership or any of the other Company Subsidiaries or obligating the Company, the Operating Partnership or any other Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, except as expressly provided in the Operating Partnership Agreement, there are no outstanding contractual obligations of the Company, the Operating Partnership or any other Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Stock, OP Units, LTIP Units, Series A Partnership Units or other equity securities of the Company, the Operating Partnership or any other Company Subsidiary. There are no outstanding agreements to which the Company, the Operating Partnership, any other Company Subsidiary or any of their respective officers or directors is a party concerning the voting of any capital stock of the Company, the Operating Partnership or any of the other Company Subsidiaries.

          (d)   All dividends or distributions on the shares of Company Stock, OP Units, LTIP Units, and Series A Preferred Partnership Units which have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

          (e)   Holders of Company Common Stock or Series A Preferred Stock are not entitled to exercise demand or appraisal rights in connection with the Merger.

        Section 3.4.    Authority.

          (a)   Each of the Company and the Operating Partnership has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of the Company and the Operating Partnership, as applicable, and the consummation by the Company and the Operating Partnership of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or partnership action, and no other corporate or partnership proceedings on the part of the Company or the Operating Partnership are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject, with respect to the Merger, to receipt of the Company Stockholder Approval. The affirmative vote of the holders of not less than a majority of the outstanding shares of the Company Common Stock (the "Company Stockholder Approval") is the only vote of the holders of any class or series of stock or other equity securities of the Company necessary to approve the Mergers and, for the avoidance of doubt, no vote of the holders of shares of Series A Preferred Stock is required in connection with the Merger or any of the other transactions contemplated by this Agreement.

          (b)   This Agreement has been duly executed and delivered by each of the Company and the Operating Partnership and, assuming due authorization, execution and delivery by each Purchaser Party, constitutes a legally valid and binding obligation of the Company and the Operating Partnership, respectively, enforceable against the Company and the Operating Partnership, respectively, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law.

          (c)   Each of the Erdman Seller and the Company has the requisite organizational power and authority to execute and deliver the Erdman Purchase Agreement, to perform its obligations thereunder and to consummate the transactions contemplated by the Erdman Purchase Agreement. The execution and delivery of the Erdman Purchase Agreement by each of the Erdman Seller or the Company, and the consummation by the Erdman Seller and the Company of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate, partnership or organizational action, and no other corporate, partnership or organizational proceedings on the part of the Erdman Seller or the Company is necessary to authorize the Erdman Purchase Agreement or to consummate the transactions contemplated thereby. No vote of the holders of shares of Company Common Stock, Series A Preferred Stock or any other class or series of capital stock or other equity securities of the Company is required in connection with the execution or delivery of the Erdman Purchase Agreement by the Erdman Seller or the Company or the consummation by the Erdman Seller or the Company of any of the transactions contemplated by the Erdman Purchase Agreement. The Erdman Purchase Agreement has been duly executed and delivered by each of the Erdman Seller and the Company and, assuming due authorization, execution and delivery by the Erdman Purchaser, constitutes a legally valid and binding obligation of each of the Erdman Seller and the Company, respectively, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law.

          (d)   The Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers and the Erdman Purchase Agreement, are advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Mergers and the Erdman Sale, and (iii) recommended that the holders of the Company Common Stock approve the Merger.

          (e)   Assuming the accuracy of the representation and warranty set forth in Section 4.9, the action taken by the Board of Directors of the Company in approving this Agreement and the Merger is sufficient to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger. To the knowledge of the Company, no other "business combination", "control share acquisition", "fair price", "moratorium" or other antitakeover Laws are applicable to this Agreement, the Mergers or the other transactions contemplated hereby.

        Section 3.5.    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by each of the Company and the Operating Partnership do not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of the Company and the Operating Partnership will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of the Company's Charter or Bylaws, the OP Certificate, the Operating

  Partnership Agreement or any equivalent organizational documents of any other Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained, all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, the Operating Partnership or any other Company Subsidiary or by which any property or asset of the Company, the Operating Partnership or any other Company Subsidiary is bound, or (iii) require any consent, approval or notice under, result in any breach of or any loss of any benefit under, or result in the triggering of any payments pursuant to, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company, the Operating Partnership or any other Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other legally binding obligation to which the Company, the Operating Partnership or any other Company Subsidiary is a party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by each of the Company and the Operating Partnership do not, and the performance of this Agreement by each of the Company and the Operating Partnership will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the Exchange Act, the Securities Act and the rules and regulations of the New York Stock Exchange (the "NYSE"), and the filing and acceptance for record of the Merger Filing, as required by the MGCL and the Partnership Merger Filing, as required by the DRULPA and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c)   The execution and delivery of the Erdman Purchase Agreement by the Erdman Seller and the Company does not, and the performance of the Erdman Purchase Agreement and the consummation of the transactions contemplated thereby by the Erdman Seller and the Company will not, (i) conflict with or violate any provision of the Company's Charter or Bylaws, the OP Certificate, the Operating Partnership Agreement or any equivalent organizational documents of any other Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company, the Operating Partnership or any other Company Subsidiary or by which any property or asset of the Company, the Operating Partnership or any other Company Subsidiary is bound, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or result in the triggering of any payments pursuant to, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company, the Operating Partnership or any other Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other legally binding obligation to which the Company, the Operating Partnership or any other Company Subsidiary is a party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The execution and delivery of the Erdman Purchase Agreement by the Erdman Seller and the Company does not, and the performance of the Erdman Purchase Agreement by the Erdman Seller and the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

        Section 3.6.    Permits; Compliance With Law.

          (a)   Except for the authorizations, licenses, permits, certificates, approvals and clearances that are the subject of Sections 3.14 or 3.16, which are addressed solely in those Sections, (i) each of the Company, the Operating Partnership and each other Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company, the Operating Partnership and each other Company Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the "Company Permits"), (ii) all such Company Permits are valid and in full force and effect, (iii) the Company and the Company Subsidiaries are in compliance with all such Permits and (iv) no such Permit is the subject of any suit or pending proceeding seeking the revocation, suspension, non-renewal or material impairment of such Permit, except where the failure to be in possession of, the failure to be valid or in full force and effect of, the failure to be in compliance with, or any potential revocation, suspension, non-renewal or impairment of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   None of the Company, the Operating Partnership or any other Company Subsidiary is in conflict with, or in default or violation of (i) any Law applicable to the Company, the Operating Partnership or any other Company Subsidiary or by which any property or asset of the Company, the Operating Partnership or any other Company Subsidiary is bound (except for Laws with respect to matters that are the subject of Section 3.10, 3.11, 3.14, 3.15 or 3.17, which are addressed solely in those Sections), or (ii) any Company Permits (except for the Company Permits that are the subject of Sections 3.14 or 3.16, which are addressed solely in those Sections), except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c)   To the knowledge of the Company, neither the Company nor any Company Subsidiary nor any director, officer, agent, employee or Affiliate of the Company or any Company Subsidiary is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder the ("FCPA"), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any Company Subsidiary, in order to induce such Person to act against the interest of his or her employer or principal.

        Section 3.7.    SEC Filings; Financial Statements.

          (a)   The Company has filed with the SEC all forms, reports, and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2009 (collectively, the "Company SEC Filings"). Each Company SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, neither the Operating Partnership nor any other Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. To the knowledge of the Company, there are no material unresolved comments received from the SEC staff with respect to the Company SEC Filings on or prior to the date hereof. To the knowledge of the Company, none of the Company SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

          (b)   Each of the consolidated financial statements contained in the Company SEC Filings (as amended, supplemented or restated, if applicable, prior to the date hereof) was prepared in accordance with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis throughout the periods indicated (except as indicated in the notes thereto), and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

          (c)   There are no material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and its principal financial officer to information required to be included in the Company's periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act of 2002, none of the Company, the Operating Partnership or any other Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act). The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002 and (ii) the rules and regulations of the NYSE that are applicable to the Company.

          (d)   None of the Company or its consolidated subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (i) incurred in connection with the Merger or any of the other transactions contemplated hereby, including the Erdman Sale, (ii) reflected on or reserved against in the Company's consolidated balance sheet, as of September 30, 2011, included in the Company's consolidated financial statements, or (iii) incurred in the ordinary course of business consistent with past practice since September 30, 2011.

          (e)   Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company's or the Company Subsidiaries' published financial statements or any Company SEC Filings.

          (f)    A schedule of the outstanding Indebtedness of the Company, the Operating Partnership and the Company Subsidiaries, other than outstanding checks, as of the dates set forth therein is set forth in Section 3.7(f) of the Company Disclosure Schedule.

        Section 3.8.    Disclosure Documents.

          (a)   The information to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be furnished to the holders of Company Common Stock in connection with the Merger (the "Proxy Statement") will not, at the time the Proxy Statement is first mailed to the holders of Company Common Stock (the date on which the Proxy Statement is so mailed, the "Proxy Mail Date") or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

          (b)   The representations and warranties contained in this Section 3.8 will not apply to statements or omissions included in the Proxy Statement based upon information supplied to the Company by or on behalf of any Purchaser Party.

        Section 3.9.    Absence of Certain Changes or Events.     Since December 31, 2010, except as contemplated by or as disclosed pursuant to this Agreement, (i) the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been (x) any Company Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, has had or would reasonably be expected to result in a Company Material Adverse Effect, or (y) any action taken by the Company, the Operating Partnership or any other Company Subsidiary through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 5.1(c)(i), (ii), (iii), (v), (vii), (viii), (ix), (x) , (xi), (xii), or (xvi)(A), (xvi)(B), (xvi)(C), (xvi)(E), (xvi)(G), (xvi)(H), (xvii) or (xix).

        Section 3.10.    Employee Benefit Plans.

          (a)   Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan and separately identifies each Erdman Benefit Plan and each Company Benefit Plan that could be subject to Code Section 409A. "Company Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") other than a "multi-employer plan" (as described in ERISA Section 3(37)), and any other material plan, program, policy or agreement (whether written or oral) providing compensation or other benefits to any current or former trustee, director, officer, or employee of the Company, the Operating Partnership or any other Company Subsidiary (or to any dependent or beneficiary thereof), which are maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, the Operating Partnership or any other Company Subsidiary, or under which the Company, the Operating Partnership or any other Company Subsidiary has any material obligation or liability, contingent or otherwise, including all individual employment, severance, consulting, change of control, retention, or similar arrangements and incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs. The Company has provided or made available to the Parent or its counsel with respect to each and every Company Benefit Plan (other than a multiemployer plan (as defined in Section 3(37) of ERISA) (a "Multiemployer Plan")) a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination letter, if any, received by the Company, the Operating Partnership, or any other Company Subsidiary from the IRS regarding the Tax-qualified status of such Company Benefit Plan; (ii) the most recent financial statements for such Company Benefit Plan; (iii) the most recent actuarial valuation report; (iv) the current summary plan description and any summaries of material modifications; and (v) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for the most recent plan year.

          (b)   Each Company Benefit Plan (other than any Multiemployer Plan) has been established, administered, and funded in all material respects in accordance with its terms, the terms of any applicable collective bargaining agreement and all applicable Laws, including ERISA and the Code. The Company and any applicable Company Subsidiary have timely satisfied all contribution requirements set forth in any applicable collective bargaining agreement related to any applicable Company Benefit Plan, except for circumstances that will not result in any material liability to the Company or any applicable Company Subsidiary. There has been no amendment to, announcement by the Company, the Operating Partnership, or any Company Subsidiary relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

          (c)   Each Company Benefit Plan (other than any Multiemployer Plan) which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the United States Internal Revenue Service (the "IRS") as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company's knowledge, no fact or event has occurred that would adversely affect the qualified status of any such Company Benefit Plan. To the Company's knowledge, none of the Company, the Operating Partnership or any other Company Subsidiary has engaged in a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that could result in material liability to the Company, the Operating Partnership and the other Company Subsidiaries, taken as a whole. No material suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan (other than a Multiemployer Plan), including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

          (d)   (i) No Company Benefit Plan is, and none of the Company, the Operating Partnership, any Company Subsidiaries or any corporation, trade, business, or entity under common control with the Company, the Operating Partnership or any other Company Subsidiary within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA (each, an "ERISA Affiliate") maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with, a Multiemployer Plan, a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), a "multiple employer plan" (as defined in Section 413(c) of the Code) or a pension plan subject to Section 412 or 4971of the Code or Section 302 or Title IV of ERISA. (ii) None of the Company, the Operating Partnership or any other Company Subsidiary has any liability under Title IV of ERISA, and no condition exists that presents a material risk to the Company, the Operating Partnership or any other Company Subsidiary of incurring or being subject to a material liability under Title IV of ERISA. (iii) With respect to any Multiemployer Plan contributed to by the Company, the Operating Partnership, any Company Subsidiary or any ERISA Affiliate, none of the Company, the Operating Partnership, any other Company Subsidiary, or any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied.

          (e)   No Company Benefit Plan provides any post-employment medical or life insurance benefits, other than coverage mandated by Part 6 of Title I of ERISA or Code Section 4980B or similar state law.

          (f)    (i) None of the Surviving Company or any of its respective subsidiaries will be required to make any material payment to any employee in connection with any Company Benefit Plan solely as a result of the consummation of the transactions contemplated by this Agreement. (ii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (a) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 162(m) or Section 280G of the Code; (b) result in any current or former employee, or director of the Company, the Operating Partnership or any Company Subsidiary being entitled to severance pay or any increase in severance pay upon any termination of employment (whether before or after the date of this Agreement); (c) limit or restrict the right of the Company, the Operating Partnership or any Company Subsidiary to merge, amend or terminate any Company Benefit Plan; or (d) accelerate the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, or increase the amount of compensation or benefits due under, any Company Benefit Plan.

          (g)   There are no material funded benefit obligations of the Company, the Operating Partnership or the other Company Subsidiaries under a Company Benefit Plan (other than any Multiemployer Plan) for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations under a Company Benefit Plan (other than any Multiemployer Plan) that have not been accounted for by reserves or otherwise reflected as may be required in the consolidated financial statements in the Company SEC Filings.

          (h)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause Parent or its Affiliates to assume or incur any liabilities under, or with respect to, the Erdman Benefit Plans.

        Section 3.11.    Labor and Other Employment Matters.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company, the Operating Partnership and each other Company Subsidiary is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, collective bargaining, employment discrimination, civil rights, safety and health, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes and wages and hours. None of the Company, the Operating Partnership or any other Company Subsidiary is a party to a collective bargaining agreement and no labor union has been certified to represent any employee of the Company, the Operating Partnership or any other Company Subsidiary, or has applied to represent or is attempting to organize so as to represent such employees, and, to the knowledge of the Company, there are no activities and proceedings of any labor union to organize any such employees. There is no pending or, to the knowledge of the Company, threatened material work stoppage, slowdown, lockout or labor strike against the Company, the Operating Partnership or any other Company Subsidiary and none of the Company, the Operating Partnership or any other Company Subsidiary has experienced any material work stoppage, slowdown, lockout or labor strike by or with respect to employees of the of the Company, the Operating Partnership or any other Company Subsidiary within the past two (2) years.

          (b)   Section 3.11(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all (i) severance or employment agreements with directors,

  officers or employees of the Company, the Operating Partnership or any other Company Subsidiary; or (ii) plans, programs or other agreements of the Company, the Operating Partnership or any other Company Subsidiary with or relating to its directors, officers, employees which contain change in control provisions.

          (c)   (i) There is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB") relating to the Company, the Operating Partnership or any other Company Subsidiary; (ii) there is no representation claim or petition pending before the NLRB and no question concerning representation exists relating to the employees of the Company, the Operating Partnership or any other Company Subsidiary; (iii) there are no charges with respect to or relating to the Company, the Operating Partnership or any other Company Subsidiary pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (iv) none of the Company, the Operating Partnership or any other Company Subsidiary have received notice from any national, state or local agency responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of the Company, the Operating Partnership or any other Company Subsidiary, and no such investigation is in progress.

          (d)   The Company, the Operating Partnership and the Company Subsidiaries have met in all material respects all requirements required under Law or regulation relating to the employment of foreign citizens, including all requirements of I-9, and, to the knowledge of the Company, none of the Company, the Operating Partnership or any other Company Subsidiary currently employ, or have ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.

          (e)   Since December 31, 2009, there has been no mass layoff or plant closing as defined by the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101, et seq., or any similar state, local or foreign "plant closing" Law with respect to the employees of the Company, the Operating Partnership or any other Company Subsidiary.

        Section 3.12.    Material Contracts.

          (a)   Except for contracts set forth on the "Exhibit Index" included in the Company's Form 10-K for the year ended December 31, 2010, as amended, the Company's Forms 10-Q for the three months ended March 31, 2011, June 30, 2011 and September 30, 2011, or any Form 8-K filed by the Company since January 1, 2011, none of the Company, the Operating Partnership or any other Company Subsidiary is a party to or bound by any contract, which, as of the date hereof, is in effect and:

              (i)  is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

             (ii)  involves aggregate annual expenditures by the Company, the Operating Partnership and any other Company Subsidiary in excess of $4,000,000 and is not cancelable within 180 days without material penalty to the Company, the Operating Partnership or any other Company Subsidiary;

            (iii)  contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the conduct of business by the Company, the Operating Partnership or any other Company Subsidiary, or that restricts the conduct of business by the Company, the Operating Partnership or any other Company Subsidiary or any geographic area in which the Company, the Operating Partnership or any other Company Subsidiary may conduct business, in each case in any material respect;

            (iv)  provides for indemnification of any past or present trustee, director, officer or employee of the Company, the Operating Partnership or any other Company Subsidiary;

             (v)  is between the Company, the Operating Partnership or any other Company Subsidiary, on the one hand, and any director or any officer of the Company or any Affiliate of any director or officer of the Company, on the other hand, other than a Company Benefit Plan;

            (vi)  provides for or otherwise evidences (A) any loan, mortgage or other Indebtedness owed by the Company or any Company Subsidiary in an amount in excess of $1,000,000 or (B) the grant of any security interests in any Company Property;

           (vii)  is material to the Company and the Company Subsidiaries, taken as a whole, and contains any so-called "most favored nations" or similar provisions requiring the Company or any of the Company Subsidiaries to offer a Person any terms or conditions that are at least as favorable as those offered to any other Person;

          (viii)  provides for a guarantee, in an amount in excess of $2,000,000, of the obligations of any Person that is not the Company or a Company Subsidiary (other than a guarantee pursuant to construction loans or similar financing arrangements;

            (ix)  is an employment, severance, consulting, change of control or similar contract with a current or former employee, officer or director of the Company, the Operating Partnership or any Company Subsidiary which will require the payment of amounts by the Company, the Operating Partnership or any Company Subsidiary, as applicable, after the date hereof in excess of $100,000 in any twelve-month period;

             (x)  provides for or governs any joint venture or partnership or any investment by the Company or any Company Subsidiary in any other Person;

            (xi)  has been entered into after December 31, 2010 and provides for the purchase or sale, option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell, dispose of or master lease, by merger, purchase or sale of assets or stock, or otherwise, any real property, including any Company Property, in each case where the applicable real property or Company Property has a fair market value in excess of $7,500,000;

           (xii)  could result in liability on the part of the Company or any Company Subsidiary in respect of any purchase price adjustment, earn-out or contingent purchase price obligation that, in each case, could reasonably be expected to result in future payments under any contract that exceeds $2,000,000 in the aggregate;

          (xiii)  provides for any unpaid settlement or proposed settlement of any suit, claim, action or proceeding in which the amount to be paid in settlement is in excess of $400,000;

          (xiv)  is a Material Company Lease or a Ground Lease;

           (xv)  provides for (A) a Purchase Option or (B) any ownership right or interest, or right to acquire any ownership right or interest, in any Company Property (or portion thereof), in each case, on the part of any Person other than the Company, the Operating Partnership or any other Company Subsidiary;

          (xvi)  provides for the use or other exploitation of material Intellectual Property (other than commercially available, off-the-shelf software); or

         (xvii)  is a design, construction, management or other service provision agreement which yields revenue to the Company or any Company Subsidiary in excess of $2,000,000 per annum.

          Each such contract to which the Company, the Operating Partnership or any other Company Subsidiary is a party or by which it is bound is referred to herein as a "Company Material Contract."

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each Company Material Contract is legally valid, binding and enforceable on the Company, the Operating Partnership and each other Company Subsidiary that is a party thereto and, to the Company's knowledge, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at Law. Except as would not individually or in the aggregate reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each of the Company, the Operating Partnership and each other Company Subsidiary has performed all obligations required to be performed by it under each Company Material Contract and, to the Company's knowledge, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract. Neither the Company, the Operating Partnership nor any Company Subsidiary is and, to the knowledge of the Company, no other party is, in breach or violation of, or in default under, any Company Material Contract, and none of the Company, the Operating Partnership or any of the Company Subsidiaries has received any claim of such breach, violation or default of or under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company has made available to Parent true and correct copies of all Company Material Contracts, including all amendments and modifications thereto.

        Section 3.13.    Litigation.     There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened by any third party or before any Governmental Entity, nor, to the knowledge of the Company, is there any investigation pending by any Governmental Entity, in each case, against the Company, the Operating Partnership or any other Company Subsidiary and none of the Company, the Operating Partnership or any other Company Subsidiary is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Entity, in each case, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.14.    Environmental Matters.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

              (i)  The Company, the Operating Partnership, each other Company Subsidiary, and each Company Property (A) are and have been in compliance with applicable Environmental Laws, (B) have applied for and are in possession of all Environmental Permits necessary to conduct their current operations, except for such Environmental Permits as would need to be obtained after the date of this Agreement in the ordinary course of business for ongoing Projects and (C) are in compliance with their respective Environmental Permits, all of which are valid and in full force and effect;

             (ii)  None of the Company, the Operating Partnership or any other Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company, the Operating Partnership, any other Company Subsidiary, or any Company Property is in violation of, or liable under, any Environmental Law;

            (iii)  None of the Company, the Operating Partnership or any other Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment,

    decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal, cleanup, presence, or exposure to, Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing by or before any Governmental Entity or Person with respect to any such matter; and

            (iv)  None of the Company, the Operating Partnership or any other Company Subsidiary has expressly assumed by contract or, to the knowledge of the Company, assumed, other than expressly by contract, any liability under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

          (b)   Section 3.14(b) of the Company Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of all material environmental site assessment reports, investigations, remediation assessments or similar documents with respect to the Company Properties which are in the possession custody or control of the Company, the Operating Partnership or any other Company Subsidiary (the "Environmental Reports"). True, accurate and complete copies of the Environmental Reports have been made available to Parent.

          (c)   Section 3.14(c) of the Company Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of all Environmental Permits with respect to the Company Properties, the Company, the Operating Partnership or any other Company Subsidiary that are held by the Company, the Operating Partnership or any other Company Subsidiary, other than those Environmental Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (d)   This Section 3.14 contains the exclusive representations and warranties of the Company and the Operating Partnership with respect to environmental matters.

        Section 3.15.    Intellectual Property.

          (a)   Section 3.15(a) of the Company Disclosure Schedule sets forth a complete list of all of the following Intellectual Property owned by the Company, the Operating Partnership or any other Company Subsidiary that is material to the operations of the Company, the Operating Partnership and the other Company Subsidiaries (other than the Erdman Companies), taken as a whole: (i) letters patent, patents and patent applications; (ii) trademark and service mark registrations and applications; and (iii) copyright registrations and applications. The Company, the Operating Partnership and the other Company Subsidiaries (other than the Erdman Companies) own or possess valid rights to use and exploit all Intellectual Property necessary to conduct the respective businesses of the Company, the Operating Partnership and the other Company Subsidiaries as such businesses are currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (A) the conduct of the respective businesses of the Company, the Operating Partnership and the other Company Subsidiaries as such businesses are currently conducted do not infringe the Intellectual Property rights of any other Person; (B) to the knowledge of the Company, no Person is currently infringing or misappropriating Intellectual Property owned by the Company, the Operating Partnership or any other Company Subsidiary; and (C) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not impair any Intellectual Property owned by the Company, the Operating Partnership or any other Company Subsidiary. The Company, the Operating Partnership and the other Company Subsidiaries have taken all actions that are reasonably necessary to maintain and protect each material item of Intellectual Property that they own or purport to own, and each such item of Intellectual Property is owned by the Company, the Operating Partnership or the other Company Subsidiaries free and clear of any

  Liens or, to the knowledge of the Company, any ownership interests of any employee, contractor, or any other Person (except for non-exclusive licenses granted to any other Person in respect of such Intellectual Property). At the date of this Agreement, no claim by any Person contesting the validity, enforceability, use or ownership of any material Intellectual Property, or asserting any infringement, misappropriation or violation of any Intellectual Property rights, by the Company, the Operating Partnership or any other Company Subsidiary is pending or, to the knowledge of the Company, threatened against the Company, the Operating Partnership or any other Company Subsidiary. To the knowledge of the Company, no material trade secret of the Company, the Operating Partnership or any other Company Subsidiary (other than the Erdman Companies) has been disclosed to any Person, except pursuant to written confidentiality obligations.

          (b)   This Section 3.15, together with Section 3.12, contains the exclusive representations and warranties of the Company and the Operating Partnership with respect to intellectual property matters.

        Section 3.16.    Properties.

          (a)   Section 3.16(a) of the Company Disclosure Schedule sets forth a correct list of all real property owned or leased as of the date of this Agreement, including ground leases (as lessee or sublessee) by the Company, the Operating Partnership or any other Company Subsidiary, except for leases of real property between the Company, the Operating Partnership or any other Company Subsidiary, on the one hand, and the Company, the Operating Partnership or any other Company Subsidiary, on the other hand (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a "Company Property" and collectively referred to herein as the "Company Properties"). Other than the Company Properties, there are no real properties with regards to which the Company, the Operating Partnership or any other Company Subsidiary is bound by any agreement to purchase or lease (as lessee).

          (b)   The Company, the Operating Partnership or any other Company Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for the following: (i) Liens relating to Indebtedness of the Company or any Company Subsidiary that is expressly disclosed in the Company SEC Filings; (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are being maintained; (iii) any Company Material Contracts, or leases to third parties for the occupation of portions of the Company Properties as tenants only by such third parties in the ordinary course of the business of the Company, the Operating Partnership or any other Company Subsidiary; (iv) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations none of which have a material adverse effect on the present use of the applicable Company Property; (v) Liens that are recorded in a public record or disclosed on existing title policies made available to Parent prior to the date hereof; (vi) any cashiers', landlords', workers', mechanics', carriers', workmen's, repairmen's and materialmen's liens and other similar Liens imposed by Law and incurred in the ordinary course of business; (vii) any Liens arising as a result of the terms of the Erdman Purchase Agreement, and (viii) any other Liens, limitations, restrictions or title defects that do not materially impair the value or marketability of the Company Property or the continued use and operation of the Company Property as currently used and operated (clauses (i) through (viii) collectively, the "Permitted Liens").

          (c)   None of the Company, the Operating Partnership or the other Company Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

          (d)   No certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the use of the buildings and improvements on any of the Company Properties or that is necessary to permit the use of all, utilities, parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and none of the Company, the Operating Partnership or any other Company Subsidiary has received written notice of any violation of same or threat of modification or cancellation of any such certificate, permit or license, except for each of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (e)   None of the Company, the Operating Partnership or any other Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated for any Company Property, except for each of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (f)    Except for discrepancies, errors or omissions that, individually or in the aggregate, would not have a Company Material Adverse Effect, the rent rolls for the Company Properties dated as of November 30, 2011 which are set forth in Section 3.16(f) of the Company Disclosure Schedule, identify in a true and correct manner (i) each lease and sublease that was in effect as of November 30, 2011 and to which the Company, the Operating Partnership or the other Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (such leases, together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, the "Company Leases") and (ii) the following information as it relates to all Company Leases: (A) the expiration date; (B) the monthly base rent payable thereunder; and (C) the square footage of net rentable area. Section 3.16(f) of the Company Disclosure Schedule sets forth a true and correct list of all outstanding tenant improvement allowances, brokerage commissions or other tenant inducement or similar costs that exceed $1,000,000, with respect to any given Company Lease or Company Property.

          (g)   The Company has made available to Parent true and complete copies of all Company Leases in effect as of the date hereof that relates to in excess of 20,000 square feet of net rentable space (the "Material Company Leases"). As of the date of this Agreement, none of the Company, the Operating Partnership or any other Company Subsidiary is a party as lessor to any agreement to lease any real property, other than pursuant to a Company Lease. (i) None of the Company, the Operating Partnership or any other Company Subsidiary is and, to the knowledge of the Company, no other party is, in material breach or material violation of, or material default under, any Material Company Lease, (ii) no event has occurred which would result in a material breach or material violation of, or a material default under, any Material Company Lease by the Company, the Operating Partnership or any other Company Subsidiary, or to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Material Company Lease is in monetary or material non-monetary default under such Material Company Lease, (iii) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company, the Operating Partnership or the other Company Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at Law, and (iv) no tenant under any Material Company Lease has notified the landlord under its lease in writing since December 31, 2010 and before the date of this Agreement of an intent by such tenant to exercise an early termination right or elect not to renew with respect to its Material Company Lease.

          (h)   As of the date of this Agreement, there are no unexpired option agreements, rights of first offer or refusal or similar rights with respect to the purchase of a Company Property (that is owned by the Operating Partnership or any other Company Subsidiary) or any portion thereof or any direct or indirect interest therein, nor are there any other unexpired rights in favor of any party other than the Company, the Operating Partnership or any other Company Subsidiary (a "Third Party") to purchase or otherwise acquire a Company Property (that is owned by the Operating Partnership or any other Company Subsidiary) or any portion thereof or any direct or indirect interest therein, or to enter into any contract for sale, ground lease or binding letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by the Operating Partnership or any other Company Subsidiary (any Third Party right and/or option described in this Section 3.16(h), a "Purchase Option").

          (i)    No Purchase Option has been exercised, nor has any of the Company, Operating Partnership or any Company Subsidiary received any notice indicating that any party purports to have exercised a Purchase Option, including those Purchase Option(s) benefiting the lessor under any of the Ground Leases (as hereinafter defined) set forth in Section 3.16(a) of the Company Disclosure Schedule.

          (j)    As of the date of this Agreement, none of the Company, the Operating Partnership or any other Company Subsidiary is a party to any agreement pursuant to which the Company, the Operating Partnership or any other Company Subsidiary manages, provides leasing services or provides development services with respect to any real property for any Third Party.

          (k)   The Company, the Operating Partnership and the other Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property owned, used or held for use by them (other than property owned by tenants and used or held in connection with the applicable tenancy). None of the Company's, the Operating Partnership's or any of the other Company Subsidiaries' ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (l)    Section 3.16(l) of the Company Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of all policies of title insurance held by the Company, the Operating Partnership and/or any Company Subsidiary with respect to the Company Properties (the "Title Insurance Policies"). True, accurate and complete copies of the Title Insurance Policies have been made available to Parent. To the knowledge of the Company, (i) the Title Insurance Policies are, as of the date hereof, valid, in full force and effect, and (ii) no claim has been made under any of the Title Insurance Policies.

          (m)  (i)  Section 3.16(m) of the Company Disclosure Schedule sets forth a correct and complete list of each lease or ground lease in effect as of the date of this Agreement under which any of the Company, the Operating Partnership or any other Company Subsidiary is a lessee of, or through which any of the Company, the Operating Partnership or any other Company Subsidiary owns a leasehold interest in, any Company Property, except for leases between the Company, the Operating Partnership or any other Company Subsidiary, on the one hand, and the Company, the Operating Partnership or any other Company Subsidiary, on the other hand (individually an "Additional Company Lease" and, collectively, the "Additional Company Leases"; those Additional Company Leases listed under the heading "Ground Leases" in Section 3.16(m) of the Company Disclosure Schedule are referred herein as the "Ground Leases"). The Ground Leases are the only leases pursuant to which the Company, the Operating Partnership or any Company Subsidiary owns a leasehold interest in a Company Property (other than leases demising office space for the use and occupancy of and by the Company, the Operating Partnership or a Company Subsidiary).

             (ii)  (A) Each Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company, the Operating Partnership or the other Company Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at Law, (B) none of the Company, the Operating Partnership or any other Company Subsidiary is and, to the knowledge of the Company, no other party is, in material default under any Ground Lease that remains uncured, and (C) no event has occurred which would result in a material breach or material violation of, or a material default under, any Ground Lease by the Company, the Operating Partnership or any other Company Subsidiary, or to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). True, correct and complete copies of all Ground Leases have been made available to Parent.

          (n)   Except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (i) each Additional Company Lease (other than Ground Leases) is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company, the Operating Partnership or the other Company Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at Law, (ii) none of the Company, the Operating Partnership or any other Company Subsidiary is and, to the knowledge of the Company, no other party is, in default under any Additional Company Lease (other than Ground Leases) that remains uncured, and (iii) no event has occurred which would result in a breach or violation of, or a default under, any Additional Company Lease (other than Ground Leases) by the Company, the Operating Partnership or any other Company Subsidiary, or to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). True, correct and complete copies of all Additional Company Leases have been made available to Parent.

          (o)   Neither the execution and delivery of this Agreement by the Company or the Operating Partnership, nor the consummation of the Mergers and/or the other transactions contemplated by this Agreement, shall require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination or cancellation of, any Ground Leases except as so specifically identified as requiring consent in Section 3.16(o) of the Company Disclosure Schedule.

          (p)   Except for brokerage agreements entered into in the ordinary course, as of the date of this Agreement, none of the Company, the Operating Partnership, nor any Company Subsidiary is a party to any contract or agreement with any third party that provides for a right of such third party to participate in the profits, sale proceeds or revenue of any Company Property.

          (q)   Section 3.16(q) of the Company Disclosure Schedule sets forth each Indemnity Agreement and Bond in effect as of the date of this Agreement. There have been no claims made under any Indemnity Agreement in excess of $2,000,000, individually or in the aggregate, and none of the Company, the Operating Partnership or any other Company Subsidiary is in material breach or violation of any Indemnity Agreement or Bond set forth in Section 3.16(p) of the Company Disclosure Schedule.

          (r)   Section 3.16(r) of the Company Disclosure Schedule sets forth each design, building, construction or development agreement which has not been substantially completed and to which the Company, the Operating Partnership or any Company Subsidiary is a party or is otherwise bound as of the date of this Agreement. Except for Projects that are the subject of the agreements listed in Section 3.16(r) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company, the Operating Partnership nor any Company Subsidiary is involved (either as principal, general contractor, subcontractor, construction manager, design-builder, service provider, advisor or otherwise) in any Project which has not been substantially completed, either with respect to any Company Property or otherwise.

          (s)   To the knowledge of the Company, (i) each Company Property is in good operating condition and repair and is structurally sound and free of latent or patent structural, mechanical or other significant defects (excluding ordinary course wear and tear and repairs and alterations provided for in the Company's budgets which have been disclosed to Parent), (ii) no Company Property has suffered any uninsured casualty or other damage that has not been repaired or is not contemplated to be repaired with funds allocated for such purpose in the Company's budgets which have been disclosed to Parent, and (iii) each Company Property is otherwise adequate in all material respects for its current use, operation and occupancy, except, in each of cases (i), (ii) and (iii), where any failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.17.    Taxes.

          (a)   The Company, the Operating Partnership and each other Company Subsidiary has timely filed with the appropriate Governmental Entity all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Taxes due and owing by the Company, the Operating Partnership and each other Company Subsidiary (whether or not shown on any Tax Return) have been paid, other than those which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   The Company (i) for all taxable years commencing with the Company's taxable year ended December 31, 2005 through December 31, 2010, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a "REIT") and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2011 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; and (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger. No Company Subsidiary is a corporation for U.S.

  federal income tax purposes, other than a corporation that qualifies as a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code, or as a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code.

          (c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) there are no audits, investigations by any Governmental Entity or other proceedings pending with regard to any material Taxes or Tax Returns of the Company, the Operating Partnership or any other Company Subsidiary; (ii) no deficiency for Taxes of the Company, the Operating Partnership or any other Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith; (iii) none of the Company, the Operating Partnership or any other Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (iv) none of the Company, the Operating Partnership or any of the other Company Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); and (v) no power of attorney with respect to any Tax matter is currently in force with respect to the Company, the Operating Partnership or any of the other Company Subsidiaries.

          (d)   The Operating Partnership and each other Company Subsidiary that is a partnership, joint venture, or limited liability company and which has not elected to be a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

          (e)   None of the Company, the Operating Partnership or any other Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

          (f)    Since its inception, (i) each of the Company, the Operating Partnership and the other Company Subsidiaries has not incurred any liability for material Taxes under Section 860(c) or 4981 of the Code which have not been previously paid, and (ii) none of the Company, the Operating Partnership or any other Company Subsidiary has incurred any material liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business or Taxes arising out of the transactions contemplated by this Agreement. To the knowledge of the Company, none of the Company, the Operating Partnership or any other Company Subsidiary has engaged in any transaction that would give rise to "redetermined rents, redetermined deductions and excess interest" described in Section 857(b)(7) of the Code.

          (g)   The Company, the Operating Partnership and the other Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

          (h)   To the knowledge of the Company, no claim has been made in writing by a taxing authority in a jurisdiction where the Company, the Operating Partnership or any other Company Subsidiary does not file Tax Returns that the Company, the Operating Partnership or any such other Company Subsidiary is or may be subject to taxation by that jurisdiction.

          (i)    None of the Company, the Operating Partnership or any other Company Subsidiary (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is a directly or indirectly wholly-owned subsidiary of the Company or the Operating Partnership) filing a consolidated federal income tax return, and (ii) has any liability for the Taxes of another Person other than the Company, the Operating Partnership and the other Company Subsidiaries under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract.

          (j)    The Tax Protection Agreements listed in Section 3.17(j) of the Company Disclosure Schedule are the only such agreements in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company, the Operating Partnership or any other Company Subsidiary for any breach of any Tax Protection Agreements. True, correct and complete copies of all such Tax Protection Agreements have been made available to Parent. As used herein, "Tax Protection Agreements" means any written agreement to which the Company, the Operating Partnership or any other Company Subsidiary is a party pursuant to which: (i) any liability to holders of OP Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a holder of OP Units, the Company, the Operating Partnership or the other Company Subsidiaries have agreed to (A) maintain a minimum level of Indebtedness or continue any particular Indebtedness, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner; and/or (iii) limited partners of the Operating Partnership have guaranteed Indebtedness of the Operating Partnership.

          (k)   There are no Tax Liens upon any property or assets of the Company, the Operating Partnership or any other Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

          (l)    None of the Company, the Operating Partnership and each other Company Subsidiary has any permanent establishment in any country other than its country of organization.

          (m)  Each of the Company, the Operating Partnership and the other Company Subsidiaries (i) believes it has substantial authority for or (ii) has disclosed on its Tax Returns all positions taken on such Tax Returns that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code or any similar provision of applicable state Laws, and is in possession of supporting documentation as may be required with respect to any such disclosure. The Company, the Operating Partnership and the other Company Subsidiaries have not participated in any transaction that could give rise to a disclosure obligation as a "listed transaction" under Section 6011 of the Code and the regulations thereunder or any similar provision under applicable Laws.

          (n)   This Section 3.17 contains the exclusive representations and warranties of the Company and the Operating Partnership with respect to Tax matters.

        Section 3.18.    Insurance.     The Company has made available to Parent copies of all insurance policies and all fidelity bonds or other insurance service contracts in effect at the date of this Agreement (the "Insurance Policies") in the Company's or any Company Subsidiary's possession providing coverage for any or all Company Properties or that are otherwise material to the operations of the Company and the Company Subsidiaries, taken as a whole. Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, at the date of this Agreement, there is no claim for coverage by the Company, the Operating Partnership or any other Company Subsidiary pending under any of the Insurance Policies that has been denied or disputed by the insurer. Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, all premiums payable under all Insurance

Policies have been paid, each of the Company, the Operating Partnership and the other Company Subsidiaries has otherwise complied in all material respects with the terms and conditions of all the Insurance Policies, and, as of the date of this Agreement, none of the Company, the Operating Partnership or the other Company Subsidiaries has received written notice from any insurance carrier suspending, revoking or canceling (or threatening to take such action) any material Insurance Policy, which has not been replaced on substantially similar terms prior to the date of such suspension, revocation or cancellation. To the knowledge of the Company, such Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect.

        Section 3.19.    Opinion of Financial Advisor.     The Company's Board of Directors has received an opinion of Citigroup Global Markets Inc. ("Citi") to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications and limitations therein, the Per Share Consideration to be received by holders of Company Common Stock is fair from a financial point of view to such holders. A true and correct copy of such opinion will be provided by the Company to Parent solely for informational purposes.

        Section 3.20.    Brokers and Advisors.     No broker, finder or investment banker (other than Citi) is entitled to be paid any brokerage, finder's or other fee or commission by the Company or any Company Subsidiary in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby based upon any arrangements made by or on behalf of the Company, the Operating Partnership, any other Company Subsidiary or any of their respective Affiliates. The Company has provided or made available to Parent true and correct copies of any and all contracts and agreements pursuant to which Citi would be entitled to receive any brokerage, finder's or other fee or commission from the Company or any Company Subsidiary in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby.

        Section 3.21.    Investment Company.     None of the Company or any Company Subsidiary is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

        Section 3.22.    Interested Party Transactions.     Neither the Company nor any of the Company Subsidiaries is a party to any agreement or arrangement, and no event has occurred, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC, other than the Erdman Purchase Agreement. Neither the Company nor any of the Company Subsidiaries (other than the Erdman Companies) is a party to any agreement or arrangement with any Erdman Company. The total amount of the Indebtedness of the Erdman Companies that the Acquired Companies will be required to discharge pursuant to the Erdman Purchase Agreement prior to the Closing will not exceed $25,000,000 in the aggregate. Neither the Company nor any Company Subsidiary (other than the Erdman Companies) is, or as of the Closing shall be, required to make any loans, advances or capital contributions to, or investments in, or any expenditure or payment on behalf of, any Erdman Company, pursuant to any agreement, arrangement, obligation or otherwise, in an aggregate amount that exceeds the amount expressly required by the Erdman Purchase Agreement.

        Section 3.23.    Assets Necessary to Conduct Business.     Upon consummation of the transactions contemplated by this Agreement (including the Mergers and the Erdman Sale), the Company, the Operating Partnership and the Company Subsidiaries other than the Erdman Companies (collectively, the "Acquired Companies") will continue to hold all of the material assets and properties currently used by the Acquired Companies or necessary to conduct any business currently conducted by the Acquired Companies other than the Erdman Business (the "Business").

        Section 3.24.    Erdman Business; Erdman Purchase Agreement.

          (a)   No Acquired Company has engaged in the Erdman Business at any time.

          (b)   No Erdman Company owns or has any rights to any of the assets or properties used in the Business. No Acquired Company has any Liabilities with respect to the Erdman Business or under any contract or arrangement of any Erdman Company.

          (c)   The consideration provided pursuant to the Erdman Purchase Agreement (i) is fair and reasonable and (ii) constitutes reasonably equivalent value and fair consideration under Title 11 of the United States Code and under the Laws of the United States, any state, territory, possession, or the District of Columbia.

          (d)   The Erdman Sale was not made to hinder, delay or defraud any creditor of any Erdman Company.

          (e)   Upon the consummation of the Erdman Sale pursuant to the terms of the Erdman Purchase Agreement, each Erdman Company (i) will be Solvent, (ii) will have sufficient capital for carrying on its business and (iii) will be able to pay its debts as they mature. As used in this paragraph, the term "Solvent" means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of each Erdman Company is not less than the total amount required to pay the liabilities of each Erdman Company on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (B) each Erdman Company is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (C) no Erdman Company is incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (D) no Erdman Company is engaged in any business or transaction, or proposes to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which any Erdman Company is engaged; and (E) no Erdman Company is otherwise insolvent under the standards set forth in applicable Laws.

          (f)    No Professional Affiliated Company is or will be an Acquired Company.

        Section 3.25.    Standstill Agreements.     Since January 1, 2011, none of the Company, the Operating Partnership nor any other Company Subsidiary has amended or modified, or granted any waiver under, or agreed to amend or modify, or to grant any waiver under, any standstill or similar agreement with respect to any actual or potential sale or acquisition of, or any actual or potential other business combination involving, the Company, the Operating Partnership or any other Company Subsidiary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

        Except as expressly disclosed in any forms, reports or documents filed by Parent with the SEC under the Securities Act or the Exchange Act from and after January 1, 2011 to two (2) Business Days prior to the date of this Agreement (except for disclosure contained in any risk factors or "forward-looking statements" specifically identified in such forms, reports or documents as such), each Purchaser Party jointly and severally represents and warrants to the Company and the Operating Partnership as follows:

        Section 4.1.    Organization and Qualification; Subsidiaries.

          (a)   Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (b)   MergerSub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. MergerSub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Prior to the Closing, MergerSub may form a wholly-owned subsidiary that is a limited liability company, which may be assigned the rights and assume the obligations of MergerSub contained in this Agreement, and MergerSub may merge with and into such limited liability company (with the limited liability company surviving the merger). Thereafter, all references to "MergerSub" shall be deemed to be references to such limited liability company and all provisions applicable to MergerSub shall be deemed to be applicable to such limited liability company mutatis mutandis to take into account that MergerSub is a limited liability company instead of a corporation.

          (c)   OP MergerSub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. OP MergerSub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.2.    Organizational Documents.     Parent, MergerSub and OP MergerSub have made available to the Company complete and correct copies of (i) Parent's Certificate of Incorporation (the "Parent Charter") and Parent's Bylaws (the "Parent Bylaws"), (ii) MergerSub's charter (the "MergerSub Charter") and MergerSub's Bylaws (the "MergerSub Bylaws"), and (iii) OP MergerSub's Certificate of Formation (the "OP MergerSub Certificate") and Limited Liability Company Agreement (the "OP MergerSub LLC Agreement"), each as in effect on the date hereof.

        Section 4.3.    Authority.

          (a)   Each Purchaser Party has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each Purchaser Party, as applicable, and the consummation by each Purchaser Party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or partnership action, and no other corporate or partnership proceedings on the part of any Purchaser Party are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby.

          (b)   This Agreement has been duly executed and delivered by each Purchaser Party and, assuming due authorization, execution and delivery by the Company and the Operating Partnership, constitutes a legally valid and binding obligation of each Purchaser Party, respectively, enforceable against such Purchaser Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law.

        Section 4.4.    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery of this Agreement by each Purchaser Party does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by each Purchaser Party will not, (i) conflict with or violate any provision of the Parent Charter, the Parent Bylaws, the MergerSub Charter, the MergerSub Bylaws, the OP MergerSub Certificate, the OP MergerSub Partnership Agreement or any equivalent organizational documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained, all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, MergerSub, OP MergerSub or any other Parent Subsidiary, or by which any property or asset of Parent, MergerSub, OP MergerSub or any other Parent Subsidiary is bound, or (iii) require any consent, approval or notice under, result in any breach of, or any loss of any benefit under, or result in the triggering of any payments pursuant to, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent, MergerSub, OP MergerSub or any other Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other legally binding obligation to which Parent, MergerSub, OP MergerSub or any other Parent Subsidiary is a party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (b)   The execution and delivery of this Agreement by each Purchaser Party does not, and the performance of this Agreement by each Purchaser Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the filing and acceptance for record of the Merger Filing, as required by the MGCL, and the Partnership Merger Filing, as required by the DRULPA and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.5.    Disclosure Documents.

          (a)   The information to be supplied by or on behalf of Parent for inclusion or incorporation in the Proxy Statement (as supplemented and amended) will not, at the time the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

          (b)   The representations and warranties contained in this Section 4.5 will not apply to statements or omissions included in the Proxy Statement based upon information supplied by or on behalf of the Company or the Operating Partnership for use in the Proxy Statement.

        Section 4.6.    Litigation.     As of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of each Purchaser Party, threatened by any third party or before any Governmental Entity, nor, to the knowledge of each Purchaser Party, is there any investigation pending by any Governmental Entity, in each case against Parent, MergerSub, OP MergerSub or any other Parent Subsidiary, and none of Parent, MergerSub, OP MergerSub or any other Parent Subsidiary is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Entity, in each case, that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.7.    Ownership of MergerSub and OP MergerSub; No Prior Activities.

          (a)   Each of MergerSub and OP MergerSub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the ownership interests of MergerSub and OP MergerSub are owned directly or indirectly by Parent.

          (b)   Except for obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, neither MergerSub nor OP MergerSub has, nor will either of them have, prior to the Effective Time, incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        Section 4.8.    Brokers.     No broker, finder or investment banker (other than Centerview Partners LLC and Morgan Stanley & Co. LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent, MergerSub, OP MergerSub, any other Parent Subsidiary, or any of their respective Affiliates.

        Section 4.9.    Ownership of Company Common Stock.     None of Parent, MergerSub, OP MergerSub or any other Parent Subsidiary is, nor at any time during the last two years has been, an "interested stockholder" of the Company as defined in Section 3-601 of the MGCL.

        Section 4.10.    Independent Investigation; Limitation on Warranties.     The Purchaser Parties have conducted their own independent review and analysis of the business, operations, assets, properties, liabilities, results of operations, financial condition and prospects of the Company, the Operating Partnership and the other Company Subsidiaries and acknowledge that their Representatives have been provided access to personnel, properties, premises and records of the Company, the Operating Partnership and the other Company Subsidiaries for such purposes. In entering into this Agreement, except as expressly provided herein, the Purchaser Parties have relied solely upon their independent investigation and analysis of the Company, the Operating Partnership and the other Company Subsidiaries and the Purchaser Parties acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Company, the Operating Partnership, any other Company Subsidiaries, or any of their respective Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. In furtherance and not in limitation of the foregoing, except for representations and warranties set forth in this Agreement, each Purchaser Party acknowledges and agrees that none of the Company, the Operating Partnership, any other Company Subsidiaries or any other Person will have or be subject to any liability to any Purchaser Party or any other Person resulting from any information, documents, projections, estimates, forward-looking information, forecasts or other material provided to the Purchaser Parties in expectation of the transactions contemplated by this Agreement, regardless of whether provided in written or oral communications, including by way of online "data rooms," confidential information memoranda or management interviews and other presentations or conversations. In addition, the Purchaser Parties acknowledge that there are uncertainties inherent in any projections, estimates, forward-looking information and other forecasts that may have been provided by or on behalf of the Company, the Operating Partnership and the other Company Subsidiaries to the Purchaser Parties, that the Purchaser Parties are familiar with such uncertainties, that the Purchaser Parties take full responsibility for making their own evaluation of the adequacy and accuracy of all such projections, estimates, forward-looking information and other forecasts provided to them (including the reasonableness of the assumptions underlying such estimates, projections, forward-looking information or forecasts), and that the Purchaser Parties shall have no claim against the Company, the Operating Partnership, any other Company Subsidiaries or any other Person with respect thereto.

        Section 4.11.    Financing.     Parent, MergerSub, and OP MergerSub will have at the Closing Date sufficient funds to satisfy all of the obligations of Purchaser Parties under this Agreement, including

(i) the payment of any amounts required to be paid pursuant to Article II, (ii) the payment of any Indebtedness of Company and the Company Subsidiaries required to be repaid, redeemed, retired, canceled terminated or otherwise satisfied in connection with or as a result of the Mergers, and (iii) the payment of all fees and expenses reasonably expected to be incurred by Parent and MergerSub in connection therewith.

ARTICLE V

COVENANTS OF THE PARTIES

        Section 5.1.    Conduct of Business by the Company.     Each of the Company and the Operating Partnership covenants that during the period from the date of this Agreement and continuing until the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to its terms, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), and except to the extent required by Law, or as disclosed in Section 5.1 of the Company Disclosure Schedule, and except as otherwise expressly required or permitted by this Agreement:

          (a)   the business of the Company, the Operating Partnership and the other Company Subsidiaries (other than the Erdman Companies in accordance with the terms of the Erdman Purchase Agreement) shall be conducted only in the ordinary course and consistent with past practice, and the Company and the Operating Partnership shall, and shall cause each of the other Company Subsidiaries (other than the Erdman Companies in accordance with the terms of the Erdman Purchase Agreement) to, use reasonable best efforts (i) to preserve intact its present business, assets, organization and goodwill, (ii) to preserve the current beneficial relationships of the Company, the Operating Partnership and the Company Subsidiaries with any Person with which the Company, the Operating Partnership or any Company Subsidiary has material business relations (including customers, suppliers, directors, officers and key employees) and (iii) to keep available the services of its officers and key employees and (where applicable) to maintain its qualification as a REIT within the meaning of Section 856 of the Code;

          (b)   each of the Company and the Operating Partnership shall not, and shall cause each Company Subsidiary not to, do any of the following: (i) sell, pledge, lease, dispose of, exclusively license or encumber or grant any third party any rights with respect to any property or assets, except for (A) the granting of mortgages and security interests in connection with the refinancing of Indebtedness existing on the date of this Agreement and that matures at or prior to Closing, without any penalty or premium, (B) dispositions of immaterial assets (expressly excluding Company Properties) or (C) the consummation of the Erdman Sale in accordance with the Erdman Purchase Agreement; (ii) amend or propose to amend its charter or bylaws (or comparable organizational documents) including the Charter and the OP Certificate; provided that the Company may amend the bylaws of the Company so that bylaws in the form of MergerSub's bylaws shall be the bylaws of the Company from and after the Effective Time; (iii) split, combine or reclassify any shares of its stock or other equity securities or interests; (iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to such shares, equity securities or interests except for (A) payment by the Company and the Operating Partnership of a one-time dividend and distribution, respectively, at a rate not to exceed $0.10 per share of Company Common Stock or per OP Unit and LTIP Unit, as previously publicly announced by the Company and having a record date of December 27, 2011; (B) declaration and payment by the Company and the Operating Partnership of the Erdman Dividend, if any, pursuant to Section 5.14, (C) declaration and payment by the Company and the Operating Partnership of regular quarterly dividends and distributions, respectively, at a rate not to exceed $0.53125 per share of Series A Preferred Stock or Series A Preferred Partnership Unit and a pro rated dividend and distribution for the period from the last record date for a regular quarterly dividend and distribution through and including the Closing; (D) dividends paid by a direct or indirect Company Subsidiary (other than any Erdman Company) to such Company Subsidiary's parent; and (E) the minimum distributions required for the Company to maintain its qualification as a REIT, to avoid the imposition of any Taxes under Section 4981 of the Code and to avoid incurring any Taxes under Section 857 of the Code; (v) redeem, purchase, acquire or offer to acquire any shares of its capital stock or other equity securities or OP Units; provided, that the Company may redeem or exchange OP Units for cash or shares of Company Common Stock in accordance with the provisions of the Operating Partnership Agreement; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the matters listed in clauses (i) through (v) above; and

          (c)   each of the Company and the Operating Partnership shall not, and shall cause each Company Subsidiary not to:

              (i)  issue, sell, pledge, grant or dispose of, or agree to issue, sell, pledge, grant or dispose of, any of its stock or other equity securities or interests, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any of its stock or other equity interests or other property or assets whether pursuant to the Company Benefit Plans or otherwise; provided, that the Company may issue shares of Company Common Stock in exchange for OP Units, pursuant to and in accordance with the provisions of the Operating Partnership Agreement;

             (ii)  acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership or other business organization or division thereof (except of or from the Operating Partnership or an existing wholly-owned Company Subsidiary (other than any Erdman Company)), or acquire other assets, other than in the ordinary course, except as set forth on Section 5.1(c)(ii) of the Company Disclosure Schedule;

            (iii)  merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, the Operating Partnership or any Company Subsidiary (other than the Mergers or, in accordance with the Erdman Purchase Agreement, the Erdman Sale);

            (iv)  except for (A) borrowings and re-borrowings under the revolving credit facilities, as in effect as of the date of this Agreement, up to an aggregate outstanding balance not to exceed $95,000,000 or (B) amounts available for borrowing as of the date of this Agreement under the Construction Loan Agreements, incur, create or assume any Indebtedness or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any other Person or entity (other than the Operating Partnership or a wholly-owned Company Subsidiary (other than any Erdman Company)) for borrowed money; provided, however, that in no event shall any Erdman Company take any of the actions set forth in this clause (iv) or otherwise incur any Indebtedness that will be required to be discharged by the Erdman Seller under the Erdman Purchase Agreement;

             (v)  make any loans, advances or capital contributions to, or investments in, any other Person, other than by the Company, the Operating Partnership or a wholly-owned Company Subsidiary to (A) the Company, the Operating Partnership, a wholly-owned Company Subsidiary (other than any Erdman Company), (B) a joint venture as set forth in Section 5.1(c) of the Company Disclosure Schedule, or (C) one or more of the Erdman Companies in accordance with Section 2.02(b)(iv) and 2.02(c) of the Erdman Purchase Agreement;

            (vi)  enter into, renew or materially modify, or grant any material consents or waivers under, any Company Material Contract or any other contract, agreement or commitment that,

    if it were in effect as of the date hereof, would be a Company Material Contract (including any contract, lease, agreement or commitment (A) of a nature that would be required under the Exchange Act to be filed as an exhibit to the Company's Annual Report on Form 10-K, (B) having a remaining term of more than one year and not terminable (without penalty) on notice of 180 days or less that require payments per year in the aggregate in excess of $1,000,000, (C) imposing any material restrictions on the ability of the Company, the Operating Partnership or any other Company Subsidiary to engage in any line of business, or otherwise imposing material limitations on the conduct of business by the Company, the Operating Partnership or any other Company Subsidiary, (D) for insurance, or (E) any Company Benefit Plan, other than contracts for the sale, license, lease or rent of the Company's, the Operating Partnership's or the other Company Subsidiaries' products or services in the ordinary course of business and other than contracts that are solely the obligation of the Erdman Companies);

           (vii)  terminate, amend, modify, assign, waive, release or relinquish any material contract rights or any other material rights or claims other than (A) in the ordinary course of business consistent with past practices and (B) contract rights, other rights or claims that are solely for the benefit, or solely the obligation, of the Erdman Companies;

          (viii)  settle or compromise any material claim, action, suit, arbitration or proceeding pending or threatened against the Company, the Operating Partnership or any other Company Subsidiary, including relating to Taxes, in each case other than in the ordinary course of business consistent with past practices and to the extent covered by insurance;

            (ix)  make any change in the compensation of any officer of the Company, the Operating Partnership or any other Company Subsidiary (other than with respect to changes in compensation that will be solely the obligation of the Erdman Companies and effected in accordance with the terms of the Erdman Purchase Agreement);

             (x)  change its accounting principles, practices or methods, except as may be required by the SEC, applicable Law or GAAP;

            (xi)  make or rescind any election relating to Taxes unless the Company reasonably determines, after consultation with Parent, that such action is required by applicable Law or necessary or appropriate to preserve the Company's qualification as a REIT, the Operating Partnership's status as a partnership or the disregarded or partnership status of any other Company Subsidiary other than a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code, or otherwise agreed to by Parent and the Company;

           (xii)  enter into any contracts with any Affiliate of the Company, other than (A) contracts solely with or among the Operating Partnership or the other Company Subsidiaries (other than the Erdman Companies), (B) contracts solely between any Erdman Company and any of the Professional Affiliated Companies or (C) the Erdman Purchase Agreement and the Erdman Release;

          (xiii)  prepay any Indebtedness (which shall be deemed to include pre-payments or repayments of lines of credit facilities or other similar lines of credit or payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto) except in connection with sales of real property permitted hereunder;

          (xiv)  pay, discharge or satisfy any claims, liabilities or other obligations, except in the ordinary course of business, and in accordance with their terms or as otherwise covered by insurance;

           (xv)  other than expenditures by the Erdman Companies and other than expenditures that are reimbursed by tenants at Company Properties, make any expenditures (A) on a property-by-property basis, in excess of 2.5% above the amount of such expenditure set forth in the Company's operating or capital expenditures budget for each such property for fiscal year 2012 or (B) with respect to all such properties, in excess of 2% in the aggregate above such operating or capital expenditures budget for all such properties for fiscal year 2012;

          (xvi)  except as required by the Company Benefit Plans or Company Material Contracts currently binding on the Company, (A) amend or terminate or make any commitment to amend or terminate any Company Benefit Plan except as necessary to comply with Law, or adopt or enter or make any commitment to adopt or enter into any additional employee benefit plan, program, policy or agreement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (B) make any increase in or commitment to increase the amount of compensation or fringe benefits of, or pay any bonus to, any current or former employee, director or officer of the Company, the Operating Partnership or any other Company Subsidiary or make any increase in or commitment to increase, in any material respect, any benefits provided under any Company Benefit Plan (including any severance plan), (C) enter into, amend, or terminate, or make any commitment to enter into, amend or terminate, any collective bargaining agreement or other labor union contract, other than as required by Law (other than such agreements and contracts with respect to the Erdman Companies unless such action could result in any liability to the Parent or its Affiliates, including following the Closing), (D) grant any awards under any Company Incentive Plan or Company Benefit Plan, (E) take any action or exercise any discretion to accelerate the vesting or payment of, or to fund or in any other way secure the payment of, any compensation or benefit under any Company Benefit Plan, (F) extend an offer of employment to, or hire, any Person or terminate any Person other than a termination for cause, (G) grant or make a commitment to grant any severance or termination pay to, or enter into any severance agreement with, any director, officer, or employee of the Company, the Operating Partnership or any other Company Subsidiary, (H) loan or advance any money or other property to any present or former employee, director, or officer of the Company, the Operating Partnership or any other Company Subsidiary, or forgive any loans to any present or former employee, director, or officer of the Company, the Operating Partnership or any other Company Subsidiary; provided, however, that (x) the Erdman Companies can take such actions if such actions will result in obligations that relate solely to, and are funded solely by, the Erdman Companies; provided, further, that none of the Acquired Companies or Erdman Companies will take any action to, or give any notice of its intent to, withdraw from any Multiemployer Plan;

         (xvii)  transfer or hypothecate the Business or any assets, property, rights or interests thereof or used therein to any Erdman Company or any other Person, or enter into any agreement with any Person other than the Purchaser Parties in connection with any of the foregoing;

        (xviii)  other than the Erdman Purchase Agreement and the Erdman Release, enter any agreement, arrangement or transaction with any Erdman Company, on the one hand, and any Acquired Company, on the other hand;

          (xix)  cause or permit any employee of any Erdman Company to be transferred to or hired by any Acquired Company;

           (xx)  offer or sell any interest in any joint venture or property of the Company or any Company Subsidiary;

          (xxi)  amend or modify in any respect (whether by change order or otherwise), or terminate, any contract or agreement between any Acquired Company, on the one hand, and any Erdman Company, on the other hand; or

         (xxii)  agree, in writing or otherwise, to take any of the actions listed in clauses (i) through (xxi) above.

        Section 5.2.    Efforts to Consummate.     Subject to the terms and conditions of this Agreement, each of the parties shall (and shall cause its respective subsidiaries, if any, to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Mergers and the other transactions contemplated by this Agreement as promptly as practicable, but subject to Parent's right to extend the Closing pursuant to the proviso set forth in the first sentence of Section 1.4, including using its reasonable efforts to (a) make any filing with and obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity that is required to be made or obtained in connection with the Mergers and the other transactions contemplated by this Agreement, (b) prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request, and (c) after consultation with the other parties, obtain any consent, waiver, approval or authorization from any third party required in order to maintain in full force and effect any of the Company Permits or the Company's contracts, licenses or other rights following the Mergers and the other transactions contemplated by this Agreement. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. The parties shall use their respective reasonable best efforts to resist, contest or defend any suit, claim, action or proceeding (including administrative or judicial actions and proceedings) challenging the Mergers or the completion of the transactions contemplated hereby. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

        Section 5.3.    Preparation of Proxy Statement.

          (a)   As promptly as practicable, and in no event later than twenty (20) Business Days following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. The Company shall cause the Proxy Statement to be mailed to the holders of Company Common Stock as promptly as practicable, but in no event more than five (5) Business Days following the earlier of (i) clearance by the SEC of the Proxy Statement and (ii) the conclusion of any SEC review of the Proxy Statement (the "SEC Approval").

          (b)   The Company will advise Parent, as promptly as practicable after it receives notice hereof, of any request by the SEC to amend the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time before the Effective Time, either Parent or the Company discovers or determines that any information relating to that party or its Affiliates should be set forth in an amendment or supplement to the Proxy Statement in order to comply with applicable Law or in order that any such document would not include any material misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not material, the party making that discovery or determination shall notify the other and, to the extent required by Law, the parties shall cause an appropriate amendment or supplement addressing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto and all mailings to the Company's stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the reasonable prior review and comment of Parent.

        Section 5.4.    Meeting of Stockholders.     The Company shall, in accordance with applicable Law and its Charter and Bylaws, as promptly as reasonably practicable, duly call and give notice of, convene and hold a meeting of the holders of Company Common Stock (the "Company Stockholders Meeting") (but in no event shall such meeting be held later than forty-five (45) days following the effectiveness of the SEC Approval, except to the extent the meeting is required to be delayed in order to allow the Company, upon the recommendation of outside legal counsel, to prepare, file and distribute a supplement or amendment to the Proxy Statement to the holders of Company Common Stock to reflect developments occurring after the date the Proxy Statement is mailed to such holders), and shall hold a vote of the holders of Company Common Stock, for the purpose of obtaining the Company Stockholder Approval. Unless the Company's Board of Directors shall have made an Adverse Recommendation Change in accordance with this Agreement, the Company shall include in the Proxy Statement the recommendation of its Board of Directors in favor of the Company Stockholder Approval (the "Recommendation") and shall use its reasonable best efforts to solicit and obtain the Company Stockholder Approval. At the Company Stockholders Meeting, Parent shall cause all shares of Company Common Stock then owned by Parent or any of the Parent Subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Merger. At any time before the Company Stockholder Approval has been obtained, the Company's Board of Directors may make an Adverse Recommendation Change only if the Company's Board of Directors determines in good faith, after taking into account the advice of the Company's outside legal counsel, that the failure to withdraw or modify the Recommendation would be reasonably likely to constitute a breach of the duties of the Company's directors to the Company's stockholders under applicable Law. The Company shall not be required to hold the Company Stockholders Meeting if this Agreement is validly terminated before the meeting is held.

        Section 5.5.    Public Statements.     Each of the Company, Parent and MergerSub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or any applicable rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, however, that upon prior consultation with the other party, each of the parties may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by any of the parties in compliance with this Section 5.5.

        Section 5.6.    Access to Information; Confidentiality.

          (a)   The Company shall, and shall cause the Operating Partnership and the other Company Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of its properties, offices, books, contracts, commitments, personnel and records, and, during such period, shall furnish reasonably promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by the

  Company, the Operating Partnership or any Company Subsidiary during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, no Person shall be required by this Section 5.6 to provide Parent or its Representatives with (x) access to physical properties for the purpose of invasive physical testing, or (y) any information that the Company reasonably believes may not be provided to Parent by reason of applicable Law which constitutes information protected by attorney/client privilege, or which the Company or any Company Subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties (it being understood that the Company shall, and shall cause each relevant Company Subsidiary to, use its reasonable best efforts to obtain any and all consents of such third parties as shall be necessary to permit such information to be disclosed to Parent and its Representatives. Neither Parent nor its Representatives, in the exercise of the rights described in this Section 5.6, shall unduly interfere with the operation of the business of the Company or any Company Subsidiary. No investigation pursuant to this Section 5.6 or information provided, made available or delivered to Parent pursuant to this Section 5.6 or otherwise shall affect any representations or warranties of the Company or conditions or rights of Parent contained in this Agreement.

          (b)   Each of the Purchaser Parties will hold, and will cause its respective Representatives to hold, any non-public information in confidence to the extent required by, and in accordance with, and will otherwise comply with the terms of the letter agreement between the Company and Parent dated as of November 18, 2011 (as amended, through the date hereof, and as further amended from time to time, the "Confidentiality Agreement").

          (c)   Subject to applicable Law and legal process, the Company and the Operating Partnership shall and shall cause each of the other Company Subsidiaries and all of their respective Representatives to hold all non-public information received concerning the business and affairs of Parent in strict confidence.

          (d)   The Company and the Operating Partnership shall, and shall cause each of the other Company Subsidiaries to, at or prior to the Closing, cause the Acquired Companies to be in possession and control of all Files and Records.

        Section 5.7.    Litigation.     The Company shall keep Parent informed of, and cooperate with Parent in connection with, any litigation or claim against the Company or any Company Subsidiary and/or its directors or officers relating to the Mergers or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such litigation shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

        Section 5.8.    Acquisition Proposals.

          (a)   As used in this Agreement:

            "Acquisition Proposal" means any proposal or offer, whether in one transaction or a series of related transactions (i) for a merger, consolidation, share or equity interest exchange, dissolution, recapitalization or other business combination to which the Company, the Operating Partnership or any Company Subsidiary that would constitute a "significant subsidiary" (as defined in Rule 1-02 of Regulation S-X, but substituting 25% for references to 10% therein) is a constituent party, (ii) for the issuance, sale or other disposition by the Company or any Company Subsidiary (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the outstanding voting interests in the Company, the Operating Partnership or any Company Subsidiary, (iii) for the

    sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets (including equity securities of any Company Subsidiary) of the Company, the Operating Partnership or the Company Subsidiaries representing 25% or more of the consolidated assets of the Company and the Company Subsidiaries, (iv) tender offer or exchange offer in which any Person or "group" (as such term is defined under the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of 25% or more of the outstanding shares of Company Common Stock or (v) transaction which is similar in form, substance or purpose to any of the foregoing transactions, in each case other than the transactions contemplated by this Agreement or the Erdman Purchase Agreement; and

            "Superior Proposal" means any bona fide unsolicited written Acquisition Proposal (but replacing references to "25% or more" in the definition of Acquisition Proposal with "more than 50%") received after the date of this Agreement that is made by a third party (and not obtained in breach of this Agreement, including this Section 5.8) on terms that the Company's Board of Directors determines in good faith after consultation with the Company's outside counsel and financial advisor to be more favorable to the stockholders of the Company than the Merger taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement, and including in each case the risks, probabilities and timing of consummation) and which the Company's Board of Directors determines in good faith is reasonably likely to be consummated and for which financing, if a transaction involving cash consideration (whether in whole or in part), is then fully committed or reasonably determined to be available by the Company's Board of Directors and which is not subject to any condition to consummation based on the availability of financing.

          (b)   (i) Subject to the other provisions of this Section 5.8, until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, none of the Company, the Operating Partnership, or the other Company Subsidiaries shall, and they shall use reasonable best efforts to cause their respective officers, directors, employees, consultants, agents, advisors and other representatives not to, directly or indirectly, (i) initiate, solicit, knowingly facilitate or encourage (including by way of providing non-public information) the submission of any Acquisition Proposal or any inquiries, proposals or offers that reasonably may be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, or (ii) approve, adopt or recommend, or propose to approve, adopt or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal, or enter into any agreement or agreement in principle requiring the Company or the Operating Partnership to abandon, terminate or fail to consummate the Mergers or breach its obligations hereunder, or propose or agree to do any of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, none of the Company, the Operating Partnership, or the other Company Subsidiaries shall, and they shall use reasonable best efforts to cause their respective officers, directors, employees, consultants, agents, advisors and other representatives not to, directly or indirectly, terminate, amend or modify, or fail to enforce, or grant any waiver under, any standstill or similar agreement with any Person (other than Parent), except where contractually obligated to do so in accordance with the terms of any standstill or similar agreement to which any of them is a party as of the date hereof. The Company and the Operating Partnership shall, and shall direct each Company Subsidiary and each agent or representative of any of the foregoing to, (A) immediately cease any discussions, negotiations, or communications with any party with respect to any Acquisition Proposal, and (B) promptly request that all Persons with which the Company or its Representatives have had discussions or negotiations regarding any Acquisition Proposal within 12 months prior to the date of this Agreement return to the Company or destroy all copies of confidential information previously provided to such Persons by the Company, the Company Subsidiaries, or any Representatives thereof.

          (c)   Notwithstanding anything to the contrary contained in this Agreement, until the Company Stockholder Approval is obtained, if the Company has received from a third party an unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.8 and that the Company's Board of Directors determines in good faith (after consultation with the Company's outside counsel and financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, then the Company may (A) furnish information with respect to the Company, the Operating Partnership and the other Company Subsidiaries to the Person making the Acquisition Proposal (pursuant to a customary confidentiality agreement substantially similar to and not less favorable to the Company, in the aggregate, than the Confidentiality Agreement, it being understood that such confidentiality agreement need not prohibit the submission of Acquisition Proposals or amendments thereto to the Company in accordance with this Section 5.8); and (B) participate in discussions or negotiations with such Person regarding the Acquisition Proposal; provided, that the Company shall (x) promptly notify Parent (within twenty-four (24) hours) in writing (1) of any such determination by the Company's Board of Directors that such Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal and that failure to take such action would be reasonably likely to lead to a breach of the duties of the Company's directors to the Company's stockholders under applicable Law (2) of any such furnishing of information, and (y) provide to Parent any non-public information concerning the Company, the Operating Partnership or any other Company Subsidiary that is provided to any Person pursuant to this Section 5.8(c) and was not previously provided to Parent promptly following any delivery of such information to such Person. Any public disclosure or announcement by the Company relating to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change by the Company, unless the Board of Directors of the Company affirms that it is not modifying or changing in a manner adverse to Parent its approval or recommendation of this Agreement and the Merger in such disclosure.

          (d)   The Company promptly shall (and in no event less than twenty-four (24) hours following the Company's initial receipt of any Acquisition Proposal) notify Parent of its receipt of any Acquisition Proposal and shall, in any such notice to Parent, indicate the identity of the Person making such Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal. In addition, the Company shall promptly (but in any event within twenty-four (24) hours after the receipt thereof) provide to Parent copies of any written documentation material to understanding such Acquisition Proposal ("Other Acquisition Documentation") which is received by the Company from the Person (or from any representatives or agents of such Person) making such Acquisition Proposal. The Company shall not, and shall cause each of its Subsidiaries not to, take any action to exempt any Person from the restrictions on "business combinations" contained in any applicable Laws or to otherwise cause such restrictions not to apply, or terminate, waive, amend or modify any provision of any existing confidentiality to which it or any Company Subsidiary is a party, and the Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries, to use reasonable best efforts to, enforce the provisions of any such agreement (provided that, notwithstanding the foregoing, the Company shall not be required to take, or be prohibited from taking, any action otherwise prohibited by this sentence if and only, the Board of Directors of the Company has determined in good faith, after considering the advice of outside legal counsel, that taking such or action or failing to take such action, as the case may be, would be reasonably likely to result in a breach of the duties of the Company's directors to the Company's stockholders under applicable Law). The Company shall provide to Parent within twenty-four (24) hours after receipt thereof all copies of any additional Other Acquisition Documentation received by the Company from the Person (or from any representatives or agents of such Person) making such Acquisition Proposal. The Board of Directors of the Company shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement or the Merger proposed by Parent in response to any Acquisition Proposal. Thereafter, the Company shall keep Parent reasonably informed on a current basis of the status of and material terms and conditions (including any changes to the material terms and conditions) of any such Acquisition Proposal.

          (e)   Notwithstanding anything to the contrary in this Agreement, if, at any time before obtaining the Company Stockholder Approval, the Company receives an unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.8 and that the Company's Board of Directors determines in good faith (after consultation with the Company's outside counsel and financial advisor) constitutes a Superior Proposal, the Company may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if its Board of Directors determines in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to constitute a breach of the duties of the Company's directors to the Company's stockholders under applicable Law; provided, that concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 7.2(b) (but subject to the provisions of Section 7.2(e)); and provided, further, that the Company may not terminate this Agreement pursuant to this Section 5.8(e) unless the Company shall have provided prior written notice (a "Termination Notice") to Parent, at least three (3) Business Days in advance of taking such action (the "Notice Period"), of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of the Superior Proposal (including the identity of the party making the Superior Proposal), and shall be accompanied by a copy of a draft of the definitive agreement proposed to be entered into with respect to the Superior Proposal, and (ii) during the Notice Period, the Company shall negotiate in good faith with Parent (to the extent Parent desires to do so) to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and provided further, however, that after the expiration of such three (3) Business Day period and prior to the termination of this Agreement pursuant to this Section 5.8(e), the Company's Board of Directors shall have confirmed (after taking into account any such adjustments to the terms and conditions of this Agreement) that the Acquisition Proposal continues to be a Superior Proposal. In the event that during the Notice Period any revisions are made to the Superior Proposal and the Company's Board of Directors in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Superior Proposal shall be deemed a material revision), the Company shall be required to deliver a new Termination Notice and to comply with the requirements of this Section 5.8(e) with respect to such new Termination Notice.

          (f)    Nothing contained in this Agreement shall prohibit the Company from (i) taking and disclosing to the Company's stockholders a position contemplated by Rule 14e 2(a) promulgated under the Exchange Act, or (ii) making any other disclosure to the Company's stockholders if, in the case of any disclosure described in this clause (ii), the Company's Board of Directors determines in good faith, after consultation with outside counsel, that failure to make such disclosure would be reasonably likely to constitute a breach of the duties of the Company's directors to the Company's stockholders under applicable Law.

        Section 5.9.    Expenses and Fees.     Subject to Section 7.2, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

        Section 5.10.    Directors' and Officers' Exculpation, Indemnification and Insurance.

          (a)   Parent agrees that it shall, and shall cause the Surviving Company and the applicable Company Subsidiaries (other than any Erdman Company) to, assume and perform all rights to exculpation and indemnification in favor of, and all rights to advancement of expenses to, each Person who at the Effective Time is a current or former director or officer of the Company or any such Company Subsidiary, as such rights exist pursuant to the MGCL (in the case of the Company), the Company's Charter or Bylaws, the organizational documents and governing Law of any such Company Subsidiary or any written agreement between any such Person and the Company or any such Company Subsidiary in effect on the date of this Agreement, for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), and such rights shall continue in full force and effect until 180 days after the expiration of the longest applicable statute of limitation. Parent also agrees that, from and after the Effective Time, it shall (or shall cause the Surviving Company to) honor, and perform all obligations of, the Company and each Company Subsidiary in respect of all such rights to exculpation and indemnification and advancement of expenses, including by paying or otherwise making available (or causing to be paid or made available) all requisite funds in a timely manner.

          (b)   From and after the Effective Time, Parent shall (or shall cause the Surviving Company to) maintain in effect for not less than six years from the Effective Time the insurance coverage provided under the policies of directors' and officers' liability insurance maintained by the Company at the date of this Agreement, under the policies described in Section 5.10 of the Company Disclosure Schedule attached hereto; provided, that Parent or the Surviving Company may substitute therefor one or more policies issued by one or more carriers with an equal or greater credit rating from A.M. Best Company (or a comparable rating agency) as relevant carriers that are being replaced, which substitute policies shall provide at least the same coverage as that under the policies being replaced on terms and conditions which are no less advantageous to such Persons, but only if such substitution does not result in any lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that neither Parent nor the Surviving Company shall be required to pay an annual premium for such coverage in excess of 225% of the last annual premium paid by the Company prior to the date of this Agreement; and if Parent or the Surviving Company is unable to obtain the insurance required by this Section 5.10, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount. Parent's obligations under this paragraph may be satisfied by the purchase of a "tail" insurance policy that provides the coverage described above.

        Section 5.11.    Employee Benefits.

          (a)   From and after the Effective Time, Parent shall honor, and cause the Surviving Company to honor, each Company Benefit Plan listed on Section 3.10(a) of the Company Disclosure Schedule that is not an Erdman Benefit Plan and any related funding arrangements of any such Company Benefit Plan in accordance with its terms. Without limiting the generality of the foregoing, Parent shall honor, and cause the Surviving Company to honor, all rights to vacation, personal and sick days accrued by employees of the Acquired Companies under the Company Benefit Plans and reflected in the records of the Company through and including the Effective Time. Until the date that is twelve (12) months after the Effective Time, Parent shall provide, and cause the Surviving Company to provide, pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) to the employees of the Acquired Companies that are in the aggregate no less favorable than the pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) that, at the election of Parent, are provided (x) to such employees pursuant to Company Benefit Plans on the date of this Agreement or (y) by Parent to its similarly situated employees. Nothing herein shall require Parent to continue any particular Company Benefit Plan or prevent the Parent from terminating (or causing the termination of) the employment of any employee of the Acquired Companies at any time after the Closing Date for any reason (or no reason).

          (b)   With respect to any employee benefit plans in which any employees of the Acquired Companies first become eligible to participate on or after the Effective Time, and in which the employees of the Acquired Companies did not generally participate before the Effective Time, Parent shall, to the extent applicable: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Acquired Companies under any such new plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan; (ii) provide each employee of the Acquired Companies with credit for any co-payments and deductibles paid during the calendar year in which the Effective Time occurs (to the same extent such credit was given under the analogous Company Benefit Plan before the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such new plan in which such employees may be eligible to participate after the Effective Time; (iii) recognize all service of such employees for all purposes (including purposes of eligibility to participate, vesting, entitlement to benefits and benefit accrual (other than under any defined benefit plan)) in any such new plan in which such employees may be eligible to participate after the Effective Time; and (iv) with respect to flexible spending accounts, provide each employee of the Acquired Companies with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Effective Time occurs; provided, that the foregoing shall not require duplication of benefits.

          (c)   Prior to making any written or oral communications to the directors, officers or employees of the Company, the Operating Partnership or any other Company Subsidiary pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication; provided, that the Erdman Companies shall not be required to provide to Parent for review any communications from any of the Erdman Companies to officers and employees of the Erdman Companies that relate solely to the compensation and benefits obligations of the Erdman Companies.

          (d)   If requested by Parent prior to the Effective Time, the Company, the Operating Partnership or a Company Subsidiary, as applicable, shall adopt resolutions, in form and substance reasonably acceptable to Parent, and take (or cause to be taken) all other actions reasonably determined by Parent to be necessary or appropriate to terminate, effective immediately at least one day prior to the Closing Date (the "ERISA Effective Date"), any Company Benefit Plan intended to be qualified under Section 401(a) of the Code and containing a cash or deferred arrangement under Section 401(k) of the Code (a "401(k) Plan"). Prior to the ERISA Effective Date, the Company shall provide Parent with executed copies of all resolutions authorizing such termination and amending any such 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable Laws. The Company, the Operating Partnership and the other Company Subsidiaries shall also take such other actions in furtherance of the termination of each 401(k) Plan as Parent may reasonably request, including such actions as Parent may require prior to the Effective Time to support Parent obtaining a determination letter with respect to the termination of each 401(k) Plan following the ERISA Effective Date.

          (e)   Prior to the Effective Time, the Acquired Companies shall adopt such resolutions and take such other actions as are necessary and sufficient to provide that, subject to the requirements of applicable Law, the current or former trustees, directors, officers, or employees of the Erdman Companies (or any dependent or beneficiary thereof) shall not be eligible to participate in the Company Benefit Plans (other than any Erdman Benefit Plan) on or after the Closing Date. Prior to the Effective Time, the Acquired Companies shall provide Parent with copies of all such resolutions. The Acquired Companies shall also take such other actions in furtherance of the foregoing as Parent may reasonably request. The Company, the Operating Partnership and any Company Subsidiary shall cooperate in mutual good faith with Parent to effectuate the transition of employees and Company Benefit Plans as mutually agreed upon between such parties.

          (f)    This Section 5.11 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 shall create any third party beneficiary rights in any current or former employee, director or consultant of the Company in respect of continued employment or service (or resumed employment or service). Nothing contained in this Section 5.11, express or implied, is intended to constitute an amendment to or any other modification of any Company Benefit Plan or shall prohibit the Parent from amending, suspending, or terminating any such Company Benefit Plan at any time in accordance with its terms.

        Section 5.12.    Certain Tax Matters.

          (a)   None of Parent, the Surviving Company, the Surviving Partnership, or their respective Affiliates shall take any action from and after the Effective Time that is inconsistent with the Company's or Parent's qualification as a REIT within the meaning of Section 856 of the Code before the Effective Time. After the Effective Time, Parent, the Surviving Company, the Surviving Partnership and their respective Affiliates will take all necessary and desirable actions to preserve the Company's and Parent's qualification as a REIT for all periods before the Effective Time.

          (b)   The parties hereto shall cooperate in the preparation, execution and filing of and shall duly and timely file all Tax Returns required to be filed with any Governmental Entity, including any Tax Returns regarding any conveyance or transfer taxes that may become payable in connection with the transactions contemplated by this Agreement. Parent shall pay all real property transfer or gains, sales, use, transfer, value-added stock transfer and stamp taxes, all transfer, recording, registration and other fees and any similar taxes that become payable in connection with the Mergers or the other transactions contemplated by this Agreement without any deduction or withholding from the Per Share Consideration.

        Section 5.13.    Section 16 Matters.     Before the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities related to such stock) resulting from the transactions contemplated by this Agreement by each individual who is or would be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to such transactions to have the benefit of the exemptions available pursuant to 16b-3 under the Exchange Act.

        Section 5.14.    Erdman Purchase Agreement; Erdman Proceeds.

          (a)   The Company shall, and shall cause the Erdman Seller and the Erdman Companies to, use their respective reasonable best efforts to cause the Erdman Closing to occur prior to the Closing in accordance with the terms of the Erdman Purchase Agreement.

          (b)   The Company shall not, and shall cause the Erdman Seller and the Erdman Companies not to, agree to or effect any amendment or modification to, or any waiver under, or any termination of or assign any of their respective rights under the Erdman Purchase Agreement or any agreement, document or instrument contemplated thereby or executed in connection therewith without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

          (c)   The Company shall cause any Company Subsidiary (including the Erdman Seller and any Erdman Company) which receives any of the Erdman Proceeds to directly or indirectly pay dividends to the Company and the Operating Partnership in an amount equal to the Erdman Proceeds, if any, so received, promptly (and in no event later than one (1) Business Day) after the receipt thereof.

          (d)   Immediately prior to the Effective Time, the Company and the Operating Partnership shall declare and pay cash dividends to the holders of the Company Common Stock and the OP Units and LTIP Units, respectively, in an aggregate amount equal to the Erdman Proceeds, if any (the "Erdman Dividend").

        Section 5.15.    Direction of Merger.     Parent shall have the right, exercisable by written notice from Parent to the Company not less than two Business Days prior to the Closing Date, to cause the Merger to be effected by way of either a Reverse Triangular Merger or a Forward Triangular Merger.

        Section 5.16.    Indebtedness; Joint Ventures; Ground Leases.     From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Parent and its Affiliates shall have the right to communicate and negotiate with, on behalf of the Company and the Company Subsidiaries, (1) any lenders of the Company and/or the Company Subsidiaries with respect to any Indebtedness of the Company and the Company Subsidiaries, (2) any counterparties to joint venture or partnership agreements and/or (3) any lessors under Ground Leases (a) to obtain any consent of such parties, if required, in connection with the transactions contemplated by this Agreement and (b) to amend, waive, modify, restate or renegotiate the existing terms of any Indebtedness of the Company and the Company Subsidiaries or any such Ground Lease or joint venture or partnership agreement, including with respect to any prepayment or similar penalties or acceleration of Indebtedness that could result by virtue of the transactions contemplated by this Agreement and/or with respect to any rights of first offer or equity conversion rights that may benefit any such parties; provided, that the effectiveness of any amendment, modification, restatement, agreement or arrangement with such parties contemplated under clause (b) above shall be conditioned on the consummation of the Mergers or the approval of the Company; provided, further, that (i) Parent and its Affiliates shall keep the Company reasonably informed of the communications and negotiations with any such parties, which shall include providing the Company with drafts of any proposed arrangements or agreements with such parties on a reasonably current basis, and (ii) to the extent practicable, representatives of the Company shall be invited to attend and observe any such negotiations, meetings or conference calls with such parties (provided that attendance at any such negotiation, meeting or on any such conference calls by any such representative of the Company shall not be a pre-condition to the commencement or continuation of any such negotiation, meeting or conference call). The Company shall reasonably cooperate with Parent in connection with the foregoing as and to the extent requested by Parent.

        Section 5.17.    Estoppels.     Within twenty (20) days after the date of this Agreement, the Company shall mail to each of the tenants under the Material Company Leases an estoppel certificate in the form attached hereto as Exhibit A-1. Within ten days following receipt of any written request from Parent, the Company shall mail to each of the lessors under the Ground Leases specified in such notice from Parent an estoppel certificate in the form attached hereto as Exhibit A-2. Neither the Company nor any of the Company Subsidiaries shall have any further obligation in respect of such estoppel certificates, and receipt of such certificates shall not be a condition to any party's obligations hereunder.

        Section 5.18.    Specified Agreements.     At the request, and in accordance with the reasonable instructions, of Parent at any time and from time to time prior to the Closing, the Operating Partnership shall carry out and comply with the provisions of Article III of any or all of the Specified Agreements.

        Section 5.19.    Insurance.     Prior to the Effective Time, the Company shall, or shall cause the Company Subsidiaries, at the direction of Parent, to purchase a prepaid three-year "tail" policy to provide extended coverage on the professional liability policy maintained by the Company and the Company Subsidiaries which "tail" policy shall provide coverage for the Company's property management business.

        Section 5.20.    Accounts and Trade Payables.     The Company shall, and shall cause the Acquired Companies to, timely pay when due any and all accounts and/or trade payables of the Acquired Companies, except solely to the extent that the Acquired Companies are contesting any such accounts or trade payables in good faith.

ARTICLE VI

CONDITIONS

        Section 6.1.    Conditions to Each Party's Obligation to Effect the Mergers.     The respective obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement at and after the Closing are subject to the satisfaction (or waiver, where permissible), at or before the Effective Time, of each of the following conditions:

          (a)   the Company Stockholder Approval shall have been obtained; and

          (b)   no statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity of competent jurisdiction which has the effect of making the Mergers or the other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Mergers or the other transactions contemplated hereby.

        Section 6.2.    Conditions to Obligations of Purchaser Parties.     The obligations of the Purchaser Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are further subject to the following conditions, any one or more of which may be waived by Parent:

          (a)   (i) each of the representations and warranties of the Company and the Operating Partnership set forth in Section 3.1, Section 3.3, Section 3.4, Section 3.5(a)(i), Section 3.9(ii)(x), Section 3.20, Section 3.21, Section 3.22, Section 3.23, and Section 3.24 shall be true and correct in all respects (except, in the case of each of Section 3.3, Section 3.22, Section 3.23, Section 3.24(a), and Section 3.24(b), for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (ii) each of the remaining representations and warranties of the Company and the Operating Partnership set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and "Company Material Adverse Effect" qualifications and exceptions contained in such representations and warranties shall be disregarded);

          (b)   each of the Company and the Operating Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing;

          (c)   Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions contained in Sections 6.2(a), (b) , (d), (g), (h) and (i) have been satisfied;

          (d)   since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

          (e)   the Company shall have delivered to Parent a certificate in the form contemplated by Section 1445 of the Code certifying that the Company is not a foreign person;

          (f)    Parent shall have received a written opinion of Alston & Bird LLP, counsel to the Company, dated as of the Closing Date and in form attached hereto as Exhibit B, regarding the Company's qualification as a REIT, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer's certificate executed by the Company in a form subject to Parent's approval;

          (g)   The aggregate consolidated Indebtedness of the Acquired Companies as of immediately prior to the Effective Time (and after giving effect to the consummation of the Erdman Sale and the payment of the Erdman Dividend, if any), less the aggregate unrestricted cash on hand of the Acquired Companies as of immediately prior to the Effective Time, excluding any cash or cash equivalents derived from the proceeds of any sale or issuance of equity interests in, or any sale or license of any assets of, the Company, the Operating Partnership or any other Company Subsidiary or any Affiliate thereof since December 23, 2011 (and after giving effect to the consummation of the Erdman Sale and the payment of the Erdman Dividend, if any), shall not exceed (A) if the Closing occurs during March or April 2012, $462,000,000, and (B) if the Closing occurs during May or June 2012, $464,000,000; provided that the calculation of Indebtedness for purposes of this Section 6.2(g) shall exclude (X) any Indebtedness consented to by Parent and (Y) any liability with respect to interest rate or currency swaps, collars, caps and similar hedging obligations.

          (h)   the Erdman Closing shall have been consummated in accordance with the terms of the Erdman Purchase Agreement, and Parent shall have received evidence reasonably satisfactory to it that such condition has been satisfied;

          (i)    the Erdman Dividend, if any, shall have been declared and paid by the Company and the Operating Partnership, and Parent shall have received evidence reasonably satisfactory to it that such condition has been satisfied; and

          (j)    no suit, action or proceeding before any court or other Governmental Entity shall have been instituted or shall be pending, with respect to any of the matters described in Section 6.2(j) of the Seller Disclosure Schedule where an unfavorable outcome in such suit, action or proceeding would, in the sole and absolute discretion of Parent, adversely affect the anticipated business or economic benefits to Parent and its Affiliates of the transactions contemplated by this Agreement.

        Section 6.3.    Conditions to Obligations of the Company and the Operating Partnership.     The obligations of the Company and the Operating Partnership to effect the Mergers and to consummate the other transactions contemplated by this Agreement at and following the Closing are further subject to the following conditions, any one or more of which may be waived by the Company:

          (a)   each of the representations and warranties of the Purchaser Parties set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and "Parent Material Adverse Effect" qualifications and exceptions contained in such representations and warranties shall be disregarded);

          (b)   the Purchaser Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or before the Closing;

          (c)   the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions contained in Sections 6.3(a) and (b) have been satisfied; and

          (d)   the conditions to the Erdman Seller's obligation to effect the Erdman Closing, as set forth in the Erdman Purchase Agreement, shall have been satisfied or waived.

        Section 6.4.    Frustration of Conditions.     None of the Company, the Operating Partnership or the Purchaser Parties may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts to consummate the Mergers and the other transactions contemplated by this Agreement, as required by and subject to Section 5.2.

ARTICLE VII

TERMINATION

        Section 7.1.    Termination.     This Agreement may be terminated and the Mergers may be abandoned at any time before the Effective Time, whether before or after receipt of the Company Stockholder Approval:

          (a)   by mutual written consent of the Company and Parent; or

          (b)   by either the Company or Parent, if:

            (i)    the Closing has not occurred on or before June 29, 2012 (the "Termination Date"); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, or materially contributed to, the failure to hold the Closing on or before the Termination Date (for this purpose, breach by any Purchaser Party shall be attributed to Parent); or

            (ii)   if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting either of the Mergers or any of the other transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that neither party may terminate this Agreement pursuant to this Section 7.1(b)(ii) unless that party first shall have used its reasonable best efforts to prevent the entry of and/or to procure the removal, reversal, dissolution, setting aside or invalidation of any such order, decree, ruling or other action; or

            (iii)  the Company Stockholders Meeting shall have been duly held and the votes cast at the Company Stockholders Meeting (including any adjournment thereof) shall be insufficient to constitute the Company Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company where the failure to obtain the Company Stockholder Approval is caused by any action or failure to act of the Company that constitutes a material breach of this Agreement; or

          (c)   by the Company:

            (i)    in accordance with the provisions of Section 5.8(e), provided, however, that, for the avoidance of doubt, any such purported termination shall be void and of no force or effect unless the Company has concurrently complied with Section 7.2(b);

            (ii)   if (A) there shall have been a breach of any representation or warranty in this Agreement of any Purchaser Party or (B) any Purchaser Party shall have failed to perform or comply with any covenant or agreement contained in this Agreement and Parent shall have failed within 15 days after notice thereof from the Company to cure such breach or failure, in either case such that the condition set forth in Section 6.3(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date; or

            (iii)  if the Company and the Operating Partnership are ready, willing and able to consummate the Closing and the Effective Time shall not have occurred within six Business Days after the first date upon which all of the conditions to Parent's obligations to consummate the Mergers (other than conditions that, by their nature, are to be satisfied at the Closing), but subject to Parent's right to extend the Closing pursuant to the proviso set forth in the first sentence of Section 1.4, are satisfied or waived (provided, that during such six Business Day period, no party shall be entitled to terminate this Agreement pursuant to Section 7.1(b)(i)).

          (d)   by Parent, if:

            (i)    (A) the Company's Board of Directors shall have approved, endorsed or recommended that the Company enter into, or the Company shall have entered into, a definitive agreement or any letter of intent, memorandum of understanding or similar agreement providing for a transaction that is an Acquisition Proposal (other than a confidentiality agreement permitted under the terms of Section 5.8), (B) an Adverse Recommendation Change shall have occurred; provided, that for this purpose, neither (x) disclosure of any Acquisition Proposal that is not being recommended by the Company's Board of Directors nor (y) disclosure of any other facts or circumstances that is not accompanied by a statement that the Company's Board of Directors has withdrawn or modified the Recommendation, shall be considered to be an Adverse Recommendation Change, (C) the Company materially breaches the provisions of Section 5.8, (D) any breach of the provisions of Section 5.3(a) or the first sentence of Section 5.4, or (E) the Company or its Board of Directors approves or recommends that the Company's stockholders tender their shares of Company Common Stock in any tender or exchange offer or the Company fails to send to the Company's stockholders, within ten Business Days after the commencement of such tender or exchange offer, a statement that the Company recommends rejection of such tender or exchange offer;

            (ii)   (A) there shall have been a breach of any representation or warranty in this Agreement of the Company or the Operating Partnership or (B) the Company or the Operating Partnership shall not have performed or complied with any covenant or agreement contained in this Agreement and the Company shall have failed within 15 days after notice thereof to the Company from Parent to cure such breach or failure, in either case such that the condition set forth in Section 6.2(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date;

            (iii)  (A) the Erdman Purchase Agreement shall have been terminated (other than pursuant to Section 7.01(d) thereof) or (B) the Erdman Closing fails to occur within two Business Days after the conditions set forth in Section 6.1 and Section 6.3 (other than Section 6.3(d) and those conditions set forth in Section 6.3 that, by their nature, are to be satisfied at the Closing) (provided, that if Parent exercises its right to extend the Closing pursuant to the proviso set forth in the first sentence of Section 1.4, if the Erdman Closing fails to occur one Business Day prior to the anticipated Closing Date) are satisfied or waived (provided, that during such two Business Day or one Business Day period, as applicable, no party shall be entitled to terminate this Agreement pursuant to Section 7.1(b)(i)); or

            (iv)  (a) Parent is ready, willing and able to consummate the Closing and the Effective Time shall not have occurred within two Business Days after the first date upon which all of the conditions to the Company's obligations to consummate the Mergers (other than conditions that, by their nature, are to be satisfied at the Closing), are satisfied or waived, and (b) the condition set forth in Section 6.2(g) shall have not been satisfied during such two Business Day period;

        Section 7.2.    Effect of Termination.

          (a)   Upon a termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 7.1, this Agreement forthwith shall become void and there shall be no liability or further obligation under or in respect of this Agreement on the part of the Company, Parent, MergerSub or their respective Affiliates, officers or directors, other than the obligations under the provisions of Section 5.6(b), Section 5.9, this Section 7.2 and Article VIII, all of which shall survive any termination of this Agreement; provided, that nothing contained in this Section 7.2(a) shall relieve any party from liability arising out of any knowing or intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, except that following a termination pursuant to Section 7.1(d)(ii), the rights of Parent under Section 7.2(b) shall be the exclusive remedy available to the Purchaser Parties and their Affiliates (other than in respect of any knowing or intentional breach of this Agreement).

          (b)   The Company agrees that:

            (i)    if this Agreement is terminated (A) by the Company pursuant to Section 7.1(c)(i), or (B) by Parent pursuant to Section 7.1(d)(i), the Company shall (x) immediately upon any such termination, pay to Parent a fee in the amount of $15,000,000 (the "Company Termination Fee") and (y) reimburse Parent for all of its reasonable out-of-pocket fees and expenses incurred by or on behalf of Parent or any of its Affiliates in connection with or related to the authorization, preparation, investigation, negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, in an amount equal to $5,000,000 (the "Company Expense Reimbursement").

            (ii)   if this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii), the Company shall, within two Business Days after such termination, pay to Parent the Company Expense Reimbursement; provided that if, (x) prior to such termination an Acquisition Proposal by a third party has been publicly disclosed or announced (or has otherwise become publicly known) and (y) within one year after any such termination of this Agreement the Company shall consummate, or enter into a definitive agreement providing for, a transaction relating to any Acquisition Proposal (but replacing references to "25% or more" in the definition of Acquisition Proposal with "more than 50%"), including a tender offer or exchange offer (each an "Alternative Transaction"), recommend an Alternative Transaction to its stockholders or enter into any agreement relating to any Alternative Transaction, which, in each case, need not have been the Alternative Transaction that shall have been publicly disclosed or announced or publicly made known prior to termination hereof, the Company shall pay to Parent (in addition to the Company Expense Reimbursement) the Company Termination Fee immediately upon the date upon which the Company enters into any agreement relating to the Alternative Transaction, provided, that any transaction solely in which equity securities are issued by the Company for cash in a bona fide capital raising transaction shall not constitute an Alternative Transaction. For the avoidance of doubt, no Company Termination Fee shall be payable pursuant under this Section 7.2(b)(ii) until an agreement in respect of an Alternative Transaction is entered into;

            (iii)  if this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), where the breach of the representation, warranty, covenant or agreement, or the inaccuracy of any representation or warranty, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2(a) or (b) to be satisfied, the Company shall, within two Business Days after such termination, pay to Parent the Company Expense Reimbursement; provided, however, that (x) if prior to such termination an Acquisition Proposal by a third party has been publicly disclosed or announced (or has otherwise become publicly known) and (y) within one year after any such termination of this Agreement the Company shall consummate an Alternative Transaction, recommend an Alternative Transaction to its stockholders or enter into any agreement relating to any Alternative Transaction, which, in each case, need not have been the Alternative Transaction that shall have been publicly disclosed or announced or publicly made known prior to termination hereof, the Company shall pay the Company Termination Fee (in addition to the Company Expense Reimbursement) to Parent immediately upon the date upon which the Company enters into any agreement relating to the Alternative Transaction; provided, that any transaction solely in which equity securities are issued by the Company for cash in a bona fide capital raising transaction shall not constitute an Alternative Transaction; and

            (iv)  if this Agreement is terminated by Parent pursuant to Section 7.1(d)(iii) or Section 7.1(d)(iv), the Company shall, within two Business Days after such termination, pay to Parent the Company Expense Reimbursement.

          (c)   Parent agrees that if this Agreement is terminated by the Company pursuant to Sections 7.1(c)(ii) or 7.1(c)(iii) (but in the case of a termination pursuant to Section 7.1(c)(ii), the breach of the representation, warranty, covenant or agreement, or the inaccuracy of any representation or warranty, shall have contributed materially to the failure of the Closing to have occurred), then Parent shall (x) pay Company as liquidated damages an amount equal to $15,000,000 (the "Parent Termination Fee") within two Business Days after such termination and (y) reimburse the Company for all of its reasonable out-of-pocket fees and expenses incurred by or on behalf of the Company or any of its Affiliates in connection with or related to the authorization, preparation, investigation, negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, in an amount equal to $5,000,000.

          (d)   The Company Termination Fee or Parent Termination Fee (each a "Termination Fee") shall be paid as directed by the party entitled to receive it (Parent or the Company, as applicable) by wire transfer of immediately available funds. Under no circumstances shall a party be required to pay a Termination Fee earlier than one full Business Day after such party receives appropriate wire transfer instructions from the party entitled to payment. Under no circumstances shall a party be required to pay more than one Termination Fee.

          (e)   Notwithstanding any other provision in this Agreement, the amount of the Termination Fee (each a "Termination Payment") payable to the Company (the "Recipient") pursuant to this Section 7.2 in any taxable year of the Recipient shall not exceed the sum (calculated for the Recipient's taxable year in which such amount is received) of (A) the amount that it is determined should not be gross income to the Recipient for purposes of the requirements of Sections 856(c)(2) and (3) of the Code, with such determination to be set forth in an opinion of outside tax counsel to the Recipient plus (B) such additional amount that it is estimated can be paid to the Recipient in such taxable year without creating a risk that the payment would cause the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and (3) of the Code ("Qualifying Income"), which determination shall be made by independent tax accountants to the Recipient, plus (C) if the Recipient receives a letter from outside tax counsel to the Recipient indicating that the Recipient has received a ruling from the IRS holding that the Recipient's receipt of the applicable Termination Payment either would constitute Qualifying Income or would be excluded from gross income of the Recipient for purposes of Sections 856(c)(2) and (3) of the Code, the remaining balance of such Termination Payment. Any amount of any Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this paragraph, provided that no such payment need be made after the fifth anniversary of the date of termination. Notwithstanding the foregoing, if the Recipient shall cease to qualify as a REIT for federal income tax purposes, the entire unpaid balance of any Termination Payment shall be payable immediately.

ARTICLE VIII

GENERAL PROVISIONS

        Section 8.1.    Amendment.     This Agreement may not be amended except by action authorized by the respective Boards of Directors of Parent and the Company and taken before or after the Company Stockholder Approval is obtained and prior to the time of the Merger Filing; provided, that after the Company Stockholder Approval is obtained, this Agreement may not be amended to (i) change the amount or kind of consideration to be received by the holders of Company Common Stock upon conversion of their shares pursuant to the terms of this Agreement; or (ii) change any of the other terms or conditions of this Agreement if the change (A) would adversely affect the holders of Company Common Stock or OP Units in any material respect or (B) by Law would require further approval by the Company's stockholders or the holders of OP Units.

        Section 8.2.    Extension; Waiver.     At any time before the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No party may grant any extension or waiver to its Affiliate.

        Section 8.3.    Representations and Warranties Do Not Survive.     None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and after the Effective Time, none of the parties hereto or their respective officers or directors shall have any further obligation with respect thereto. None of the covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, nor any rights or obligations arising out of the breach of any such covenant or other agreement, shall survive the Effective Time except for those covenants or agreements that by their terms apply or are to be performed in whole or in part after the Effective Time, and except that this Article VIII shall survive the Effective Time.

        Section 8.4.    Notices.     All notices and other communications hereunder shall be in writing and may be given by any of the following methods: (a) personal delivery, (b) facsimile transmission, (c) registered or certified mail, postage prepaid return receipt requested, or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number (or such other address or facsimile number for such party as shall be specified by such party by notice given hereunder):

        If to Parent or the other Purchaser Parties, to:

    Ventas, Inc.
    10350 Ormsby Park Place,
    Suite 300
    Louisville, Kentucky 40223
    Facsimile:    (502) 357-9029
    Attention:    T. Richard Riney

        with a copy (which shall not constitute notice) to:

    Willkie Farr & Gallagher LLP
    787 Seventh Avenue
    New York, NY 10019
    Telephone:    (212) 728-8000
    Facsimile:    (212) 728-8111
    Attention:    Steven A. Seidman and A. Mark Getachew

        If to the Company, to:

    Cogdell Spencer Inc.
    4401 Barclay Downs Drive
    Suite 300
    Charlotte, NC 28209
    Facsimile:    (704) 940-2957
    Attention:    Raymond W. Braun

        with a copy (which shall not constitute notice) to:

    Alston & Bird LLP
    One Atlantic Center
    1201 West Peachtree Street
    Atlanta, GA 30309
    Facsimile:    (404) 881-7777
    Attention:    David E. Brown and David C. Lowance

        All such notices and other communications shall be deemed received (i) in the case of personal delivery, upon actual receipt by the addressee, (ii) in the case of overnight delivery, on the first Business Day following delivery to the overnight delivery service, (iii) in the case of mail, on the date of delivery indicated on the return receipt; and (iv) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above; however, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

        Section 8.5.    GOVERNING LAW.     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR ANY OF THE CONFLICTS OF LAWS PRINCIPLES THEREOF

THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF MARYLAND OR THE STATE OF DELAWARE MANDATORILY APPLY TO THE MERGERS.

        Section 8.6.    CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.     EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR, IF SUCH COURTS SHALL NOT HAVE PROPER JURISDICTION, OF THE UNITED STATES FEDERAL DISTRICT COURT SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT THEREOF, IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES AND AGREES NOT TO ASSERT ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN OR JURISDICTION THEREOF); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 8.6 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 8.4. Such service of process shall have the same effect as if the party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

        Section 8.7.    Remedies.     The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, and that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to specific performance of the terms hereof, and this right shall include the right of the parties to cause the transactions contemplated hereby to be consummated on the terms set forth in this Agreement, in each case without posting a bond or undertaking, in addition to any other remedy at Law or equity or pursuant to this Agreement to which the parties may be entitled. Except as otherwise provided herein, all remedies available under this Agreement, at Law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any party of a particular remedy shall not preclude the exercise of any other remedy.

        Section 8.8.    Third-Party Beneficiaries.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as set forth in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except (i) from and after the Effective Time, as contemplated by Section 5.10 and (ii) for the rights granted pursuant to Article II to the holders of Company Common Stock, Series A Preferred Stock, OP Units and LTIP Units, all of which shall be enforceable after the Closing by such holders, and (iii) for the right of the Company on behalf of its stockholders, to pursue damages in respect of any breach of any provision of this Agreement by any of the Purchaser Parties; provided, that such right of the Company set forth in the immediately preceding clause (iii) shall be available to the Company only after the Company shall have first pursued all remedies available to the Company pursuant to Section 8.7 hereof and a court of competent jurisdiction shall have determined pursuant to a final, nonappealable order that none of such remedies pursuant to Section 8.7 hereof is available to the Company.

        Section 8.9.    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any Law or public policy, all other terms and provisions of this Agreement nevertheless shall remain in full force and effect.

        Section 8.10.    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that, without the need to obtain any such consent, Parent and the Purchaser Parties may (a) assign any or all of their rights and obligations hereunder to their respective Affiliates, and (b) any or all of their rights hereunder to their respective lenders and financing sources, provided that no such assignment pursuant to the immediately preceding clause (a) or (b) shall release the assigning party from its obligations hereunder. Any assignment in violation of the preceding sentences shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 8.11.    Interpretation; Certain Definitions.

          (a)   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) the words "include," "includes," "including" or other similar terms are deemed to be followed by the words "without limitation" and are intended by the parties to be by way of example rather than limitation, (iii) reference to any Article or Section means such Article or Section of this Agreement, (iv) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein, (v) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (vi) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day, (vii) the use of "or" is not intended to be exclusive unless expressly indicated otherwise, (viii) "ordinary course of business" (or similar terms) shall be deemed followed by "consistent with past practice," (ix) "assets" shall include "rights," including rights under contracts, and (x) "reasonable efforts" or similar terms shall not require the waiver of any rights under this Agreement.

          (b)   No provision of this Agreement shall be interpreted or construed against any party solely because that party or its legal representative drafted the provision.

          (c)   As used in this Agreement, the term:

            "Adverse Recommendation Change" means, on the part of the Company's Board of Directors, (i) any withdrawal (or any amendment or modification in a manner adverse to Parent) of, or any public proposal to withdraw (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability of this Agreement, the

    Recommendation, the Merger or the other transactions contemplated by this Agreement, or (ii) any approval, adoption or recommendation, or proposal to approve, adopt or recommend, an Acquisition Proposal.

            "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

            "Bond" means any (i) payment bond issued by a surety which guarantees the timely payment by the Company, the Operating Partnership or any other Company Subsidiary for any or all labor, materials, supplies, implements, machinery and/or equipment furnished with respect to any Construction Work or (ii) any performance bonds issued by surety which guarantee the timely performance by the Company, the Operating Partnership or any other Company Subsidiary of any or all Construction Work.

            "Business Day" means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are permitted or required by Law or executive order to be closed for the conduct of regular banking business, and except where the context otherwise requires.

            "Company Material Adverse Effect" means any change, event, state of facts or development that (i) materially and adversely affects the ability of the Company, the Operating Partnership or the Company Subsidiaries to perform their respective obligations under this Agreement or the Erdman Purchase Agreement or to consummate either of the Mergers or other transactions contemplated by this Agreement or the Erdman Purchase Agreement or (ii) is materially adverse to the business, assets, financial condition or results of operations of the Company, the Operating Partnership and the other Company Subsidiaries (other than the Erdman Companies), taken as a whole; provided that, for the purposes of the immediately preceding clause (ii), none of the following shall be deemed in and of itself, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change, event, state of facts or development attributable to the negotiation, execution, announcement, pendency or pursuit of the consummation of the Merger and the other transactions contemplated hereby, including any litigation resulting therefrom; (B) any change, event, state of facts or development generally affecting the economy of the United States; (C) any change, event, state of facts or development generally affecting the healthcare, financial, real estate or leasing markets in the geographic regions of the United States where the Company, the Operating Partnership and/or the Company Subsidiaries do business; (D) general political, economic or business conditions as may exist from time to time in the geographic regions of the United States where the Company, the Operating Partnership and/or the Company Subsidiaries do business, or any changes therein; (E) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; (F) any change, event, state of facts or development arising from or relating to any action taken by the Company, the Operating Partnership or any Company Subsidiary that is expressly required by the terms of this Agreement or the terms of the Erdman Purchase Agreement, or action taken, or failure to act, by the Company, the Operating Partnership or any Company Subsidiary to which Parent has consented in writing; (G) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement; (H) any hurricane, earthquake, flood, or other natural disasters or acts of God; (I) changes in Laws after the date hereof; (J) changes in GAAP after the date hereof; (K) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement and prior to Closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (A)-(J) of the definition); (L) any change, event, state of facts or development that is materially adverse to the business, assets, financial condition or results of operations of the Erdman Companies independent of the Acquired Companies; (M) any impairment charge recognized related to the Erdman Companies or any loss recognized upon consummation of the Erdman Sale or (N) a decline in the price of the shares of Company Common Stock on the NYSE or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to a share price decline described in clause (N) may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (A)-(M) of the definition), except (x) in the cases of clauses (B), (C), (D), (E), (G) and (H) to the extent that any change, event, state of facts, development or other matter described therein disproportionately impacts or affects the Company or the Company Subsidiaries (other than the Erdman Companies) compared to other companies of similar size operating in the REIT industry and (y) in the case of clause (H) to the extent any such hurricane, earthquake, flood or other natural disaster or act of God results in uninsured losses in excess of $25,000,000.

            "Company Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity (i) of which the Company (either directly or through or together with one or more of the Company Subsidiaries) owns more than 50% of the stock, voting securities or ownership or equity interest, or (ii) that is consolidated in the Company's financial statements contained in the Company SEC Filings.

            "Construction Loan Agreements" means (1) the Building and Term Loan Agreement/Disbursement Schedule, dated as of July 29, 2010, by and between Bank of the West and Bonney Lake MOB Investors, LLC, in the original principal amount of $11,505,000, (2) the Construction/Term Loan Agreement, dated as of June 22, 2010, by and among First-Citizens Bank & Trust Company, Good Sam MOB Investors, LLC, and Cogdell Spencer LP, in the original principal amount of $16,250,000, including those agreements and documents that encumber the Company Property owned or leased by Good Sam MOB Investors, LLC, and (3) the Construction and Term Loan Agreement dated as of March 18, 2011, as amended pursuant to that certain Amendment No. 1 to Construction Loan Agreement dated June, 2011, by and between Associated Bank, National Association and Cogdell Duluth MOB, LLC, in the original principal amount of $19,500,000.

            "Construction Work" means the portion of the design and construction work, whether performed as a principal, a general contractor, a subcontractor, a construction manager, a design-builder, a service provider, an advisor or otherwise, consisting of the provision of labor, materials, equipment and services in connection with the construction of a Project.

            "Control" (including the terms "Controlled By" and "Under Common Control With") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.

            "Environmental Law" means any Law relating to the pollution or protection of the outdoor or indoor environment (including air, surface water, groundwater, land surface or subsurface land), human health, or natural resources, including Laws relating to the use, handling, presence, exposure to, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

            "Environmental Permits" means any permit, approval, license, registration, or other authorization required under any applicable Environmental Law.

            "Erdman Benefit Plan" means any Company Benefit Plan listed on Section 3.10(a) of the Company Disclosure Schedule that covers only current or former trustees, directors, officers, or employees of the Erdman Companies (or any dependent or beneficiary thereof) (without taking into consideration any individuals participating in such plan who are not employed by the Company, the Operating Partnership or any other Company Subsidiary).

            "Erdman Business" means the business of providing business consulting, planning, architecture, engineering, construction, materials management, manufacturing and development services.

            "Erdman Closing" means the "Closing" under the Erdman Purchase Agreement.

            "Erdman Companies" means, collectively, the following Company Subsidiaries: MEA Holdings, Inc.; Erdman Company; Erdman Architecture and Engineering Company; Marshall Erdman Development, LLC; and Erdman Purchasing Group LLC.

            "Erdman Proceeds" means the gross cash proceeds received by the Company or any of the Company Subsidiaries on or prior to the Effective Time pursuant to the Erdman Purchase Agreement; provided, that if the Erdman Purchase Agreement is terminated in accordance with the terms thereof (pursuant to the "go shop" rights set forth in Section 5.06 thereof) and this Agreement, and the Erdman Seller or any Erdman Company enters into another agreement relating to the sale of the Erdman Business to any Erdman Purchaser (for purposes of this definition, a "Successor Erdman Purchase Agreement"), the Erdman Proceeds shall be calculated net of any and all costs and expenses incurred by the Company, the Operating Partnership or any other Company Subsidiary in connection with the "go shop" process and the negotiation, execution, delivery or performance of the Successor Erdman Purchase Agreement or otherwise effecting the Erdman Sale pursuant thereto (including any termination fee paid or payable by the Erdman Seller and any and all legal, accounting and other professional and transactional fees, and transfer, sales, use and/or similar taxes).

            "Erdman Purchase Agreement" means the Stock Purchase Agreement, dated as of December 24, 2011, between the Erdman Seller, the Company and Madison DB Acquisition, LLC, as such agreement may be amended from time to time; provided that, if such agreement is terminated in accordance with the terms thereof and this Agreement, and the Erdman Seller or any Erdman Company enters into another agreement relating to the sale of the Erdman Business to any Erdman Purchaser, all references in this Agreement to the "Erdman Purchase Agreement" shall, from and after the execution thereof, refer to such other agreement, as such agreement may be amended from time to time.

            "Erdman Purchaser" means Madison DB Acquisition, LLC, or any other Person that enters into or becomes a party to the Erdman Purchase Agreement as an acquiror of any of the Erdman Companies or the Erdman Business.

            "Erdman Release" means the Release and Indemnity Agreement attached as Exhibit A to the Erdman Purchase Agreement.

            "Erdman Sale" means the sale of all of the outstanding equity interests of the Erdman Companies to any Erdman Purchaser pursuant to the Erdman Purchase Agreement, or any other sale or transfer of any of the Erdman Companies or the Erdman Business pursuant to any Erdman Purchase Agreement.

            "Erdman Seller" means Cogdell Spencer TRS Holdings, LLC.

            "Files and Records" means all files and records, whether in hard copy, computer, electronic, magnetic or other format, of the Company, the Operating Partnership or any other Company Subsidiary relating to the Business or the Acquired Companies, including, without limitation, the following types of files and records: customer and supplier files; equipment maintenance records; equipment warranty information; plans, specifications and drawings; files relating to any employees of the Acquired Companies or the Business; and correspondence with Governmental Entities.

            "Governmental Entity" means any federal, state, local, municipal or foreign government, whether national, regional or local, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

            "Group" is defined as in the Exchange Act, except where the context otherwise requires.

            "Hazardous Material" means asbestos or any substance containing asbestos, polychlorinated biphenyls, lead, petroleum or petroleum products, radon, toxic mold, medical waste, hazardous building material, urea formaldehyde, and any substance defined or regulated as toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous under any applicable Environmental Law.

            "Indebtedness" with respect to any Person means, without duplication: (i) any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred as purchase money indebtedness, or relating to a capitalized lease obligation; (ii) any liabilities of such Person for the deferred purchase price of property or other assets (including "earn-out" payments); (iii) any liability of such Person with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (iv) any obligations of such Person to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance (including any guarantee of payment of accounts receivables in connection with any factoring arrangement), in each case, only to the extent drawn or otherwise not contingent; (v) any obligations of such Person for any bank overdrafts; (vi) any interest, payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described in clauses (i) through (v) above; (vii) any obligation (including any guarantee) of such Person in respect of the indebtedness of any other Person; and (viii) all outstanding checks of such Person.

            "Indemnity Agreement" means any indemnity or similar agreement entered into by the Company, the Operating Partnership or any other Company Subsidiary relating to indemnification of one or more sureties in connection with any claims made under a Bond.

            "Intellectual Property" means all intellectual property or other proprietary rights of every kind, foreign or domestic, including patents, letters patent, inventions, processes, methodologies, products, technologies, discoveries, copyrights, apparatus, trade secrets, trademarks and service marks, logos, domain names, trade names, know-how, trade dress and customer lists, and any registrations or applications for registration of any of the foregoing.

            "Knowledge" will be deemed to be present with respect to Parent or the Company, as applicable, when the matter in question was actually known to any officer of Parent listed on Section 8.11(c)(i) of the Company Disclosure Schedule attached hereto (in the case of Parent) or to any officer of the Company listed on Section 8.11(c)(ii) of the Company Disclosure Schedule attached hereto (in the case of the Company), in each case after due inquiry.

            "Law" means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

            "Liability" or "Liabilities" means any and all Indebtedness, adverse claims, liabilities and/or obligations, whether direct, indirect, absolute, contingent, accrued, unaccrued, vested or otherwise and whether or not reflected or required to be reflected on the financial statements of a Person.

            "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, title defect, covenant, reservation of interest, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

            "Parent Material Adverse Effect" means any change, event, state of facts or development that materially and adversely affects the ability of the Purchaser Parties to perform their respective obligations under this Agreement or to consummate either of the Mergers or the other transactions contemplated by this Agreement.

            "Parent Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity (i) of which Parent (either directly or through or together with one or more of the Parent Subsidiaries) owns more than 50% of the stock, voting securities or ownership or equity interest, including MergerSub, or (ii) that is consolidated in Parent's financial statements.

            "Per Share Preferred Consideration" means, with respect to each share of Series A Preferred Stock that remains outstanding immediately prior to the Effective Time (other than any shares required to be cancelled pursuant to Section 2.1(b)), an amount in cash equal to $25, plus all accrued and unpaid dividends thereon through and including the Closing Date.

            "Person" means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity and a government or any department, agency or subdivision thereof, including the permitted successors and assigns of such Person.

            "Professional Affiliated Companies" means Erdman Architecture, LLC, Erdman Engineering, LLC and Helin Professional Service, PC.

            "Project" means any health care facility or medical office building or other development or construction project designed and/or constructed, or to be designed and/or constructed, by the Company, the Operating Partnership or any other Company Subsidiary, in the capacity of principal, general contractor, subcontractor, construction manager, design-builder, service provider, advisor or otherwise, together with all on-site infrastructure, site improvements and appurtenances to be designed, constructed and/or installed in connection therewith, and all demolitions in connection therewith.

            "Representatives" means a Person's trustees, directors, officers, employees, accountants, consultants, legal counsel, advisors, investment bankers, agents, Affiliates and other representatives.

            "Specified Agreements" means those agreements set forth on Section 3.17(j) of the Company Disclosure Schedule.

            "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

            "Tax Return" means any report, return, claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        Section 8.12.    Counterparts.     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        Section 8.13.    Entire Agreement.     This Agreement (including the documents and instruments referred to herein), the Confidentiality Agreement and the Erdman Purchase Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein. The representations and warranties set forth in Articles III and IV (a) have been made solely for the benefit of the parties to this Agreement, (b) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (c) have been qualified by reference to the schedules to this Agreement (including the Company Disclosure Schedule), each of which contains certain disclosures that are not reflected in the text of this Agreement and (d) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company, Parent or any of their respective Affiliates.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers as of the date first written above.

COGDELL SPENCER INC.
By:	/s/ RAYMOND W. BRAUN
	Name:	Raymond W. Braun
	Title:	President and Chief Executive Officer
COGDELL SPENCER LP
By:	CS BUSINESS TRUST I, its General Partner
By:	/s/ RAYMOND W. BRAUN
	Name:	Raymond W. Braun
	Title:	President and Chief Executive Officer
VENTAS, INC
By:	/s/ DEBRA A. CAFARO
	Name:	Debra A. Cafaro
	Title:	Chairman and Chief Executive Officer
TH MERGER CORP, INC.
By:	/s/ DEBRA A. CAFARO
	Name:	Debra A. Cafaro
	Title:	President
TH MERGER SUB, LLC
By:	/s/ DEBRA A. CAFARO
	Name:	Debra A. Cafaro
	Title:	President

 Annex B

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

December 23, 2011

The Board of Directors
Cogdell Spencer Inc.
4401 Barclay Downs Drive, Suite 300
Charlotte, North Carolina 28209

The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of Cogdell Spencer Inc. ("Cogdell Spencer REIT") of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the "Agreement") proposed to be entered into among Ventas, Inc. ("Ventas") and its wholly owned subsidiaries, TH Merger Corp, Inc. ("REIT Merger Sub") and TH Merger Sub, LLC ("OP Merger Sub"), on the one hand, and Cogdell Spencer REIT and its operating partnership subsidiary, Cogdell Spencer LP ("Cogdell Spencer OP" and, together with Cogdell Spencer REIT, "Cogdell Spencer"), on the other hand. As more fully described in the Agreement, REIT Merger Sub and Cogdell Spencer REIT will be merged (the "REIT Merger") and OP Merger Sub will be merged with and into Cogdell Spencer OP (the "OP Merger" and, together with the REIT Merger, the "Mergers"). The Agreement provides that, in connection with the REIT Merger, each outstanding share of the common stock, par value $0.01 per share, of Cogdell Spencer REIT ("Cogdell REIT Common Stock") will be converted into the right to receive $4.25 in cash (the "Merger Consideration"). The Agreement further provides that, as a condition to the consummation of the Mergers, Cogdell Spencer will sell to Madison DB Acquisition, LLC or another third-party buyer Cogdell Spencer's subsidiary, MEA Holdings, Inc., through which Cogdell Spencer conducts its design-build and related advisory services business (the "Erdman Sale") and, immediately prior to the effective time of the Mergers, will declare and pay a cash dividend in an amount equal to the net cash proceeds, if any, received by Cogdell Spencer from the Erdman Sale.

        In arriving at our opinion, we reviewed a draft dated December 22, 2011 of the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Cogdell Spencer concerning the business, operations and prospects of Cogdell Spencer. We reviewed certain publicly available business and financial information relating to Cogdell Spencer as well as certain financial forecasts and other information and data relating to Cogdell Spencer provided to or discussed with us by the management of Cogdell Spencer. We reviewed the financial terms of the Mergers as set forth in the Agreement in relation to, among other things: current and historical market prices of Cogdell REIT Common Stock; the historical and projected earnings and other operating data of Cogdell Spencer; and the capitalization and financial condition of Cogdell Spencer, including the liquidity requirements of, and capital resources available to, Cogdell Spencer. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Cogdell Spencer and analyzed, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Mergers. In connection with our engagement and at the direction of Cogdell Spencer REIT, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of Cogdell Spencer. In addition to the foregoing, we conducted such other analyses and examinations

The Board of Directors
Cogdell Spencer Inc.
December 23, 2011

and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

        In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Cogdell Spencer that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to Cogdell Spencer, we have been advised by the management of Cogdell Spencer, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Cogdell Spencer as to the future financial performance of Cogdell Spencer.

        We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cogdell Spencer nor have we made any physical inspection of the properties or assets of Cogdell Spencer. We are not real estate appraisers and express no opinion as to the value of any individual property of Cogdell Spencer, or the price at which any such property may be transferable, at any time. We have been advised by the management of Cogdell Spencer, and have assumed, with your consent, that Cogdell Spencer REIT has operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") for federal income tax purposes since its formation as a REIT. We have assumed, with your consent, that the Mergers and related transactions (including the Erdman Sale and any related cash dividend) will be consummated in accordance with their respective terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Mergers or related transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Cogdell Spencer or the Mergers that would be material to our analyses or opinion. Representatives of Cogdell Spencer have advised us, and we also have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us or as otherwise described to us.

        Our opinion does not address any terms (other than the Merger Consideration to be received by holders of Cogdell REIT Common Stock to the extent expressly specified herein) or other aspects or implications of the Mergers, the Erdman Sale or any other related transaction, including, without limitation, the form or structure of the Mergers or any related transaction, the consideration payable in or any tax or other consequences of the Erdman Sale, the consideration payable in respect of any other securities of Cogdell Spencer or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Mergers, any related transaction or otherwise. We were not requested to consider, and our opinion does not address, the underlying business decision of Cogdell Spencer REIT to effect the Mergers or any related transaction, the relative merits of the Mergers or any related transaction as compared to any alternative business strategies that might exist for Cogdell Spencer or the effect of any other transaction in which Cogdell Spencer might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors

The Board of Directors
Cogdell Spencer Inc.
December 23, 2011

or employees of any parties to the Mergers, or any class of such persons, relative to the Merger Consideration or otherwise. We are not expressing any opinion as to the solvency or fair value of Cogdell Spencer or any part thereof or the prices at which Cogdell REIT Common Stock will trade at any time. In addition, we express no view or opinion as to, and have relied, without independent verification and with your consent, upon the assessments of representatives of Cogdell Spencer regarding, legal, regulatory, accounting, tax or similar matters relating to Cogdell Spencer, the Mergers and related transactions as to which we understand that Cogdell Spencer obtained such advice as Cogdell Spencer deemed necessary from qualified professionals. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Cogdell Spencer or the Mergers.

        Citigroup Global Markets Inc. has acted as financial advisor to Cogdell Spencer REIT in connection with the proposed Mergers and will receive a fee for such services, the principal portion of which is contingent upon the consummation of the Mergers. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services to Cogdell Spencer and Ventas unrelated to the proposed Mergers, for which services we and our affiliates have received and expect to receive compensation including, during the two-year period prior to the date hereof, acting as (i) joint lead arranger and co-documentation agent for, and/or a lender under, $200 million and $80.8 million credit facilities of Cogdell Spencer and a $2 billion credit facility of Ventas, (ii) joint book-running manager for a $65 million preferred stock offering of Cogdell Spencer REIT in 2010, a $45.5 million common stock offering of Cogdell Spencer REIT in 2010 and a $700 million and $400 million notes offering of Ventas in 2011 and 2010, respectively, and (iii) co-sales agent for a $40 million equity distribution program by Cogdell Spencer REIT commenced in 2010. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Cogdell Spencer REIT and Ventas for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Cogdell Spencer, Ventas and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Cogdell Spencer REIT (in its capacity as such) in its evaluation of the proposed Mergers, and our opinion is not intended to be and does not constitute a recommendation to any security holder as to how such security holder should vote or act on any matters relating to the proposed Mergers or otherwise.

The Board of Directors
Cogdell Spencer Inc.
December 23, 2011

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of Cogdell REIT Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

COGDELL SPENCER INC.

4401 Barclay Downs Drive, Suite 300

Charlotte, North Carolina, 28209

THIS PROXY IS SOLICITED ON BEHALF OF COGDELL SPENCER INC.’S BOARD OF DIRECTORS

The undersigned hereby appoints Raymond W. Braun and Charles M. Handy, and each of them, proxies of the undersigned, with full power of substitution, to attend the special meeting of common stockholders of Cogdell Spencer Inc., a Maryland corporation (the “Company”), to be held on March 9, 2012, at 9:00 a.m. local time at the Hampton Inn and Suites, SouthPark at Phillips Place, 6700 Phillips Place Court, Charlotte, NC 28210, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the special meeting and otherwise to represent the undersigned at the special meeting with all the power the undersigned would possess if personally present, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement received by the undersigned stockholder. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1.

1.               To approve the Company Merger pursuant to the terms and conditions set forth in the Agreement and Plan of Merger, dated as of December 24, 2011, as it may be amended from time to time, by and among Cogdell Spencer Inc., Cogdell Spencer LP, Ventas, Inc., TH Merger Sub, LLC, and TH Merger Corp, Inc.

	☐ For	☐ Against	☐ Abstain

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.

2. To approve, on a non-binding advisory basis, the compensation that certain executive officers of the Company will or may receive in connection with the Company Merger.	☐ For	☐ Against	☐ Abstain

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 3.

3.               To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Company Merger pursuant to the terms and conditions set forth in the Agreement and Plan of Merger.

	☐ For	☐ Against	☐ Abstain

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.  IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED AND NO DIRECTION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ITEM 1, “FOR” ITEM 2, AND “FOR” ITEM 3.  THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PROXY AUTHORIZATION AND VOTING INSTRUCTIONS

TELEPHONE. Call Okapi Partners toll-free at: 877-279-2311 to vote with a live proxy services representative.  Representatives are available to take your vote or to answer any questions Monday through Friday 9:00 AM to 7:00 PM (EST).

OR

INTERNET. Refer to your proxy card for the control number and go to: https://www.shareholderlink.com/fss/csa/pxsignon.asp and follow the simple on-screen instructions.

OR

MAIL. Sign, Date, and Return this proxy card using the enclosed postage-paid envelope.

OR

IN PERSON.  You may vote your shares of common stock in person by attending the special meeting.

Authorize your proxy by telephone or internet until 7:00 PM (EST) the day before the special meeting.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name or names appear on this proxy.  When shares are held jointly, each stockholder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

Dated:

Signature	Signatures (if held jointly)